Exhibit 10.2

AMENDED AND RESTATED
PARTICIPATION AGREEMENT
AND APPENDIX A

Dated as of June 30, 2003

among

HUMAN GENOME SCIENCES, INC., as the Construction Agent and as the Lessee,

WACHOVIA DEVELOPMENT CORPORATION,
as the Borrower and as the Lessor,

VARIABLE FUNDING CAPITAL CORPORATION,
as a Credit Lender,

VARIABLE FUNDING CAPITAL CORPORATION,
as a Mortgage Lender,

THE VARIOUS BANKS AND OTHER LENDING INSTITUTIONS WHICH ARE PARTIES
HERETO FROM TIME TO TIME, as the Investors,

WACHOVIA SECURITIES, LLC,
as the Deal Agent,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Agent for the Primary Financing Parties and,
respecting the Security Documents, as the Agent for the Secured Parties

i

		Page

SECTION 12.	MISCELLANEOUS	78
12.1.	Survival of Agreements	78
12.2.	Notices	78
12.3.	Counterparts	80
12.4.	Terminations, Amendments, Waivers, Etc.	80
12.5.	Headings, etc.	83
12.6.	Parties in Interest	83
12.7.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE	83
12.8.	Severability	84
12.9.	Liability Limited	84
12.10.	Rights of the Lessee	85
12.11.	Further Assurances	86
12.12.	Calculations under Operative Agreements	86
12.13.	Confidentiality	86
12.14.	Financial Reporting/Tax Characterization	88
12.15.	Deal Agent	88
12.16.	Recourse Against Certain Parties	88
12.17.	Parties in Interest	89
12.18.	Hedging Agreements are not Collateral	89
12.19.	Replacement of the Intermediary	89
12.20.	Amendment and Restatement	90
List of Operative Agreements		11
Authority Documents of Represented Parties		13

EXHIBITS

A	-	Form of Requisition - Sections 4.2, 5.2, 5.3 and 5.4

B	-	Form of Local Counsel Legal Opinion - Section 5.3(j)

C	-	Form of Officer’s Certificate for Lessee - Section 5.3(y)

D	-	Form of Secretary’s Certificate for Lessee - Section 5.3(z)

E	-	Form of Officer’s Certificate for Lessor - Section 5.3(bb)

F	-	Form of Secretary’s Certificate for Lessor - Section 5.3(cc)

G	-	Form of Legal Opinion for Lessor - Section 5.3(dd)

H	-	Form of Legal Opinion for Lessee - Section 5.3(ee)

I	-	Form of Officer’s Certificate for Lessee - Section 5.5

J	-	Description of Material Litigation - Section 6.2(d)

K	-	Form of Officer’s Certificate for Agent - Section 5.11(e)

L	-	Form of Monthly Report - Section 8.3A(b)(i)

M	-	Form of Compliance Certificate for Lessee - Section 8.3A(u)(iii)

SCHEDULES

I	-	Material Construction Documents

II	-	Synthetic Lease Obligations

APPENDIX A - Rules of Usage and Definitions

AMENDED AND RESTATED PARTICIPATION AGREEMENT

          THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT, dated as of June 30, 2003 (as amended, modified, extended, supplemented and/or restated from time to time, this “Agreement”) is by and among HUMAN GENOME SCIENCES, INC., a Delaware corporation (the “Lessee” or the “Construction Agent”); WACHOVIA DEVELOPMENT CORPORATION, a North Carolina corporation (the “Borrower” or the “Lessor”); VARIABLE FUNDING CAPITAL CORPORATION, a Delaware corporation (the “Conduit”), as a holder of a Credit Note; the Conduit, as a holder of a Mortgage Note; the various banks and other financial institutions which are parties hereto from time to time as investors (individually, an “Investor” and collectively, the “Investors”; each of the Conduit and the Investors, as a holder of a Credit Note, individually, a “Credit Lender” and collectively, the “Credit Lenders”; each of the Conduit and the Investors, as a holder of a Mortgage Note, individually, a “Mortgage Lender” and collectively, the “Mortgage Lenders”; each Credit Lender, each Mortgage Lender and the Lessor may be referred to, individually, as a “Primary Financing Party” and collectively, as the “Primary Financing Parties”); WACHOVIA SECURITIES, LLC, a Delaware limited liability company, as the deal agent (the “Deal Agent”); and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as the agent for the Primary Financing Parties and, respecting the Security Documents, as the agent for the Secured Parties (in such capacity, the “Agent”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Appendix A hereto. All terms which are defined in this Agreement are subject to the rules of usage of such terms set forth in Appendix A hereto.

RECITALS

          WHEREAS, the Lessee, Traville LLC, the Trust, Wells Fargo Bank Northwest, National Association, BancBoston Leasing Investments Inc., Wachovia Bank, National Association (as successor in interest to First Union National Bank), EagleFunding Capital Corporation, Fleet Securities, Inc., and Fleet National Bank were parties to that certain Participation Agreement dated as of November 7, 2001 (as amended, modified, extended, supplemented and/or restated from time to time, the “Original Participation Agreement”);

          WHEREAS, pursuant to the Master Transfer Agreement, among other things, (a) the Lessor has obtained (i) the right, title and interest of the Trust in the Property and under the Original Participation Agreement and the associated transaction documents with regard to the Property (including without limitation a ground leasehold interest in real estate comprising a part of the Property pursuant to the Ground Lease and titled ownership in the Equipment and Improvements comprising a part of the Property) and (ii) an assignment of the right, title and interest of the investors under the Original Participation Agreement and the associated transaction documents with regard to the Property and (b) the Lenders have obtained an assignment of the right, title and interest of the lenders under the Original Participation Agreement and the associated transaction documents with regard to the Property;

          WHEREAS, the parties hereto wish to amend and restate the Original Participation Agreement as it relates to the Property pursuant to the terms of this Agreement.

          In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. THE FINANCING.

          Subject to the terms and conditions of this Agreement and the other Operative Agreements and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, the Primary Financing Parties have agreed to make Lessor Advances in an aggregate amount up to the Lessor Commitment (in the case of the Lessor), Credit Loans in an aggregate amount up to the Credit Loan Commitment (in the case of the Credit Lenders) and Mortgage Loans in an aggregate amount up to the Mortgage Loan Commitment (in the case of the Mortgage Lenders) in order for the Lessor to acquire the Property (including without limitation a ground lease interest therein), and to construct certain Improvements in accordance with the Agency Agreement and the terms and provisions hereof and for the other purposes described herein, all in connection with the amendment and restatement of the Original Participation Agreement and the associated transaction documents.

          Notwithstanding the foregoing, pursuant to the Master Transfer Agreement, (a) the Lessor has obtained (i) a ground leasehold interest in the Property from the Trust and (ii) an assignment of interest in the investor-provided amounts from the investors under the Original Participation Agreement and the associated transaction documents previously extended with regarded to the Property, (b) the amounts paid by the Lessor to obtain the interests referenced in the foregoing subsection (a) are hereby acknowledged and agreed by all parties to this Agreement to constitute for purposes of the Operative Agreements Lessor Advances and a portion of the Property Cost, (c) the Lenders have obtained an assignment of interest in the loans from the lenders under the Original Participation Agreement and the associated transaction documents (including without limitation the promissory notes issued in connection therewith) previously extended with regard to the Property and (d) the amounts paid by the Lenders to obtain the interests referenced in the foregoing subsection (c) are hereby acknowledged and agreed by all parties to this Agreement to constitute for purposes of the Operative Agreements Loans and a portion of the Property Cost.

          The parties hereto hereby amend and restate the Original Participation Agreement as it relates to the Property pursuant to the terms of this Agreement.

SECTION 2. [RESERVED].

SECTION 3. SUMMARY OF TRANSACTIONS.

          3.1. Operative Agreements.

          On the Closing Date, each of the respective parties hereto and thereto shall execute and deliver the Master Transfer Agreement, this Agreement, the Lease, the Agency Agreement, the Credit Agreements, the Notes, the Security Agreement, the Mortgage Instrument and such other documents, instruments, certificates and opinions of counsel as agreed to by the parties hereto.

          3.2. Property Purchase.

          On the Closing Date and subject to the terms and conditions of the Operative Agreements (a) the Lessor will make a Lessor Advance, (b) the Lenders will (i) obtain an assignment of the right, title and interest of the lenders under the Original Participation Agreement and associated transaction documents with regard to the Property (including without limitation the promissory notes issued in connection therewith) and (ii) make Loans and (c) the Lessor will acquire the Property (including without limitation a ground lease interest therein in accordance with the Master Transfer Agreement and the other Operative Agreements) and such Lessor Advance and Loans shall be used to pay other Project Costs, as applicable. In addition, the Lessor and the Lessee will grant the Agent Liens on the Property and the other Collateral by execution of the required Security Documents.

          3.3. Construction of Improvements; Commencement of Basic Rent.

          Construction Advances will be made with respect to particular Improvements to be constructed on the Property and with respect to ongoing Work regarding the Equipment and Improvements, in each case, pursuant to the terms and conditions of the Operative Agreements. The Construction Agent will act as a construction agent on behalf of the Lessor respecting the Work regarding the Equipment and Improvements and the expenditures of the Construction Advances related to the foregoing. The Construction Agent shall promptly notify the Lessor upon Completion of the Work regarding the Improvements and the Lessee shall commence to pay Basic Rent as of the Commencement Date.

          3.4. Funding of Loans by the Lenders.

          At any time that the funding of a Loan is required pursuant to the Operative Agreements, the Conduit may elect to fund or not to fund such Loan subject to the terms of the Credit Agreements; provided, if the Conduit elects not to (or, for whatever reason, does not) fund such Loan, then the Investors shall fund their ratable share of such Loan based on their Lender Commitments; provided, further, in no event shall any Investor be obligated to fund any such Loan if (a) the Conduit is then subject to a Bankruptcy Event at such time or (b) the funding of such Loan would require such Investor to exceed its applicable Lender Commitment.

SECTION 4. THE CLOSING.

          4.1. Closing Date.

          All documents and instruments required to be delivered on the Closing Date shall be delivered at the offices of Moore & Van Allen PLLC, Charlotte, North Carolina, or at such other location as may be determined by the Lessor, the Agent and the Lessee.

          4.2. Closing Date; Construction Advances.

          The Construction Agent shall deliver to the Agent a requisition (a “Requisition”), in the form attached hereto as EXHIBIT A or in such other form as is satisfactory to the Agent, in its reasonable discretion, in connection with (a) the Transaction Expenses payable, pursuant to Section 7.1(a), by the Lessor on the Closing Date and (b) each Construction Advance pursuant to Section 5.4.

SECTION 5. FUNDING OF ADVANCES; CONDITIONS PRECEDENT; REPORTING
REQUIREMENTS ON COMPLETION DATE; THE LESSEE’S DELIVERY OF
NOTICES; RESTRICTIONS ON LIENS.

          5.1. General.

          (a) To the extent funds have been made available by the Lenders to the Lessor pursuant to Section 5 and by the Lessor pursuant to Sections 5 and 5A, the Lessor will use such funds from time to time in accordance with the terms and conditions of this Agreement and the other Operative Agreements for the following purposes (costs expended for the following purposes pursuant to subsections (i), (ii) or (iii) of this Section 5.1(a) are herein referred to as the “Project Costs”) (i) at the direction of the Construction Agent to acquire the Property (including without limitation a ground lease interest therein) in accordance with the terms of the Master Transfer Agreement and the other Operative Agreements, (ii) to make Advances to the Construction Agent to permit the acquisition, testing, engineering, installation, development, construction, modification, design, and renovation, as applicable, of the Property (or components thereof) in accordance with the terms of the Agency Agreement and the other Operative Agreements, and (iii) to permit the funding of Capitalized Costs.

          (b) On any Payment Date with respect to the Property during the period prior to the Commencement Date (but subject to Section 5.17), the Lessor and the Lenders shall fund the Lessor Yield and the Interest due and payable on such date without regard to whether a Requisition therefor is delivered; provided, the Agent shall notify in a timely manner the Lessor and the Lenders of their respective amounts to be advanced; provided, further, neither the Lessor nor any Lender shall have any obligation to fund any Lessor Advance or Loan to the extent that at any time such funding would cause (i) regarding the Lessor, the Lessor Advance to exceed the Available Lessor Commitment and (ii) regarding any Lender, the Loan of such Lender to exceed, in the case of the Conduit, the Available Lender Commitments, or in the case of the Investors, such Investor’s Available Lender Commitment.

          5.2. Procedures for Funding.

(a) The Construction Agent shall designate the date for Advances in accordance with the Operative Agreements; provided, there shall be no more than two (2) Advances in any calendar month. The Loans extended on the Closing Date plus the amounts advanced on the Closing Date by the Lenders in connection with their acquisition of assignment interests pursuant to the Master Transfer Agreement as referenced in Section 1 shall be for an aggregate amount of $5,000,000 or more. Except with respect to any Capitalized Costs relating to any Hedging Agreement, the Loans extended on any other date shall be for an aggregate amount of $500,000 or more. Not less than (i) three (3) Business Days prior to the Closing Date (which shall also be the date the Lessor acquires the Property (including without limitation a ground lease interest therein)) and (ii) three (3) Business Days prior to the date on which any Construction Advance is to be made, the Construction Agent shall deliver to the Agent, with respect to the Closing Date and each Construction Advance, as applicable, a Requisition as described in Section 4.2 hereof in a form reasonably acceptable to the Agent.

(b) Each Requisition shall: (i) be irrevocable, (ii) request funds in an amount not in excess of the total aggregate of the Available Credit Lender Commitments, plus the Available Mortgage Lender Commitments, plus the Available Lessor Commitments and (iii) request that the Lenders make Loans and that the Lessor make Lessor Advances for the payment of Transaction Expenses or other Project Costs (in the case of a Construction Advance) that have previously been incurred or are to be incurred on the date of such Advance to the extent such were not subject to a prior Requisition, in each case as specified in the Requisition.

(c) Subject to the satisfaction of the conditions precedent set forth in Section 5.3 or 5.4, as applicable, (i) on the Closing Date and each date on which a Construction Advance is to be made, as applicable, the Conduit may (if the Conduit declines, the other Lenders, subject to Section 3.4, shall) make Loans up to the Credit Loan Commitments and Mortgage Loan Commitments in the case of the Conduit, or, in the case of the Investors, their respective Credit Loan Commitments and Mortgage Loan Commitments, and the Lessor shall make a Lessor Advance up to its Lessor Commitment such that eighty-two percent (82%) of the Requested Funds are funded by Credit Loans, twelve percent (12%) of the Requested Funds are funded by Mortgage Loans and six percent (6%) of the Requested Funds are funded by Lessor Advances, and (ii) the total amount of Credit Loans, Mortgage Loans and Lessor Advances on such date shall (x) be used by the Lessor to pay Project Costs including Transaction Expenses or (y) be advanced by the Lessor on the date of such Advance to the Construction Agent to pay Project Costs.

(d) [Reserved].

(e) All Operative Agreements which are to be delivered to the Agent or the Primary Financing Parties shall be delivered to the Agent, on behalf of the Agent or the

Primary Financing Parties, and such items (except for Notes and chattel paper originals, with respect to which in each case there shall be only one original) shall be delivered with originals sufficient for the Agent and each Primary Financing Party. The Agent shall then deliver such Operative Agreements to each Primary Financing Party. All other items which are to be delivered to the Agent or the Primary Financing Parties shall be delivered to the Agent, on behalf of the Agent or the Primary Financing Parties, or directly to such party as required by the Operative Agreements, with originals sufficient for the intended recipients. To the extent any other items delivered to the Agent are requested in writing from time to time by any Primary Financing Party or are required to be delivered by the Agent pursuant to Section 8.6(g), the Agent shall provide a copy of such item to the party requesting it or to the parties entitled thereto, as applicable.

(f) Notwithstanding the completion of any closing or funding under this Agreement pursuant to Sections 5.3 or 5.4, each condition precedent in connection with any such closing or funding may be subsequently enforced by the Agent as a covenant obligation of the Lessee (unless expressly waived by the Agent).

5.3.	Conditions Precedent for the Lessee, the Agent and the Primary Financing Parties Relating to the Closing Date.

      The obligations on the Closing Date of the Lessee, the Agent and the Primary Financing Parties to enter into the transactions contemplated by this Agreement, including without limitation the obligation to execute and deliver the applicable Operative Agreements to which each is a party on the Closing Date and, in the case of the Credit Lenders, to make Credit Loans, in the case of Mortgage Lenders, to make Mortgage Loans, and, in the case of the Lessor, to make Lessor Advances, in order to pay Transaction Expenses are subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date (to the extent such conditions precedent require the delivery of any agreement, certificate, instrument, memorandum, legal or other opinion, appraisal, commitment, title insurance commitment, lien report or any other document of any kind or type, such shall be in form and substance satisfactory to the Agent and the Primary Financing Parties, in their reasonable discretion; notwithstanding the foregoing, the obligations of a party shall not be subject to any conditions contained in this Section 5.3 which are required to be performed by such party):

(a) the correctness in all material respects of the representations and warranties of the parties to this Agreement contained herein, in each of the other Operative Agreements and each certificate delivered pursuant to any Operative Agreement;

(b) the performance by the parties to this Agreement of their respective agreements contained herein and in the other Operative Agreements to be performed by them on or prior to such date;

(c) the Agent and the Primary Financing Parties shall have received fully executed counterpart copies of the Requisition, appropriately completed;

(d) title to the Property shall conform to the representations and warranties set forth in Section 6.2(l) hereof;

(e) the effective date for the Master Transfer Agreement shall have occurred and the Construction Agent shall have delivered to the Agent (i) a good standing certificate for the Construction Agent in the state where the Property is located, (ii) the Ground Lease and the HVAC Easement, and (iii) a copy of any other documentation reasonably requested by the Agent which evidences the acquisition or transfer of any interest in the Property to any Financing Party;

(f) there shall not have occurred and be continuing any Default or Event of Default and no Default or Event of Default will have occurred between the date of delivery of the Requisition and disbursement of the Advance or after giving effect to any such Advance;

(g) the Construction Agent shall have delivered to the Agent separate title insurance commitments for the Lessor and for the Lenders to issue policies respecting the Property, with such endorsements as the Agent deem reasonably necessary, in favor of the Lessor and the Agent from a title insurance company reasonably acceptable to the Agent, but only with such title exceptions thereto as are reasonably satisfactory to the Agent;

(h) the Construction Agent shall have delivered to the Agent an environmental site assessment respecting the Property prepared by an independent recognized professional reasonably acceptable to the Agent and evidencing no pre-existing environmental condition with respect to which there is more than a remote risk of loss;

(i) the Construction Agent shall have delivered to the Agent a survey (with a flood hazard certification) respecting the Property prepared by (i) an independent recognized professional reasonably acceptable to the Agent and (ii) in a manner and including such information as is reasonably required by the Agent;

(j) the Construction Agent shall have caused to be delivered to the Agent a legal opinion in the form attached hereto as EXHIBIT B or in such other form as is reasonably acceptable to the Agent with respect to local law real property issues respecting the state in which the Property is located addressed to the Financing Parties, from counsel located in the state where the Property is located, prepared by counsel reasonably acceptable to the Agent;

(k) the Agent shall be reasonably satisfied that the acquisition, ground leasing and/or holding of the Property and the execution of the Mortgage Instrument and the other Security Documents (as applicable) will not adversely affect the rights of the Agent or the Financing Parties under or with respect to the Operative Agreements;

(l) the Construction Agent shall have delivered to the Agent invoices for, or other reasonably satisfactory evidence of, the various Transaction Expenses referenced in Section 7 of this Agreement, as appropriate;

(m) the Construction Agent shall have caused to be delivered to the Agent the Mortgage Instrument (in such form as is reasonably acceptable to the Agent, with revisions as necessary to conform to applicable state law) and Primary Financing Party Financing Statements respecting the Property, all fully executed and in recordable form;

(n) with respect to the Advance made on the Closing Date and the amounts paid by the Primary Financing Parties for the interests obtained by such parties pursuant to the Master Transfer Agreement on the Closing Date as described in Section 1, the sum of the Available Credit Lender Commitment, plus the Available Mortgage Lender Commitment plus the Available Lessor Commitment will be sufficient to pay all such amounts;

(o) the Lessee shall have delivered to the Agent with respect to the Property a Lease Supplement and a memorandum (or short form lease) regarding the Lease and such Lease Supplement (such memorandum or short form lease to be in the form attached to the Lease as EXHIBIT B or in such other form as is acceptable to the Agent, with modifications as necessary to conform to applicable state law, and in form suitable for recording);

(p) the Lessee shall have deposited good and immediately available funds, in Permitted Investments, into the Liquid Collateral Account in a sufficient amount so that after giving effect to the requested Advance on the Closing Date the Lessee is in compliance with Section 5.11;

(q) the Construction Agent shall have delivered to the Agent a Construction Budget and a Construction Schedule for the Property (each to be in form and substance reasonably satisfactory to the Agent) evidencing that (i) the cost of Completion shall not exceed the Available Commitment and (ii) Completion shall occur on or prior to the Construction Period Termination Date;

(r) the Construction Agent shall have provided evidence to the Agent of insurance as provided in the Agency Agreement;

(s) the Construction Agent shall have caused an Appraisal regarding the Property to be provided to the Agent from an appraiser reasonably satisfactory to the Agent;

(t) the Construction Agent shall cause (i) Uniform Commercial Code lien searches, tax lien searches and judgment lien searches regarding the Lessor and the Lessee to be conducted (and copies thereof to be delivered to the Agent) in such jurisdictions as determined by the Agent by a nationally recognized search company reasonably acceptable to the Agent and (ii) the liens referenced in such lien searches which are objectionable to the Agent to be either removed or otherwise handled in a manner reasonably satisfactory to the Agent;

(u) all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Agreements and/or documents related thereto shall have been paid or provisions for such payment shall have been made to the reasonable satisfaction of the Agent;

(v) [Reserved];

(w) each of the Operative Agreements to be entered into on such date shall have been duly authorized, executed and delivered by the parties thereto, and shall be in full force and effect, and the Agent shall have received a fully executed copy of each such Operative Agreement;

(x) since the date of the most recent audited consolidated financial statements of the Lessee which have been provided to the Agent, there shall not have occurred any event, condition or state of facts which shall have or could reasonably be expected to have a Material Adverse Effect, other than as specifically contemplated by the Operative Agreements;

(y) the Agent shall have received an Officer’s Certificate, dated as of the Closing Date, of the Lessee in the form attached hereto as EXHIBIT C or in such other form as is reasonably acceptable to the Agent stating that (i) each and every representation and warranty of the Lessee contained in the Operative Agreements to which it is a party is true and correct in all material respects on and as of the Closing Date; (ii) no Lease Default or Lease Event of Default has occurred and is continuing under any Operative Agreement; (iii) each Operative Agreement to which the Lessee is a party is in full force and effect with respect to it except as the same may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ or lessors’ rights generally and general principles of equity; and (iv) the Lessee has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Closing Date;

(z) the Agent shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Lessee, dated as of the Closing Date, in the form attached hereto as EXHIBIT D or in such other form as is reasonably acceptable to the Agent attaching and certifying as to (A) the resolutions of the Board of Directors of the Lessee duly authorizing the execution, delivery and performance by the Lessee of each of the Operative Agreements to which it is or will be a party, (B) the articles of incorporation of the Lessee certified as of a recent date by the Secretary of State of its state of incorporation and its by-laws and (C) the incumbency and signature of persons authorized to execute and deliver on behalf of the Lessee the Operative Agreements to which it is or will be a party and (ii) a good standing certificate (or local equivalent) from the respective states where the Lessee is incorporated, where the principal place of business of the Lessee is located and where the Property is located as to its good standing in each such state;

(aa) the Agent shall have received a copy of the then current investment guidelines of the Lessee duly authorized and adopted by the Lessee and such shall be certified by a Responsible Officer of the Lessee as true and correct;

(bb) the Agent shall have received an Officer’s Certificate of the Lessor dated as of the Closing Date in the form attached hereto as EXHIBIT E or in such other form as is reasonably acceptable to the Agent, stating that (i) each and every representation and warranty of the Lessor contained in the Operative Agreements to which it is a party is true and correct in all material respects on and as of the Closing Date, (ii) no Default or Event of Default attributable solely to Lessor has occurred and is continuing under any Operative Agreement, (iii) each Operative Agreement to which the Lessor is a party is in full force and effect with respect to it except as the same may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ or lessors’ rights generally and general principles of equity and (iv) the Lessor has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Agreement required to be performed or complied with by it on or prior to the Closing Date;

(cc) the Agent shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Lessor in the form attached hereto as EXHIBIT F or in such other form as is reasonably acceptable to the Agent, attaching and certifying as to (A) the signing resolutions duly authorizing the execution, delivery and performance by the Lessor of each of the Operative Agreements to which it is or will be a party, (B) its articles of incorporation and its by-laws, and (C) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Agreements to which it is a party and (ii) a good standing certificate (or local equivalent) from the respective states where the Lessor is incorporated and where the principal place of business of the Lessor is located as to its good standing in each such state;

(dd) counsel for the Lessor reasonably acceptable to the Agent shall have issued to the Agent its opinion in the form attached hereto as EXHIBIT G or in such other form as is reasonably acceptable to the Agent, addressed to the Lessee and the Financing Parties;

(ee) the Lessee shall have caused to be delivered to the Agent a legal opinion in the form attached hereto as EXHIBIT H or in such other form as is reasonably acceptable to the Agent, addressed to the Financing Parties, from counsel reasonably acceptable to the Agent;

(ff) no Casualty and no Condemnation respecting the Property shall have occurred and be continuing and no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation with respect to the Property;

(gg) the Lessee shall have caused the HVAC Easement and a lease memorandum (or short form lease) to be delivered to the Agent for the Ground Lease applicable to the Property and, if requested by the Agent, a landlord waiver and a mortgagee waiver regarding the Ground Lease (in each case, in such form as is reasonably acceptable to the Agent);

(hh) the Lessee shall have caused counsel (reasonably acceptable to the Agent) for the ground lessor of the Property subject to the Ground Lease and regarding the HVAC Easement to have issued to the Agent, its opinion (in form and substance reasonably satisfactory to the Agent), addressed to the Primary Financing Parties and the Agent;

(ii) as of the Closing Date only, the Agent shall have received (i) tax lien searches and judgment lien searches regarding the Lessee and the Lessor to be conducted (and copies thereof to be delivered to the Agent) in such jurisdictions as determined by the Agent by a nationally recognized search company acceptable to the Agent and (ii) the liens referenced in such lien searches which are reasonably objectionable to the Agent to be either removed or otherwise handled in a manner reasonably satisfactory to the Agent;

(jj) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any Loan or Lessor Advance in accordance with the provisions of the Operative Agreements;

(kk) the Lessor and the Lessee shall be in compliance with all applicable Laws; and

(ll) the Lessee shall have delivered, or shall have caused to be delivered, any and all additional documents, certificates or other items as reasonably requested by the Conduit or the Deal Agent.

5.4.	Conditions Precedent for the Lessee, the Agent and the Primary Financing Parties Relating to the Advance of Funds after the Closing Date.

       The obligations of the Lenders to make Loans and the Lessor to make Lessor Advances in connection with all requests for Advances for Project Costs subsequent to the acquisition of the Property, including without limitation a ground lease interest therein (and to pay the Transaction Expenses in connection therewith) are subject to the satisfaction or waiver of the following conditions precedent (to the extent such conditions precedent require the delivery of any agreement, certificate, instrument, memorandum, legal or other opinion, appraisal, commitment, title insurance commitment, lien report or any other document of any kind or type, such shall be in form and substance satisfactory to the Agent, in its reasonable discretion; notwithstanding the foregoing, the obligations of a party shall not be subject to any conditions contained in this Section 5.4 which are required to be performed by such party):

(a) the correctness in all material respects on such date of the representations and warranties of the parties to this Agreement contained herein, in each of the other Operative Agreements and in each certificate delivered pursuant to any Operative Agreement, except to the extent any such representation or warranty relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date;

(b) the performance by the parties to this Agreement of their respective obligations contained in the Operative Agreements in all material respects to be performed on or prior to such date;

(c) the Agent shall have received a fully executed counterpart of the Requisition, appropriately completed;

(d) based upon the Construction Budget which shall satisfy the requirements of this Agreement, the sum of the Available Lender Commitments plus the Available Lessor Commitments will be sufficient to complete the Improvements and, after giving effect to such Loan or Lessor Advance, the Available Lender Commitments and Available Lessor Commitments shall not be exceeded;

(e) there shall not have occurred and be continuing any Default or Event of Default and no Default or Event of Default will have occurred as a result of and after giving effect to the Construction Advance requested by the applicable Requisition;

(f) the title insurance policies delivered in connection with the requirements of Section 5.3(g) shall provide for (or shall be endorsed to provide for) insurance in an amount at least equal to the maximum total Property Cost indicated by the Construction Budget referred to in subparagraph (d) above (exclusive of the cost of budget items not constituting real property) and the insurance required pursuant to the Agency Agreement shall be in full force and effect;

(g) the Construction Agent shall have provided the Agent with access to and a right to copy the Construction Documents;

(h) (i) the Construction Agent shall have delivered to the Agent reasonably satisfactory evidence of the Transaction Expenses referenced in Section 7.1(b) that are to be paid with the Advances and (ii) all Transaction Expenses then due and owing shall have been paid;

(i) the Construction Agent shall have delivered, or caused to be delivered, to the Agent, documents reasonably requested by the Agent in order to perfect the interest of the Lessor, in each case with regard to any Equipment or other components of the Property then being acquired with the proceeds of the Loans and the Lessor Advances;

(j) all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Agreements shall have been paid or provisions for such payment shall have been made to the reasonable satisfaction of the Agent;

(k) since the date of the most recent audited consolidated financial statements of the Lessee which have been provided to the Agent, there shall not have occurred any event, condition or state of facts which shall have or could reasonably be expected to have a Material Adverse Effect, other than as specifically contemplated by the Operative Agreements;

(l) in the opinion of the Agent and its counsel, the transactions contemplated by the Operative Agreements do not and will not subject the Financing Parties or the Agent to any adverse regulatory prohibitions, constraints, penalties or fines;

(m) the Lessee shall have deposited good and immediately available funds, in Permitted Investments, into the Liquid Collateral Account in a sufficient amount so that after giving effect to the requested Advance the Lessee is in compliance with Section 5.11;

(n) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of any Loan or Lessor Advance in accordance with the provisions of the Operative Agreements;

(o) the Lessor and the Lessee shall be in compliance with all applicable laws; and

(p) the Lessee shall have delivered, or shall have caused to be delivered, any and all additional documents, certificates or other items as reasonably requested by the Conduit or the Deal Agent.

          5.5. Additional Reporting and Delivery Requirements on Completion Date.

          Within thirty (30) days after the Completion Date for the Property (but in no event later than the Completion Date for the Property), the Construction Agent shall deliver to the Agent an Officer’s Certificate in the form attached hereto as EXHIBIT I or in such other form as is reasonably acceptable to the Agent specifying (a) the Completion Date for the Property, (b) that the Property is capable of operation in a commercially reasonable manner as a Permitted Facility, (c) the aggregate Property Cost, and (d) that all representations and warranties of the Construction Agent and Lessee in each of the Operative Agreements and each certificate delivered pursuant thereto are true and correct in all material respects as of the Completion Date. The Agent shall have the right to contest the information contained in such Officer’s Certificate. Furthermore, on or prior to the Completion Date for the Property, the Construction Agent shall deliver or cause to be delivered to the Agent (unless previously delivered to the Agent) the following, each of which shall be in form and substance acceptable to the Agent, in its reasonable discretion: (v) a title insurance endorsement regarding the title insurance policy delivered in connection with the requirements of Section 5.3(g), but only to the extent such endorsement is necessary to provide for insurance in an amount at least equal to the maximum total Property Cost (divided between such policy in favor of the Lenders and the Lessor based on the percentages for Advances as set forth in Section 5.2(c)) and, if endorsed, the endorsement shall not include a title change or exception reasonably objectionable to the Agent; (w) an ALTA survey for the Property as built, (x) insurance certificates respecting the Property as required hereunder and under the Lease and (y) if reasonably requested by the Agent, amendments to the Primary Financing Party Financing Statements executed by the appropriate parties. In addition, on the Completion Date, the Construction Agent covenants and agrees that the recording fees, documentary stamp taxes or similar amounts required to be paid in connection with the Mortgage Instrument shall have been paid in an amount required by applicable law.

          5.6. The Construction Agent Delivery of Construction Budget Modifications.

(a) The Construction Agent covenants and agrees to deliver to the Agent by the fifteenth (15th) day of each month (and if such day is not a Business Day, then by the next occurring Business Day) notification of any modification to the Construction Budget regarding the Property if such modification increases the cost to construct the Property over the Construction Budget as of the Closing Date; provided no Construction Budget may be increased unless (a) the title insurance policies referenced in Section 5.3(g) are also modified or endorsed, if necessary, to provide for insurance in an amount that satisfies the requirements of Section 5.4(f) and (b) after giving effect to any such amendment, the Construction Budget remains in compliance with the requirements of Section 5.4(d).

(b) In the event any such modification to the Construction Budget regarding the Property that is not caused by any acts or failure to act of the Construction Agent increases the cost to construct the Property by such amount as would cause the Available Lender Commitments plus the Available Lessor Commitments to be insufficient to complete the Improvements, at the request of the Construction Agent, the Agent shall use all reasonable efforts to find lenders, financial institutions or other institutional investors willing to fund such additional amounts.

          5.7. Restrictions on Liens.

          On the Closing Date, the Construction Agent shall cause the Property to be free and clear of all Liens except those referenced in Sections 6.2(r)(i) and 6.2(r)(ii), such other Liens that are expressly set forth as title exceptions on the title commitment or policy issued under Section 5.3(g) with respect to the Property, Liens for Taxes that are not yet due and payable and such other Liens that have been expressly approved or agreed to by the Agent. On the date the Property is either sold to a third party (other than the Lessee or any Affiliate or designee of the Lessee) in accordance with the terms of the Operative Agreements or, pursuant to Section 22.1(a) of the Lease Agreement, retained by the Lessor, the Lessee shall cause the Property to be free and clear of all Liens (other than Lessor Liens, such other Liens that are expressly set forth as title exceptions on the title commitment or policy issued under Section 5.3(g) with respect to the Property, Liens for Taxes that are not yet due and payable and such other Liens that have been expressly approved or agreed to by the Agent).

          5.8. [Reserved].

          5.9. [Reserved]

          5.10. Payments.

          All payments of Rent, and other amounts payable to any Financing Party to be made by the Construction Agent or the Lessee under this Agreement or any other Operative Agreements (excluding Excepted Payments which shall be paid directly to the party to whom such payments are owed) shall be made to the Agent at the office designated by the Agent from time to time by written notice as provided herein in Dollars and in immediately available funds, without setoff, deduction, or counterclaim. Subject to the definition of “Interest Period” in Appendix A attached hereto, whenever any payment under this Agreement or any other Operative Agreements shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of Interest and fees payable pursuant to the Operative Agreements, as applicable and as the case may be.

          5.11. Liquid Collateral.

(a) On the Closing Date, the Lessee shall pledge to the Agent, for the benefit of the Secured Parties, as security for the Obligations of the Lessee, by delivery to the Intermediary for depositing into the Liquid Collateral Account, Liquid Collateral in an amount such that (i) the Adjusted Market Value, in the case of Properly Margined Liquid Collateral or (ii) the Fair Market Sales Value, in the case of Non-Properly Margined Liquid Collateral (with respect to the foregoing subsections (i) and (ii) in which the Agent, for the benefit of the Secured Parties, has a first priority perfected security interest) shall be greater than or equal to the Required Liquid Collateral Amount.

(b) The Lessee shall cause all Pledged Securities in the Liquid Collateral Account and the Punch List Liquid Collateral Account at all times to satisfy the requirements for Liquid Collateral. Unless the Operative Agreements otherwise require that the obligations of the Lessee under the Operative Agreements be secured with Properly Margined Liquid Collateral, the Lessee shall have the right to secure its obligations under the Operative Agreements with either Properly Margined Liquid Collateral or Non-Properly Margined Liquid Collateral. The Lessee may change its election of Properly Margined Liquid Collateral or Non-Properly Margined Liquid Collateral by written notice delivered to the Agent within the first fifteen (15) days of each March, June, September and December, and any such change in its election will be effective as of the first Business Day of the next following month.

(c) (i) (A) Prior to the date of Final Completion, the Lessee shall at all times ensure that and (B) the Agent shall have the right at any time, and from time to time upon delivery to the Lessee of a demand given by telephone or fax (and confirmed in writing) (an “Additional Collateral Demand”), to require the Lessee to transfer additional Permitted Investments (the “Additional Liquid Collateral”) to the Liquid Collateral Account by the Additional Collateral Delivery Date to ensure that (1) the Adjusted Market Value, in the case of Properly Margined Liquid Collateral, or (2) the Fair Market Sales Value, in the case of Non-Properly Margined Liquid Collateral (with respect to the foregoing subsections (1) and (2) in which the Agent, for the benefit of the Secured Parties, has a first priority perfected security interest) shall be greater than or equal to the Required Liquid Collateral Amount; provided, that after taking into account a transfer of Pledged Securities the Liquid Collateral Account shall satisfy and at all times thereafter satisfy the Concentration Limits. Additionally, upon each release of Liquid Collateral from the Punch List Liquid Collateral Account as described in Section 5.15, the Lessee shall be obligated immediately to deposit additional Liquid Collateral into the Liquid Collateral Account so that sufficient Liquid Collateral is at all times prior to the date of Final Completion on deposit in the Liquid Collateral Account to satisfy the requirements described in this Section 5.11(c)(i) (regardless of whether any Additional Collateral Demand has been made).

(ii) Without limiting Section 5.11(c)(i) above the Lessee shall transfer such Additional Liquid Collateral to the Liquid Collateral Account by the Additional Collateral Delivery Date to ensure that (A) the Adjusted Market Value, in the case of Properly Margined Liquid Collateral, or (B) the Fair Market Sales Value, in the case of Non-Properly Margined Liquid Collateral (with respect to the foregoing subsections (A) and (B) in which the Agent, for the benefit of the Secured Parties, has a first priority perfected security interest) shall be greater than or equal to the applicable Required Liquid Collateral Amount.

(d) Pursuant to the Liquid Collateral Agreements, the Agent shall have the right to direct the reinvestment of any Pledged Securities credited to the Liquid Collateral Account upon the maturity of such Pledged Securities or prior thereto into one or more Permitted Investments constituting Liquid Collateral.

(e) The parties hereto acknowledge and agree that (i) any Permitted Investments transferred to the Liquid Collateral Account pursuant to Sections 5.11(a), 5.11(c) or 5.11(d) or otherwise shall be deemed Pledged Securities for the purposes of this Agreement, (ii) on any transfer date, the Agent shall instruct the Lessee and the Intermediary to take or cause to be taken, and the Lessee and the Intermediary shall take or cause to be taken, at the Lessee’s sole cost and expense, such action as is necessary to create in the Lessor a valid perfected first priority security interest on such date in such Pledged Securities, and (iii) on any transfer date, the Agent shall instruct the Lessee, the Lessor and the Intermediary to take or cause to be taken, and the Lessee, the Lessor and the Intermediary shall take or cause to be taken, at the Lessee’s sole cost and expense, such action as is necessary to create in the Agent a valid perfected first priority security interest on such date in the Lessor’s right, title and interest in, to and under such Pledged Securities. Without limiting the foregoing, the Agent is hereby authorized to complete Exhibit K hereto upon acquisition of such Pledged Securities and deposit of same into the Liquid Collateral Account.

(f) To the extent no Lease Default or Lease Event of Default shall have occurred and be continuing and to the extent the Liquid Collateral in the Liquid Collateral Account has an Adjusted Market Value (in the case of Properly Margined Liquid Collateral) or a Fair Market Sales Value (in the case of Non-Properly Margined Liquid Collateral) in excess of the Required Liquid Collateral Amount, the Lessee may request the Agent to cause some or all of such excess Liquid Collateral to be released from the Liquid Collateral Account and the lien of the Security Documents. In such case, the Agent shall instruct the Intermediary to release such specified excess Liquid Collateral to the Lessee or pursuant to the instruction of the Lessee.

          5.12. Unilateral Right to Increase the Lessor Commitments and the Lender Commitments.

          At the request of the Lessee or the Construction Agent and in connection with a Requisition, (a) after an increase in the Lessor Commitments has been approved in accordance with Section 12.4, the Lessor, in its sole discretion, may unilaterally elect to increase its Lessor Commitment and (b) after an increase in the Lender Commitments has been approved in accordance with Section 12.4, each Investor, in its sole discretion, may unilaterally elect to increase its Lender Commitment.

          5.13. Lessee’s Right to Request Assignment of Mortgage Notes.

          On a one time basis after the Closing Date, the Lessee may request the Lenders (and if so requested, the Lenders shall use all reasonable efforts to comply) to assign some or all of (a) their then current Mortgage Loans, (b) in the case of the Investors, their then current Mortgage Loan Commitments and (c) (subject to this Section 5.13) associated right, title and interest as a Mortgage Lender pursuant to the Operative Agreements to one or more institutional investors identified by the Lessee. Such arrangement shall be accomplished in accordance with Section 10 of this Agreement. In connection with such assignment, the assignee and/or the Lessee (as determined between such parties) shall pay the Lenders all principal, Interest, fees and all other amounts then due and owing pursuant to the Operative Agreements in regard to the interest of the Lenders then being assigned, and the Lenders (notwithstanding such assignment) shall retain their rights and benefits pursuant to the Operative Agreements as Indemnified Persons regarding matters arising on or prior to the effective date of such assignment.

          5.14. Lease Commencement Upon Completion.

          Unless the Agency Agreement has been terminated as a result of an Agency Event of Default, the parties hereto acknowledge and agree that upon the occurrence of Completion, the Property shall automatically, without further act or notice by any Person, become subject to, and shall be leased by Lessor to Lessee under, the Lease.

          5.15. Funding of Punch List Liquid Collateral Account for Punch List Items.

          Prior to the submission by the Construction Agent of the Officer’s Certificate referenced in Section 5.5 regarding Completion of the Property, the Construction Agent shall submit a

Requisition for a Construction Advance to cover all anticipated punch list items necessary for Final Completion of the Property. To the extent the conditions precedent set forth in Section 5.4 are satisfied or waived and prior to the termination of the Lender Commitments and the Lessor Commitments for the Property, the above-described Construction Advance shall be funded in accordance with the terms of the Operative Agreements into the Punch List Liquid Collateral Account, converted into Liquid Collateral and shall be subject to the Lien of the Punch List Liquid Collateral Agreements.

     Thereafter, the Construction Agent shall request funding for punch list items regarding the Property pursuant to a request for funding in form and substance reasonably satisfactory to the Agent describing the punch list items and the amounts payable therefor. Upon satisfaction of the conditions precedent set forth in Section 5.4 with regard to each such request for funding, the Agent shall request the Intermediary to release Liquid Collateral as identified by the Construction Agent from the Punch List Liquid Collateral Account to fund such request for funding; provided, the amount of Liquid Collateral to be so released shall not exceed the aggregate amount of Liquid Collateral so deposited and retained in the Punch List Liquid Collateral Account pursuant to this Section 5.15). Upon each such release of Liquid Collateral from the Punch List Liquid Collateral Account, the Lessee shall be obligated immediately to replenish the Liquid Collateral Account with Liquid Collateral so that sufficient Liquid Collateral is at all times on deposit in the Liquid Collateral Account to satisfy the requirements described in Section 5.11(c)(i) (regardless of whether any Additional Collateral Demand has been made).

     All amounts deposited in the Punch List Liquid Collateral Account pursuant to this Section 5.15 from time to time shall constitute Advances for purposes of determining the Property Cost from the date of such Advance by the Lenders and the Lessor for deposit into the Punch List Liquid Collateral Account.

     5.16 Overdue Amounts.

     Unless otherwise expressly stated pursuant to any Operative Agreement, all amounts not paid when due and owing pursuant to any Operative Agreement shall bear Interest at the Overdue Rate from and including the due date for such amount to but excluding the date such amount is actually paid.

     5.17 Cap on Construction Advance for Construction Agent Reimbursement.

     So long as no Full Recourse Event of Default is continuing and provided the conditions precedent set forth in Sections 5.4(c), 5.4(f), 5.4(g), 5.4(h)(ii) and 5.4(m) are satisfied (even if any or all of the other conditions precedent under Section 5.4 are not satisfied at that time), the Lessor and the Lenders shall make their respective Advances (subject to the Advance Cap) for each Construction Advance in accordance with the applicable Requisition (in order to reimburse the Construction Agent for amounts previously paid by the Construction Agent which are eligible for reimbursement by Advances but have not been so reimbursed) up to an aggregate amount for all such Construction Advances not to exceed $10,000,000 (the “Advance Cap”).

SECTION 5A. LESSOR ADVANCE.

      5A.1. Procedure for Lessor Advance.

(a) Upon receipt from the Construction Agent by the Agent of a Requisition pursuant to Section 4.2, and subject to the terms and conditions of this Agreement, the Lessor shall make an Advance under the Lessor Commitment equal to six percent (6%) of the amount requested in such Requisition on the Closing Date or on the date for any Construction Advance. The Lessor Advance shall be based on the Eurodollar Rate or the ABR, as designated by the Construction Agent in the Requisition.

(b) To the extent that the Borrower shall have elected to terminate or reduce the amount of the Lender Commitments pursuant to Section 2.5(a) of a Credit Agreement, a pro rata election shall be deemed to have been made with respect to the Lender Commitment pursuant to Section 2.5(a) of the other Credit Agreement and with respect to the Lessor Commitments. On any date on which the Lender Commitments shall be reduced to zero (0) as a result of a Credit Agreement Event of Default (except for any Credit Agreement Event of Default which relates solely to the Lessor and does not relate to the Lessee, the Property or any other matter), the Lessor Commitments shall automatically be reduced to zero (0), and the Lessee shall prepay the Lessor Advances in full, together with accrued but unpaid Lessor Yield thereon and all other amounts owing to the Lessor under the Operative Agreements.

      5A.2. Lessor Yield.

(a) The Lessor Advance shall bear yield calculated at the rate of Lessor Yield applicable from time to time. The Lessee shall pay as Basic Rent to the Agent for distribution to the Lessor the Lessor Yield in arrears on each Payment Date or as otherwise provided herein or in Section 8.7 of this Agreement.

(b) If all or a portion of Lessor Yield shall not be received by the Lessor (or the Agent on behalf of the Lessor) when due (whether at the stated maturity, by acceleration or otherwise) for any reason other than the failure of the Lessor to fund a Lessor Advance in regard to the payment of such Lessor Yield at a time when the conditions precedent under the Operative Agreements have been satisfied in connection with such funding, such overdue amount shall, without limiting the rights of the Lessor hereunder or under any other Operative Agreement, bear interest at the Lessor Overdue Rate, in each case from the date of nonpayment until paid (whether after or before judgment) and shall be paid upon demand. Upon the occurrence and during the continuation of any Event of Default, Lessor Yield shall be calculated at the Lessor Overdue Rate.

      5A.3. Scheduled Return of Lessor Advance.

The outstanding amount of the Lessor Advance shall be due in full on the Expiration Date. On the Expiration Date, subject to the terms of this Agreement and subject to the rights of the Lessee in connection with its election of the Sale Option in accordance with the Operative Agreements (including without limitation relating to the Maximum Residual Guarantee Amount), the Lessor (or the Agent on behalf of the Lessor) shall receive from the Lessee as Basic Rent under the Lease the outstanding amount of the Lessor Advance then due, together with all accrued but unpaid Lessor Yield and all other amounts due to Lessor under the Operative Agreements.

      5A.4. Early Return of Lessor Advance.

(a) Subject to Sections 11.2(e), 11.3 and 11.4 of this Agreement, the Lessor Advance may at any time and from time to time be prepaid by the Lessee as a payment of Supplemental Rent, in whole or in part, without premium or penalty, upon at least three (3) Business Days’ irrevocable notice to the Agent, on behalf of the Lessor, specifying the date and amount of prepayment of the Lessor Advance. Upon receipt of such notice, the Agent shall promptly notify the Lessor thereof. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Amounts prepaid shall not be re-advanced.

(b) If on any date the Agent or the Lessor shall receive any payment in respect of (i) any Casualty, Condemnation or Environmental Violation pursuant to Sections 15.1(a), 15.1(g) or 15.2 or Article XVI of the Lease (excluding any payments in respect thereof which are payable to Lessee in accordance with the Lease), or (ii) the Termination Value of the Property in connection with the delivery of a Termination Notice pursuant to Article XVI of the Lease, or (iii) the Termination Value of the Property or such other applicable amount in connection with the exercise of a Purchase Option under Article XX of the Lease or the exercise of the option of the Lessor to transfer the Property to the Lessee pursuant to Section 20.3 of the Lease, then in each case, the Agent or the Lessor shall receive such payment to be distributed in accordance with Section 8.7(b) of this Agreement.

(c) Each prepayment of the Lessor Advances pursuant to Section 5A.4(a) shall be allocated to reduce the Property Cost based on the then current Property Cost immediately before giving effect to such prepayment. Each prepayment of the Lessor Advances pursuant to Section 5A.4(b) shall be allocated to reduce the Property Cost immediately before giving effect to such prepayment.

(d) Each prepayment of the Lessor Advances (including without limitation pursuant to Sections 5A.4(a), 5A.4(b) or 5A.4(c)) shall be made on a Scheduled Interest Payment Date.

5A.5. Conversion and Continuation Options.

(a) Subject to Section 5A.5(c), the Lessee may elect from time to time to convert Eurodollar Lessor Advances to ABR Lessor Advances by giving the Lessor at least three (3) Business Days’ prior irrevocable notice of such election, provided, that any such conversion may only be made on the last day of an Interest Period with respect thereto, and provided, further, to the extent an Event of Default has occurred and is continuing on the last day of any such Interest Period, the applicable Eurodollar Lessor Advances shall automatically be converted to ABR Lessor Advances. Subject to Section 5A.5(c), the Lessee may elect from time to time to convert ABR Lessor Advances to Eurodollar Lessor Advances by giving the Lessor at least three (3) Business Days’ prior irrevocable notice of such election. All or any part of outstanding Lessor Advance may be converted as provided herein, provided, that (i) no ABR Lessor Advance may be converted into a Eurodollar Lessor Advance after the date that is one (1) month prior to the Expiration Date and (ii) such notice of conversion regarding any Eurodollar Lessor Advance shall contain an acknowledgment of the Lessee (subject to Section 5A.5(c)) of the requirements set forth in the definition of the term “Interest Period” including without limitation subparagraphs (A) through (D) thereof. The provisions of this Section 5A.5 are subject to Section 8.3(bb) of this Agreement.

(b) Subject to the restrictions of Sections 5A.1 and 8.3(bb) of this Agreement, any Eurodollar Lessor Advance may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Lessee (subject to Section 5A.5(c)) giving irrevocable notice to the Lessor, in accordance with the applicable notice provision for the conversion of ABR Lessor Advances to Eurodollar Lessor Advances set forth herein, provided, that no Eurodollar Lessor Advance may be continued as such after the date that is one (1) month prior to the Expiration Date, provided, further, no Eurodollar Lessor Advance may be continued as such if an Event of Default has occurred and is continuing as of the last day of the Interest Period for such Eurodollar Lessor Advance, and provided, further, that if the Lessee (subject to Section 5A.5(c)) shall fail to give any required notice as described above or otherwise herein, or if such continuation is not permitted pursuant to the preceding proviso, such Eurodollar Lessor Advance shall automatically be converted to an ABR Lessor Advance on the last day of such then expiring Interest Period.

(c) The rights of the Lessee in this Section 5A.5 are subject to there being no Lease Default or Lease Event of Default that has occurred and is continuing at the time any such right is to be exercised. To the extent any Lease Default or Lease Event of Default has occurred and is continuing (and unless Lessor otherwise agrees in writing), any outstanding Eurodollar Lessor Advance will be converted into an ABR Lessor Advance at the end of the applicable Interest Period, and any ABR Lessor Advance will be continued as such. The rights of the Lessee shall be restored upon the cure or waiver of any such Lease Default or Lease Event of Default in accordance with the Operative Agreements.

5A.6. Computation of Lessor Yield.

(a) Lessor Yield shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. Any change in the Lessor Yield resulting from a change in the Eurodollar Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective.

(b) Pursuant to Section 12.12 of this Agreement, the calculation of Lessor Yield under this Section 5A.6 shall be made by the Agent. Each determination of Lessor Yield by the Agent shall be conclusive and binding absent demonstrable error.

(c) If the Eurodollar Rate cannot be determined by the Agent in the manner specified in the definition of the term “Eurodollar Rate”, then commencing on the Payment Date next occurring and continuing until such time as the Eurodollar Rate can be determined by the Agent in the manner specified in the definition of such term, the outstanding Lessor Advance shall bear a yield at the ABR.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

     6.1. Representations and Warranties of the Borrower.

     The Borrower represents and warrants to each of the other parties hereto that as of the Closing Date and the date of each Advance (except to the extent that any such representation or warranty relates to an earlier date, including without limitation representation and warranty in Section 6.1(r)):

(a) It is a corporation duly organized and validly existing and in good standing under the laws of the State of North Carolina and has the power and authority to enter into and perform its obligations under each of the Operative Agreements to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it on or before the Closing Date in connection with or as contemplated by each such Operative Agreement to which the Borrower is or will be a party, and is a multi-purpose, Wholly-Owned Entity of Wachovia Corporation;

(b) The execution, delivery and performance of each Operative Agreement to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations or any other consent or approval that has not previously been obtained, (ii) does or will contravene any Legal Requirement, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, (A) its charter or by-laws, or (B) any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected, which contravention, breach, default or Lien under clause (B) could reasonably be expected to materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or would question the validity or enforceability of any of the Operative Agreements to which it is or will become a party or (iv) does or will require any Governmental Action by any Governmental Authority;

(c) Each Operative Agreement to which the Borrower is or will be a party have been, or on or before the Closing Date or the date of Advance will be, duly executed and delivered by the Borrower, and each Operative Agreement to which the Borrower is a party constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against the Borrower in accordance with the terms thereof;

(d) There is no action or proceeding pending or, to its knowledge, threatened to which it is or will be a party before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party or would question the validity or enforceability of any of the Operative Agreements to which it is or will become a party;

(e) The Borrower has not assigned or transferred any of its right, title or interest in or under the Lease, the Agency Agreement or its interest in the Property or any portion thereof, except in accordance with the Operative Agreements;

(f) No Default or Event of Default under the Operative Agreements attributable to it has occurred and is continuing;

(g) Except as otherwise contemplated in the Operative Agreements, the proceeds of the Advances shall not be applied by the Borrower for any purpose other than the acquisition, installation and testing of the Equipment, the repair, replacement, renovation and/or construction of Improvements and the payment of Capitalized Costs, in each case which accrue prior to the Commencement Date with respect to the Property; provided, the amounts advanced by the Primary Financing Parties in connection with their obtaining of the various interests pursuant to the Master Transfer Agreement as referenced in Section 1 shall be deemed to be permitted Advances for all purposes of the Operative Agreements;

(h) Neither the Borrower nor any Person authorized by the Borrower to act on its behalf has offered or sold any interest in the Borrower’s Interest or the Notes, or in any similar security relating to the Property, or in any security the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person other than, in the case of the Notes, the Agent, the Lenders and other accredited investors (as such term is defined in the Securities Act), and neither the Borrower nor any Person authorized by the Borrower to act on its behalf will take any action which would subject, as a direct result of such action alone, the issuance or sale of any interest in the Borrower’s Interest or the Notes to the provisions of Section 5 of the Securities Act or require the qualification of any Operative Agreement under the Trust Indenture Act of 1939, as amended;

(i) The location of the Borrower for purposes of the UCC is North Carolina. The Borrower’s principal place of business, chief executive office and office where the documents, accounts and records relating to the transactions contemplated by this Agreement and each other Operative Agreement are kept are located at One Wachovia Center, 301 South College Street, Charlotte, Mecklenburg County, North Carolina 28288;

(j) The Borrower is not engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U), and no part of the proceeds of the Loans or the Lessor Advances will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U, or X;

(k) The Borrower is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act;

(l) The Property is free and clear of all Lessor Liens attributable to the Lessor;

(m) [Reserved];

(n) The Borrower’s true legal name as registered in the jurisdiction of its organization is Wachovia Development Corporation and its Federal Employer Identification Number is 56-1610288. The Borrower does not use, or transact any business under, any trade name other than its legal name;

(o) The Borrower has filed all tax returns and all other material reports that are required under applicable Law to be filed by it and has paid all taxes or other charges of any Governmental Authority due pursuant to such returns or other reports, except for any taxes or other charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books and records of the Borrower;

(p) No Governmental Action by any Governmental Authority or other authorization, registration, consent, approval, waiver, notice or other action by, to or of any other Person pursuant to any Legal Requirement or any contract, indenture, instrument or agreement or for any other reason is required to authorize or is required in connection with (i) the execution, delivery or performance by the Borrower of any Operative Agreement to which the Borrower is a party or (ii) the legality, validity, binding effect or enforceability against the Borrower of any Operative Agreement to which the Borrower is a party, in each case, except those which have been obtained and are in full force and effect or those which the failure to obtain could not reasonably be expected to have a Material Adverse Effect;

(q) The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a material adverse effect on its ability to satisfy its obligations pursuant to the Operative Agreements. The Borrower is complying in all material respects with all Laws applicable to it, unless a violation of any such law could not reasonably be expected to have a material adverse effect on its ability to satisfy its obligations pursuant to the Operative Agreements; and

(r) As of the Closing Date only, the fair value of the business and assets of the Borrower (including without limitation contingent, unmatured, and unliquidated claims arising out of all rights of indemnity, contribution, reimbursement, or any similar right) will be in excess of the amount that will be required to pay its liabilities (including without limitation contingent, subordinated, unmatured, and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case after giving effect to the transactions contemplated by this Agreement and the use of proceeds therefrom.

     6.2. Representations and Warranties of the Lessee.

     The Lessee represents and warrants to each of the other parties hereto that as of the Closing Date and the date of each Advance (except to the extent that any such representation or warranty relates to an earlier date):

(a) The Lessee and each Subsidiary of the Lessee is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, and has all requisite corporate power and authority to own its properties and to carry on its business as now conducted, except in the case of Subsidiaries where the failure to be so organized, formed, validly existing or qualified, or to be in such good standing or to have such power and authority, or to own such properties, or to carry on such business, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) (i) The Lessee has the power and authority to enter into and perform its obligations under the Operative Agreements to which it is a party or will be a party and has the corporate power and authority to act in its various capacities under the Operative Agreements;

(ii) The execution and delivery by the Lessee of this Agreement and the other applicable Operative Agreements to which the Lessee is a party as of such date and the performance by the Lessee of its obligations under this Agreement and the other applicable Operative Agreements to which the Lessee is a party are within the corporate powers of the Lessee, have been duly authorized by all necessary corporate action on the part of the Lessee (including without limitation any necessary shareholder action), have been duly executed and delivered, have received all necessary governmental approval, and do not and will not (A) violate any Legal Requirement which is binding on the Lessee, (B) contravene or conflict with, or result in a breach of, any provision of the articles of incorporation, by-laws or other organizational documents of the Lessee or of any agreement, indenture, instrument or other document which is binding on the Lessee or (C) result in, or require, the creation or imposition of any Lien (other than pursuant to the terms of the Operative Agreements) on any asset of the Lessee;

(c) This Agreement and the other applicable Operative Agreements to which the Lessee is a party, executed prior to or as of such date by the Lessee, constitute the legal, valid and binding obligation of the Lessee, enforceable against the Lessee, in accordance with their terms except as the same may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ or lessors’ rights generally and general principles of equity;

(d) Except as set forth on EXHIBIT J, there are no actions, suits or proceedings pending or, to Lessee’s knowledge, threatened against the Lessee or any of its Subsidiaries in any court or before any Governmental Authority (nor shall any order, judgment or decree have been issued or, to the knowledge of the Lessee, proposed to be issued by any Governmental Authority against the Lessee to set aside, restrain, enjoin or prevent the full performance of any Operative Agreement or any transaction contemplated thereby) that (i) concern the Property or Lessee’s interest therein, (ii) question the validity or enforceability of any Operative Agreement to which the Lessee is a party or the overall transaction described in the Operative Agreements to which the Lessee is a party or (iii) have or could reasonably be expected to have a Material Adverse Effect;

(e) No Governmental Action by any Governmental Authority or other authorization, registration, consent, approval, waiver, notice or other action by, to or of any other Person pursuant to any Legal Requirement or any contract, indenture, instrument or agreement or for any other reason is required to authorize or is required in connection with (i) the execution, delivery or performance by the Lessee of any Operative Agreement to which the Lessee is a party, (ii) the legality, validity, binding effect or enforceability against the Lessee of any Operative Agreement to which the Lessee is a party, (iii) the acquisition, ownership, construction, completion, occupancy, operation, leasing or subleasing by the Lessee of the Property or (iv) the Construction Agent’s request for any Advance, in each case, except those which have been obtained and are in full force and effect or those which the failure to obtain could not reasonably be expected to have a Material Adverse Effect;

(f) Upon the execution and delivery of the Lease Supplement to the Lease, (i) the Lessee will have unconditionally accepted the Property subject to the Lease

Supplement, and (ii) no offset will exist with respect to any Rent or other sums payable under the Lease;

(g) The Lessee is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could have a Material Adverse Effect;

(h) All information with respect to Lessee or any of its Affiliates heretofore or contemporaneously herewith furnished in writing by Lessee (or any of its Affiliates) to the Agent or any Primary Financing Party for purposes of or in connection with any Operative Agreement and the transactions contemplated hereby is true and accurate in every material respect on the date as of which such information is dated or certified, and such information, taken as a whole, does not omit to state any material fact necessary to make such information, taken as a whole, not misleading;

(i) The location of the Lessee for purposes of the UCC is Delaware. The principal place of business, chief executive office and office of the Lessee where the documents, accounts and records relating to the transactions contemplated by this Agreement and each other Operative Agreement are kept are located at 9410 Key West Avenue, Rockville, Maryland 20850;

(j) The representations and warranties of the Lessee set forth in any of the Operative Agreements are true and correct. There exists no Default or Event of Default under any of the Operative Agreements attributable to it which is continuing and which has not been cured within any cure period expressly granted under the terms of the applicable Operative Agreement or otherwise waived in accordance with the applicable Operative Agreement;

(k) The Property being financed consists of Land, existing Improvements thereon and Equipment which Improvements will be completed in accordance with the terms of the Operative Agreements;

(l) The Lessor has good and marketable title to and fee simple ownership of the Improvements and the Equipment, a valid, enforceable interest pursuant to the Appurtenant Rights and a valid ground leasehold interest in the Land enforceable against the Ground Lessor in accordance with the Ground Lease, subject regarding each of the foregoing only to (i) such Liens referenced in Sections 5.3(g), 6.2(r)(i) and 6.2(r)(ii) on the Closing Date and (ii) subject to Section 5.7, Permitted Liens and Lessor Liens after the Closing Date;

(m) No portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for the Property in accordance with the Agency Agreement and the Lease and in accordance with the National Flood Insurance Act of 1968, as amended;

(n) The Property, the Plans and Specifications and the use and operation of the Property by the Lessee shall at all times comply with (i) all Legal Requirements (including without limitation all zoning and land use laws and Environmental Laws), except to the extent that failure to comply therewith, individually or in the aggregate, shall not and could not reasonably be expected to have a Material Adverse Effect and (ii) all Insurance Requirements (unless the failure to comply will not result in a denial of coverage under any insurance policy required pursuant to the Operative Agreements);

(o) All utility services and facilities necessary for the construction and operation of the Improvements and the installation and operation of Equipment (including without limitation gas, electrical, water and sewage services and facilities) are available at the applicable Land and will be contracted or installed prior to the Completion Date;

(p) Regarding the Property, all consents, licenses, permits, authorizations, assignments and building permits required by any applicable Legal Requirement or pursuant to the terms of any contract, indenture, instrument or agreement have been obtained and are in full force and effect, except to the extent that the failure to so obtain, individually or in the aggregate, shall not and could not reasonably be expected to have a Material Adverse Effect;

(q) None of the Improvements encroach in any manner onto any adjoining land (except as permitted by express written easements, which have been approved by the Agent such approval not to be unreasonably withheld). Upon completion of the Improvements for the Property in accordance with the Plans and Specifications thereof, such Improvements will be within any building restriction lines and will not encroach in any manner onto any adjoining land (except as permitted by express written easements, which have been approved by the Agent in the exercise of its reasonable discretion);

(r) (i) The Security Documents create, as security for the Obligations, valid and enforceable security interests in, and Liens on, all of the Collateral, in favor of the Agent, for the benefit of the Secured Parties and such security interests and Liens are subject to no other Liens other than Liens that are expressly set forth as title exceptions on the title commitment issued in accordance with Section 5.3(g) with respect to the Property and after the Closing Date (subject to Section 5.7) Permitted Liens and Lessor Liens; and

(ii) The Lease Agreement creates, as security for the obligations of the Lessee under the Lease Agreement, valid and enforceable, perfected security interests in, and Liens on, the Property leased thereunder, in favor of the Lessor, and such security interests and Liens are subject to no other Liens other than Liens that are expressly set forth as title exceptions on the title commitment issued in accordance with Section 5.3(g) with respect to the Property and the Closing Date (subject to Section 5.7), Permitted Liens and Lessor Liens;

(s) (i) Neither Lessee nor any Subsidiary of Lessee is engaged principally, or as one of its more important activities, in the business of extending credit for the purposes of buying or carrying Margin Stock (as defined in Regulation U); and

(ii) No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board including Regulation T, U or X;

(t) The Lessee shall at all times cause the Lessor to have good and marketable title to and fee simple ownership of the Improvements and the Equipment, a valid, enforceable interest pursuant to the Appurtenant Rights and a valid ground leasehold interest in the Land enforceable against the Ground Lessor in accordance with the Ground Lease subject regarding each of the foregoing only to (i) such Liens referenced in Sections 5.3(g), 6.2(r)(i) and 6.2(r)(ii) on the Closing Date and (ii) subject to Section 5.7, Permitted Liens and Lessor Liens after the Closing Date;

(u) The issuance, sale and delivery of the Notes and the interests in the Operative Agreements under the circumstances contemplated hereby do not require the registration or qualification of such Notes or interests under the Securities Act, any state securities laws, or the Trust Indenture Act of 1939. Neither Lessee nor anyone authorized to act on the Lessee’s behalf has, directly or indirectly, solicited any offers to acquire, offered or sold: (i) any interest in the Notes, the Property, the Lease or the Operative Agreements in violation of Section 5 of the Securities Act or any state securities laws, or (ii) any interest in any security or lease the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned interests. Neither the Lessee nor anyone authorized to act on its behalf was involved in (y) offering or soliciting offers for the Notes (or any similar securities) or (z) selling Notes (or any similar securities) to any Person other than an “accredited investor” (as such term is defined in the Securities Act);

(v) The Property is located in Montgomery County, Maryland. No notices, complaints or orders of violation or non-compliance or liability have been issued to the Lessee or, to the best of its knowledge, threatened by any Person with respect to the Property or the present or intended future use thereof, except for such violations and instances of non-compliance as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and the Lessee is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders;

(w) To the best knowledge of the Lessee, the Property has been acquired at a price that is not in excess of fair market value;

(x) The consolidated balance sheet and income statement of the Lessee and its Consolidated Subsidiaries as of March 31, 2003, together with related consolidated statements of operations and retained earnings and of cash flows as of March 31, 2003, fairly present in all material respects the consolidated financial condition of the Lessee and its Consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Lessee and its Consolidated Subsidiaries for the period ended on such dates, all in accordance with GAAP, subject with respect to the March 31, 2003 financial statements, to changes resulting from audit and normal year end audit adjustments;

(y) Neither the Lessee nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. Each of the Lessee and its Subsidiaries is complying in all material respects with all Laws applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect;

(z) Each of the Lessee and its Subsidiaries has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Lessee or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(aa) The Lessee is not subject to any statute or regulation which prohibits the incurrence of indebtedness under this Agreement or the other Operative Agreements;

(bb) (i) As of the Closing Date only, there has been no material adverse change in the consolidated assets, liabilities, operations, business or conditions (financial or otherwise) of the Lessee and its Consolidated Subsidiaries taken as a whole from that set forth in the financial statements referenced in Section 6.2(x) and (ii) as of the date of each Advance after the Closing Date, there has been no change in the assets, liabilities, operations, business or conditions (financial or otherwise) of the Lessee which could reasonably be expected to result in a Material Adverse Effect;

(cc) The execution and delivery of the Operative Agreements will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(dd) The Lessee’s true legal name as registered in the jurisdiction of its organization is “Human Genome Sciences, Inc.,” and its organizational identification number assigned by the State of Delaware is 2302223 (Del). Lessee does not use, or transact any business under, any trade name other than its legal name;

(ee) As of the Completion Date only, the Property shall be improved substantially in accordance with the applicable Plans and Specifications (including all construction finish outs and modifications to the Property) in a good and workmanlike manner and shall be operational;

(ff) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Lessee nor any ERISA Affiliate is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect;

(gg) Each of the Lessee and its Subsidiaries has good and marketable fee simple title to all of its respective real estate assets, or if any real property is leased by the Lessee or a Subsidiary of the Lessee (excluding the Property), it has a valid leasehold interest enforceable against the ground lessor of such real property in accordance with the terms of such lease;

(hh) The fair saleable value of the Lessee’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to the Operative Agreements. The Lessee (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged and has not (ii) incurred, and does not believe that it will incur after giving effect to the transactions contemplated by the Operative Agreements, debts beyond its ability to pay such debts as they become due; and

(ii) There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Lessee or any of its Subsidiaries as of the Closing Date and none of the Lessee or any of its Subsidiaries (i) have suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (ii) have knowledge of any potential or pending strike, walkout or work stoppage.

SECTION 7. PAYMENT OF CERTAIN EXPENSES.

          7.1. Transaction Expenses.

(a) The Lessor agrees on the Closing Date to pay, or cause to be paid, all Transaction Expenses arising from the Closing, including without limitation all reasonable fees, expenses and disbursements of the Agent, the Deal Agent, the Lessor, the Lenders and their respective counsel in connection with the transactions contemplated by the Operative Agreements and incurred in connection with the Closing, all fees, taxes and expenses for the recording, registration and filing of documents and all other reasonable fees, expenses and disbursements incurred in connection with the Closing; provided, however, the Lessor shall only be obligated to pay such amounts from the proceeds of Loans and Lessor Advances. The Lessee agrees to timely pay all amounts referred to in this Section 7.1(a) to the extent the Lessor is not required to pay such amounts.

(b) For the period prior to the Commencement Date and during the Commitment Period, the Lessor agrees on the date of any Construction Advance and on the Completion Date to pay, or cause to be paid, all Transaction Expenses (subject to the following) including without limitation all reasonable fees, expenses and disbursements of counsel for the Agent, the Deal Agent, the Lessor, and the Lenders, in connection with the transactions contemplated by the Operative Agreements and billed in connection with such Advance or the Completion Date, all amounts described in Section 7.1(a) of this Agreement which have not been previously paid, the reasonable out-of-pocket expenses of the Lessor, all fees, expenses and disbursements incurred with respect to the various items referenced in Sections 5.3, 5.4 and/or 5.5 (including without limitation any premiums for title insurance policies and charges for any updates to such policies) and all other reasonable fees, expenses and disbursements in connection with such Advance or the Completion Date including without limitation all expenses relating to and all fees, taxes and expenses for the recording, registration and filing of documents and all fees, expenses and costs referenced in Sections 7.3(a), 7.3(b), 7.4, 7.5, 7.6 and 7.7; provided, however, the Lessor shall only be obligated to pay such amounts described in this Section 7.1(b) from the proceeds of Loans and Lessor Advances. On the date of any Construction Advance or the Completion Date, the Lessee agrees to timely pay all amounts referred to in this Section 7.1(b) to the extent the Lessor is not required to pay such amounts.

(c) All fees payable pursuant to the Operative Agreements shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed. All fees payable to the Conduit and the Liquidity Fees shall accrue on the same basis as the CP Loans.

     7.2. No Broker, etc.

     Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser (other than Wachovia Securities which has been retained by the Lessee) to act on its behalf in connection with the Operative Agreements or the transactions contemplated thereby, nor has it authorized any broker, finder or financial adviser (other than Wachovia Securities which has been retained by the Lessee) retained or employed by any other Person so to act.

     7.3. Certain Fees and Expenses.

     From and after the Commencement Date, the Lessee agrees to pay (a) all reasonable out-of-pocket costs and expenses incurred by the Lessee, the Agent, the Deal Agent, the Lessor or the Lenders in entering into any future amendments, modifications, supplements, restatements and/or replacements with respect to any of the Operative Agreements, whether or not the amendments, modifications, supplements, restatements and/or replacements are ultimately entered into, or giving or withholding of waivers or consents hereto or thereto, which have been requested by the Lessee and (b) all reasonable out-of-pocket costs and expenses incurred by the Lessee, the Agent, the Lessor or the Lenders in connection with any transfer or conveyance of the Property to the Lessee or its designee or any third party pursuant to the terms of the Operative Agreements, whether or not such transfer or conveyance is ultimately accomplished. At all times, the Lessee agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Lessee, the Agent or the Primary Financing Parties in connection with any exercise of remedies under any Operative Agreement or any purchase of the Property pursuant to the terms of the Operative Agreements by the Construction Agent, the Lessee or its designee.

     7.4. Unused Fee.

     For the period prior to the Commencement Date and during the Commitment Period, the Lessor agrees to pay, or cause to be paid, to the Agent for the account of (a) the Investors (provided, the Agent shall promptly forward such fee to the Investors, based on the relative commitments of the Investors), an unused fee (the “Lender Unused Fee”) equal to the product of the average daily Available Lender Commitment of each such Investor during the Commitment Period multiplied by the Applicable Percentage and (b) the Lessor, an unused fee (the “Lessor Unused Fee”) equal to the product of the average daily Available Lessor Commitment of the Lessor during the Commitment Period multiplied by the Applicable Percentage. Such Unused Fees shall be payable monthly in arrears on each Unused Fee Payment Date. The Lessor shall only be obligated to pay such amounts from the proceeds of Loans and Lessor Advances. The Lessee agrees to pay all amounts referred to in this Section 7.4 to the extent the Lessor is not required to pay such amounts.

     7.5. Administrative Fee.

     For the period prior to Commencement Date and during the Commitment Period, the Lessor shall pay, or cause to be paid, as Transaction Expenses, an administrative fee to the Agent (for its individual account) on the Closing Date and each annual anniversary thereof (or if such annual anniversary date is not a Business Day, then on the next succeeding Business Day) on the terms and conditions set forth in the engagement letter dated April 24, 2003 (the “Engagement Letter”) addressed to Mr. Steven C. Mayer, Senior Vice President and Chief Financial Officer, on behalf of the Lessee, from Mr. Evander S. Jones, Jr., Vice President, on behalf of Wachovia

Bank, National Association. The Lessor shall only be obligated to pay such amounts from the proceeds of Loans and Lessor Advances. The Lessee agrees to pay all amounts referred to in this Section 7.5 to the extent the Lessor is not required to pay such amounts. The Lessee further agrees to continue paying such an administrative fee on the terms described above after the Commencement Date and after the Commitment Period until the Maturity Date.

     7.6. Structuring Fee.

     The Lessor agrees, on the Closing Date to pay, or cause to be paid, as Transaction Expenses, a structuring fee to Wachovia Securities, LLC on the terms and conditions set forth in the Engagement Letter. The Lessor shall only be obligated to pay such amounts from the proceeds of Loans and Lessor Advances. The Lessee agrees to only pay all amounts referred to in this Section 7.6 to the extent the Lessor is not required to pay such amounts.

     7.7. Liquidity Fee.

     On each Payment Date prior to the Commencement Date from the date of this Agreement to the Facility Termination Date (as defined in the Liquidity Agreement) (as such date may be extended from time to time in accordance with the Liquidity Agreement) the Lessor shall pay, or cause to paid, as Transaction Expenses, and the Agent shall in turn pay to the Deal Agent (for prompt payment to the Investors), in immediately available funds a fee (the “Liquidity Fee”) payable in arrears for each Interest Period equal to the sum of the products for each day of such Interest Period of (a) one divided by 360, (b) the Applicable Percentage for the Liquidity Fee regarding the Loans and (c) one hundred and two percent (102%) of the aggregate sum of the Credit Loan Commitments plus the Mortgage Loan Commitments. The Lessor shall only be obligated to pay such amounts from the proceeds of Loans and Lessor Advances. The Lessee agrees to pay all amounts referred to in this Section 7.7 to the extent the Lessor is not required to pay such amounts. The Lessee further agrees to continue paying such Liquidity Fees on the terms described above until (a) the financing pursuant to the Operative Agreements is prepaid in full or (b) if such financing is not so prepaid, the later of the Maturity Date or payment of all outstanding amounts pursuant to the Operative Agreements.

     7.8. Program Fee.

     For the period prior to the Commencement Date and during the Commitment Period, the Lessor agrees to pay, or cause to be paid, to the Deal Agent for the account of the Conduit a program fee for each Interest Period relating to CP Loans equal to the product of (a) one divided by 360, (b) the principal amount of the outstanding CP Loans on the last day of each such Interest Period and (c) 0.15% (the “Program Fee”). Such fee shall be payable on the twentieth (20th) day of each month (unless such day is not a Business Day and in such case the next occurring Business Day). The Lessor shall only be obligated to pay such amounts from the proceeds of Loans and Lessor Advances. The Lessee agrees to pay all amounts referred to in this Section 7.8 to the extent the Lessor is not required to pay such amounts. The Lessee further agrees to continue paying such Program Fee on the terms described above until (a) the financing pursuant to the Operative Agreements is prepaid in full or (b) if such financing is not so prepaid, the later of the Maturity Date or payment of all outstanding amounts pursuant to the Operative Agreements.

SECTION 8. OTHER COVENANTS AND AGREEMENTS.

     8.1. Cooperation with the Construction Agent or the Lessee.

     The Primary Financing Parties and the Agent shall, at the expense of and to the extent reasonably requested by the Construction Agent or the Lessee (but without assuming additional liabilities on account thereof and only to the extent such is acceptable to the Primary Financing Parties and/or the Agent, as applicable, in their reasonable discretion), cooperate with the Construction Agent or the Lessee in connection with the Construction Agent or the Lessee satisfying its covenant obligations contained in the Operative Agreements including without limitation at any time and from time to time, promptly and duly executing and delivering any and all such further instruments, documents and financing statements (and continuation statements related thereto).

     8.2. Covenants of the Lessor.

     The Lessor hereby agrees that so long as this Agreement is in effect:

(a) The Lessor will not create or permit to exist at any time, and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Property attributable to it; provided, however, that the Lessor shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not materially and adversely affect the rights of the Lessee under the Lease and the other Operative Agreements or involve any material danger of impairment of the Liens of the Security Documents or of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, the Property or title thereto or any interest therein or the payment of Rent;

(b) The Lessor shall not (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seek appointment of a receiver, trustee, custodian or other similar official for all or any substantial benefit of the creditors of the Lessor; and the Lessor shall not take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this paragraph;

(c) The Lessor shall give prompt written notice to the Lessee, the Primary Financing Parties (other than the Lessor) and the Agent if the Lessor’s location for purposes of the UCC shall cease to be North Carolina, or if the Lessor’s principal place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Property are kept, shall cease to be located at One Wachovia Center, 301 South College Street, Charlotte, Mecklenburg County, North Carolina 28288;

(d) The Lessor shall take or refrain from taking such actions and grant or refrain from granting such approvals with respect to the Operative Agreements and/or relating to the Property in each case as directed in writing by the Agent (until such time as the Loans are paid in full) or, in connection with Section 8.5 hereof, the Lessee; provided, however, that each of the Agent, the Primary Financing Parties (other than the Lessor) and the Lessee acknowledges, covenants and agrees that it will not instruct the Lessor to take any action in violation of the terms of any Operative Agreement; and

(e) The Lessor shall give the Lessee prompt written notice (a “Lessor Notice”) following the Lessor’s knowledge, but in any event promptly upon receipt by it of (x) notice from an acquiring Person as provided in the related underlying transaction documents that a disposition of property will occur or (y) an appraisal or other form of written valuation study, in either case that, in the exercise of the Lessor’s reasonable judgment, would (regarding the Fair Market Sales Value of the Property as set forth in the Appraisal delivered pursuant to Section 5.3(s) or as set forth in any Appraisal requested from time to time by the Lessee and obtained at the sole cost and expense of the Lessee), in the case of clause (x) above, cause such Fair Market Sales Value of the Property to exceed forty-five percent (45%) of (or, in the case of clause (y) above, provide the Lessor with adequate information to determine that, such Fair Market Sales Value of the Property exceeds forty-five percent (45%) of) the fair market value (based on appraisals or other information in the Lessor’s possession and delivered in connection with the consummation of such underlying transactions relating to various properties of the Lessor or received by the Lessor as described in clause (y) above) of all of the property owned (as determined in accordance with Lessor’s financial reporting under GAAP) by the Lessor (the “Forty-five Percent FMV Event”). In the event that a Lessor Notice is given, the Lessor, upon receipt of a written request from the Lessee, may, at its option, elect to either (i) obtain additional assets such that the gross asset value of the Property does not ever constitute more than fifty percent (50%) of the total assets of the Lessor, (ii) transfer its interests in all of the Property to another Affiliate of the Lessor such that the representations set forth in the Lessor Confirmation Letter remain correct, (iii) obtain, at the Lessee’s sole cost and expense, additional appraisals on assets owned by the Lessor, or (iv) obtain, at the Lessee’s sole cost and expense, a SAS 97-type letter reasonably acceptable to the Lessee from the Lessor’s auditor to certify that the Lessor is a voting interest entity as defined by FASB Interpretation No. 46 (to be renewed as required). Nothing relating to the circumstances surrounding or the physical delivery of the Lessor Notice will in any way inhibit or prohibit the Lessee’s right to replace the Lessor pursuant to Section 10.1(d). Notwithstanding the foregoing, in no event will the Lessor be required to disclose or provide access to any information to the extent that such disclosure or access would violate any law applicable to the Lessor or its Affiliates, including without limitation banking regulations applicable to national banks, or result in a breach of the Lessor’s or any Affiliate’s confidentiality agreements.

In addition to the foregoing, if the Lessee determines, in its sole discretion, that a Forty-Five Percent FMV Event will occur, the Lessor agrees to use all reasonable commercial efforts to provide the non-confidential information necessary for the Lessee to make its accounting assessment under FASB Interpretation No. 46. Notwithstanding the foregoing, in no event will the Lessor be required to disclose or provide access to any information to the extent that such disclosure or access would violate any Law applicable to the Lessor or its Affiliates, including banking regulations applicable to national banks, or result in a breach of the Lessor’s or any Affiliate’s confidentiality agreements. The parties hereto agree that the Lessee and its auditors are the sole beneficiaries of the matters addressed in this Section 8.2(e).

(f) Upon the Lessee’s prior written request, the Lessor shall provide to the Lessee at least fifteen (15) days prior to the end of each calendar quarter and at least forty-five (45) days prior to the end of each calendar year, a confirmed copy of the Lessor Confirmation Letter. The parties hereto agree that the Lessee and its auditors are the sole beneficiaries of the matters addressed in this Section 8.2(f).

(g) At the direction of the Lessee, the Lessor shall undertake to enter into and maintain one or more Hedging Agreements (on terms and conditions satisfactory to the Agent) with respect to the financing of the Property regardless of whether Completion and/or the Commencement Date shall have occurred with respect to the Property and to terminate any such Hedging Agreement in accordance with the terms thereof; provided, (i) the Lessee must consent in writing (in form and substance satisfactory to the Hedge Provider and the Agent and in such form as may be relied upon by the Hedge Provider and each Financing Party) to each such Hedging Agreement and certify in such consent that each such Hedging Agreement is customary and reasonable, (ii) the Lessee must provide a copy of each such consent to each Financing Party, (iii) upon the date as of which the Lessor initially enters into any such Hedging Agreement, no Default or Event of Default shall have occurred and be continuing and (iv) each such Hedging Agreement must terminate on or prior to the last day of the Term.

(h) The Lessor will not finance an amount equal to or greater than ninety-five percent (95%) of the fair value of the property with non-recourse debt or targeted equity.

     8.3. The Lessee Covenants, Consent and Acknowledgment.

(a) The Lessee acknowledges and agrees that the Borrower, pursuant to the terms and conditions of various Security Documents, shall create Liens respecting the various collateral described therein in favor of the Agent. The Lessee hereby irrevocably consents to the creation, perfection and maintenance of such Liens. The Lessee shall, to the extent reasonably requested by any of the other parties hereto, cooperate with the other parties in connection with their covenants herein or in the other Operative Agreements and shall from time to time duly execute and deliver any and all such future instruments, documents and financing statements (and continuation statements related thereto) as any other party hereto may reasonably request.

(b) The Lessor hereby instructs the Lessee, and the Lessee hereby acknowledges and agrees, that until such time as the Loans and the Lessor Advances are paid in full and the Liens evidenced by the various Security Documents have been released (i) any and all Rent (excluding Excepted Payments, which shall be payable to the Person entitled thereto) and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable to any Person shall instead be paid directly to the Agent (excluding Excepted Payments, which shall be payable to the Person entitled thereto) or as the Agent may direct from time to time for allocation and distribution in accordance with the procedures set forth in Section 8.7 hereof and (ii) the Lessee shall cause all notices, certificates, financial statements, communications and other information, which are delivered, or are required to be delivered, to the Lessor, to be delivered to the Agent, as the Lessor’s agent.

(c) The Lessee shall not consent to any amendment, supplement or other modification of the terms or provisions of any Operative Agreement to which it is a party except in accordance with Section 12.4 of this Agreement.

(d) The Lessee hereby covenants and agrees that (except for amounts payable as Basic Rent, payments made in connection with the satisfaction or removal of Lessor Liens, certain Transaction Expenses funded by Advances pursuant to the Operative Agreements, principal and Interest due and owing with regard to the Loans or the Lessor Advances and amounts expressly excluded from indemnification pursuant to Section 11) any and all payment obligations owing from time to time under the Operative Agreements by any Person to the Agent, the Deal Agent, any Hedge Provider, any Primary Financing Party or any other Person shall (without further action) be deemed to be Supplemental Rent obligations payable by the Lessee; provided, however, during the period prior to the Completion Date, the Construction Agent may submit a Requisition for such Supplemental Rent obligations and such Supplemental Rent obligations shall be payable by the Construction Agent with the proceeds of one or more Advances made in accordance with the provisions of the Operative Agreements and upon satisfaction or express waiver of the conditions applicable to such Advance, and such amounts shall be added to the Property Cost; provided, further, in the event the Construction Agent shall fail to comply with the requirements set forth in the immediately preceding proviso or shall fail to submit a Requisition for such Supplemental Rent obligations, the Construction Agent shall pay such Supplemental Rent obligation to such Person from its own funds. Without limitation, such Supplemental Rent obligations of the Lessee shall include (except to the extent specifically excluded pursuant to the first sentence of this Section 8.3(d)) the Supplemental Rent obligations pursuant to this Section 8.3(d), Section 3.3 of the Lease, structuring fees, administrative fees, participation fees, unused fees, prepayment penalties, Breakage Costs, indemnities, program fees, liquidity fees, transaction expenses incurred by the parties hereto in connection with the transactions contemplated by the Operative Agreements and any and all payment obligations owing from time to time to any Hedge Provider pursuant to one or more Hedging Agreements (including without limitation any and all obligations to pay termination payments thereunder).

(e) The Lessee hereby covenants and agrees to cause an Appraisal or reappraisal (in form and substance reasonably satisfactory to the Agent and from an appraiser selected by the Agent) to be issued respecting the Property as requested by the Agent from time to time (i) at each and every time as such shall be required to satisfy any regulatory requirements imposed on the Agent and/or any Primary Financing Party and (ii) after the occurrence of an Event of Default that is not a Limited Recourse Event of Default, the costs and expenses of such Appraisal shall be deemed to be a Supplemental Rent obligation payable in accordance with the provisions of Section 8.3(d).

(f) At any time the Lessor or the Agent is entitled under the Operative Agreements to possession of the Property or any component thereof, the Lessee hereby covenants and agrees, at its own cost and expense, to assemble and make the Property or such component, as applicable, available to the Agent (on behalf of the Lessor).

(g) The Lessee hereby covenants and agrees that Equipment respecting the Property shall at no time constitute in excess of ten percent (10%) of the aggregate Advances respecting the Property funded at such time under the Operative Agreements.

(h) The Lessee hereby covenants and agrees that it shall give thirty (30) days’ prior notice to the Agent if the Lessee’s location for purposes of the UCC, the Lessee’s principal place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Property are kept, shall cease to be located at the locations set forth in Section 6.2(i) or if it shall change its name or if it shall use, or transact business under, any tradename other than its legal name.

(i) The Lessee hereby covenants and agrees that the rights of the Lessee under this Agreement and the Lease shall not impair or in any way diminish the obligations of the Construction Agent and/or the rights of the Lessor under the Agency Agreement.

(j) The Lessee shall promptly notify the Agent and each Primary Financing Party, or cause the Agent and each Primary Financing Party to be promptly notified, upon a Responsible Officer of such Lessee gaining knowledge of the occurrence of any Default or Event of Default which is continuing at such time and describing the same in reasonable detail with a description of the action the Lessee or any Affiliate has taken or proposes to take with respect thereto. In any event, such notice shall be provided to the Agent within ten (10) days of when a Responsible Officer of the Lessee gains such knowledge.

(k) Promptly after obtaining any required architectural approvals by any business park or any other applicable entity with oversight responsibility for the applicable Improvements, the Lessee shall deliver to the Agent copies of the same.

(l) Except as otherwise contemplated by the Operative Agreements, the Lessee shall not use the proceeds of any Advance for any purpose other than the acquisition, installation and testing of the Equipment, the construction of the

Improvements and the payment of Capitalized Costs and other Project Costs, in each case which accrue prior to the Commencement Date with respect to the Property; provided, the amounts advanced by the Primary Financing Parties in connection with their obtaining of the various interests pursuant to the Master Transfer Agreement as referenced in Section 1 shall be deemed to be permitted Advances for all purposes of the Operative Agreements.

(m) The Property, the Plans and Specifications for the Property and the use and operation of the Property by the Lessee will comply with all applicable Legal Requirements (including without limitation all applicable Environmental Laws and building, planning, zoning and fire codes), except to the extent the failure to comply therewith, individually or in the aggregate, shall not have and could not reasonably be expected to have a Material Adverse Effect. Upon completion of the Improvements for the Property in accordance with the applicable Plans and Specifications, such Improvements will be within any building restriction lines and will not encroach in any manner onto any adjoining land (except as permitted by express written easements, which have been approved by the Agent).

(n) The Property shall be improved in all material respects in accordance with the applicable Plans and Specifications.

(o) The Lessee shall deliver (or cause to be delivered) an annual certificate evidencing the insurance required to be maintained under the Agency Agreement or Article XIV of the Lease, as applicable, on the date such certificate is due thereunder.

(p) Until all of the obligations under the Operative Agreements have been finally and indefeasibly paid and satisfied in full (other than such obligations thereunder which expressly survive such payment and satisfaction in full) and the Lender Commitments and the Lessor Commitments terminated, the Lessee will:

(i) preserve and maintain its separate legal existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation (or partnership, limited liability company or other such similar entity, as the case may be) and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect;

(ii) pay and perform all obligations of the Lessee under the Operative Agreements and pay and perform (A) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (B) all other indebtedness, obligations and liabilities in accordance with customary trade practices, which if not paid would have a Material Adverse Effect; provided, that the Lessee may contest any item described in this Section 8.3(p)(ii) in good faith so long as adequate reserves are maintained with respect thereto in accordance with (and to the extent required by) GAAP;

(iii) to the extent failure to do so would have a Material Adverse Effect, observe and remain in compliance with all applicable Laws and maintain in full force and effect all Governmental Actions, in each case applicable to the conduct of its business; keep (or cause to be kept) in full force and effect all licenses, certifications or accreditations necessary for the Property to carry on its business; and not permit the termination of any insurance reimbursement program available to the Property; and

(iv) provide to the Agent, promptly, such additional financial and other information as the Agent, on behalf of any Primary Financing Party, may from time to time reasonably request and that is reasonably related to such Primary Financing Party’s credit analysis of the Lessee as it otherwise relates to the Property.

(q) The Lessee shall perform (or cause to be performed) any and all obligations of Lessor under, and cause the Lessor to otherwise remain in full compliance with, the terms and provisions of the Ground Lease and the Appurtenant Rights; provided, however, the Lessee shall have no obligation to satisfy any Lessor Liens relating to the property subject to the Ground Lease or the Appurtenant Rights.

(r) The Lessee shall prepare and submit to the Agent, on or prior to the Closing Date, a Construction Budget for the Property (which shall include a line item for Interest and Lessor Yield and all other reasonably anticipated Capitalized Costs that will accrue prior to the Completion Date) such that the sum of the Commitments will at all times exceed the expected Property Cost.

(s) The Lessee shall cause the Property to comply with all Insurance Requirements (unless the failure to comply with such Insurance Requirements will not result in a denial of coverage under any insurance policy required to be maintained hereunder or under any other Operative Agreement) and all standards of Lessee with respect to similar properties owned by Lessee. The Lessee shall deliver evidence of builder’s risk insurance in compliance with the requirements set forth in the Agency Agreement or the Lease, as applicable.

(t) [Reserved].

(u) All utility services and facilities necessary for the construction and operation of the Improvements and the installation and operation of the Equipment regarding the Property (including without limitation gas, electrical, water and sewage services and facilities) shall be available at the Land or shall be constructed prior to the Completion Date for the Property.

(v) The acquisition, installation and testing of the Equipment and construction of the Improvements shall be performed in a good and workmanlike manner, substantially in accordance with the applicable Plans and Specifications.

(w) The Lessee shall not incur or suffer to exist any Lien on the Property or any other collateral subject to the Security Documents other than Permitted Liens and Lessor Liens, and the Lessee shall at all times cause the Liens of the Security Documents to be maintained as valid, perfected, first-priority Liens (subject only to Permitted Liens and Lessor Liens).

(x) The Lessee shall deliver a written notice to the Agent promptly upon the Lessee’s receiving notice or actual knowledge of a Responsible Officer of the Lessee of the taking by a Governmental Authority of an action, which would constitute a Condemnation, receiving notice of a material violation of any Legal Requirement on or at the Property, including any Environmental Law, under which liability may be imposed upon the Agent, any Primary Financing Party or the Lessee, or receiving notice or actual knowledge of modification of the Property (other than routine construction progress, fire, life-safety and similar inspections) required to remove or cure any violation of the Lessor under which criminal liability may be imposed upon the Agent, any Primary Financing Party or the Lessee.

(y) The Lessee shall not, nor shall it permit anyone authorized to act on its behalf to, take any action which would subject the Property, the Operative Agreements, Loans, the Lessor Advances, or any security or lease the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

(z) The proceeds of Advances and the condemnation proceeds, awards, compensation and insurance proceeds regarding any Casualty or Condemnation concerning the Property shall not be spent in connection with any equipment, apparatus, furnishings, fittings or personal property of any kind or nature, except for the Equipment.

(aa) The Lessee shall cause the Interest Period for any and all CP Loans, Eurodollar Loans and/or Eurodollar Lessor Advances subject to any Hedging Agreement to be identical to the interest period (or any similar period) for each such amount in each such Hedging Agreement.

(bb) With respect to each Loan or portion thereof for which a Hedging Agreement is in place and unless either Credit Agreement (including without limitation Sections 2.6, 2.7, 2.8, 2.9 and 2.12 of either such Credit Agreement) or the Participation Agreement requires the application of the ABR to a Loan, the Lessee shall cause the interest rate applicable to the Loan (unless such Loan is a CP Loan) to be the Eurodollar Rate, not the ABR. With respect to each Lessor Advance or portion thereof for which a Hedging Agreement is in place and unless this Agreement (including without limitation pursuant to Sections 5A of this Agreement) requires the application of the ABR to a Lessor Advance, the Lessee shall cause the Lessor Yield applicable to the Lessor Advance to be the Eurodollar Rate, not the ABR.

     8.3A Additional Covenants of the Lessee.

     Except as specifically provided below, during the Construction Period and the Term, if any, the Lessee covenants with each of the other parties hereto as follows:

(a) [Reserved].

(b) (i) During the Construction Period, the Construction Agent from time to time shall deliver to the Lessor and the Agent an Officer’s Certificate, which Officer’s Certificate shall state whether or not there exists an Agency Agreement Default or Agency Agreement Event of Default and whether or not the Site is In Balance, and shall attach a monthly report in the form of EXHIBIT N hereto. Such Officer’s Certificate and report shall be delivered together with any Requisition delivered by the Construction Agent and, if no such Requisition is delivered by the Construction Agent in any calendar month, then such Officer’s Certificate and report shall be delivered on the last Business Day of such calendar month.

(ii) The Construction Agent shall make available to the Agent and the Construction Consultant for inspection and copying no later than the fifth (5th) day of each calendar month: (A) copies of all Material Construction Documents entered into in the preceding calendar month; (B) copies of all change orders, changes to the Construction Materials, notices, requests for any increase of any contract sum payable, or other communication received under or in connection with any Material Construction Document which either (x) seeks to materially increase the total consideration payable under any Material Construction Document, or (y) asserts that the Construction Agent or any other party to any Material Construction Document is in material breach or default, or with notice and lapse of time or both will be in material breach or default under any Material Construction Document; (C) upon reasonable request by the Lessor, a list of the names and addresses of the subcontractors with whom written agreements have been made by the Construction Agent and (D) such other information as may be reasonably requested (in light of the Construction Agent’s obligations to provide information or documents contained herein or in the other Operative Agreements) by the Lessor regarding the status of (and to the extent reasonably available to the Construction Agent, the parties to material agreements relating to) the Construction, compliance of the parties to the Construction Documents with the terms thereof, and amounts due and payable under the Construction Documents, including, without limitation, such information as the Lessor shall reasonably require to determine that the Construction Budget is In Balance.

(iii) The Construction Agent shall make available to the Agent and the Construction Consultant for inspection and copying (A) on each anniversary of the Closing Date (unless an Event of Default has occurred and is continuing in which case as requested) a copy of each of the then current Plans and Specifications and (B) within thirty (30) days after Completion of the Property, a copy of the then current Plans and Specifications.

(c) The Lessee shall deliver to the Lessor and the Agent promptly upon the occurrence of a Casualty that may result in a claim in excess of $1,000,000 an Officer’s Certificate describing in detail those Improvements that have suffered a Casualty (except to the extent such Casualty has been described in a previously delivered Officer’s Certificate) or been the subject of a Condemnation and have not been replaced in accordance with the Operative Agreements and cannot be repaired by (i) the Construction Period Termination Date, with regard to the Property prior to Completion or (ii) the then current end of the Term, with regard to the Property after Completion.

(d) Each time the investment guidelines of the Lessee are modified, the Lessee shall deliver to the Agent (within ten (10) Business Days after any such modification has been adopted) a copy of the newly modified investment guidelines of the Lessee duly authorized and adopted by the Lessee. Such investment guidelines shall be certified by a Responsible Officer of the Lessee as true and correct.

(e) Promptly upon the Lessee’s becoming aware of (i) any investigation of it by any Governmental Authority, (ii) any court or administrative proceeding involving it, or (iii) any notice, claim or demand from any Governmental Authority which alleges that any such Person is in violation of any Law or has failed to comply with any order issued pursuant to any Federal, state or local statute regulating its operation and business, which individually or in the aggregate is reasonably likely to result in a liability of $10,000,000 or more or to have a Material Adverse Effect, it shall notify the Lessor and the Agent specifying its nature and the action it is taking with respect thereto.

(f) Promptly upon occurrence of Completion of the Property, the Lessee shall deliver written notice thereof to the Lessor and the Agent, together with true and correct copies of certificates of occupancy issued with respect to the Property. The failure to deliver a notice of Completion will not prevent the Property from becoming subject to the Lease in accordance with Section 5.14.

(g) The Lessor or any Agent may designate any Person in writing who is its officer, employee or agent to visit and inspect the Property, and to the extent reasonable under the circumstances, examine the Lessee’s books of record and accounts pertaining to the Property all at such reasonable times as the Lessor or such Agent, as the case may be, may reasonably request and, upon such request, the Lessee shall make the Property and such books of record and accounts pertaining to the Property available to the Lessor or the Agent, as the case may be, for inspection; provided, that the Lessor and the Agent shall comply, and cause their respective officers, employees and agents to comply, with the provisions of Section 12.13. Notwithstanding the foregoing provisions of this Section 8.3A(g), (i) except in the case of emergency or Lease Event of Default, in connection with such visits and inspections, the Lessor or the Agent shall provide reasonable written notice to the Lessee prior to any such visit or inspection and, absent a Lease Event of Default and after the Commencement Date, such visits and inspections shall occur not more often than once per annum, (ii) any such visit and inspection shall be at the sole risk and expense of the Person so visiting or inspecting (but without excusing the Lessee for any liability for any injuries to the extent resulting from the Lessee’s negligence or willful misconduct where such Person has complied with clause (iii) hereof) unless a Lease Event of Default has occurred and is continuing, in which case any such visit and inspection shall be at the expense of the Lessee (provided that during the Construction Period the Lessee shall request an Advance, the proceeds of which shall be used to pay such expenses), (iii) each Person so visiting or inspecting the Property shall comply with such rules and regulations regarding the Lessee’s operations, safety and security as the Lessee may reasonably impose, and (iv) no such Person shall be entitled to inspect any areas of the Property or records that the Lessee reasonably characterizes as confidential, proprietary or similarly necessary of protection from disclosure.

(h) [Reserved].

(i) The Lessee shall, as soon as possible and in any event within ten (10) days after the occurrence of any violation of an Environmental Law that could reasonably be expected to have a Material Adverse Effect, provide the Lessor and the Agent with a statement of an authorized officer setting forth the details of such violation and the action which the Lessee proposes to take with respect thereto.

(j) The Lessee shall not, nor shall it permit anyone authorized to act on its behalf to, take any action which would subject the issuance or sale of any interest in the Lease, the Lessor Advances, the Loans, the Notes or any security or lease the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

(k) The Lessee shall not, nor shall it permit anyone authorized to act on its behalf to, sell, contract to sell, assign, lease, transfer, convey or otherwise dispose of the Property or any part thereof in violation of the Operative Agreements.

(l) Subject to the Lessee’s rights to conduct a permitted contest in accordance with the Operative Agreements in respect of the following, the Lessee shall pay (provided that during the Construction Period the Lessee shall request an Advance, the proceeds of which shall be used to pay) and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, other than Permitted Liens.

(m) During the Construction Period, the Lessee shall maintain, at the expense of the Lessor, insurance coverage covering the Property which meets in all respects the requirements of the Agency Agreement.

(n) During the continuance of any Lease Event of Default, the Lessee shall deliver to the Lessor and the Agent an Environmental Audit for the Property within thirty (30) days of demand therefor.

(o) Upon demand from the Lessor or the Agent during the continuance of a Lease Event of Default, the Lessee shall deliver to the Lessor and the Agent an Appraisal of the Property, prepared by an appraiser satisfactory to the Lessor and the Agent and in form and substance reasonably satisfactory to each of them, showing the Fair Market Sales Value of the fee interest in the Land and the Lessor’s interest in the Improvements, dated within thirty (30) days of the delivery of such Appraisal.

(p) The Lessee will cause the Property to be constructed in its entirety at and on the Site and will not approve or allow the construction of the Property or any portion thereof to be constructed at or on any location other than the Site, except with respect to certain assets subject to the HVAC Easement which have been specified in writing to the Financing Parties.

(q) The Lessee shall not incur, and shall not cause nor permit any Lessee Person to incur, the Property Costs that, when added to the aggregate Property Costs then incurred to date, would exceed the aggregate commitments.

(r) The Lessee shall not assign or transfer its interest in the Lease or any other Operative Agreement except in accordance with Article XXV of the Lease and Section 10.1(a) of this Agreement.

(s) The Lessee covenants that the Agent has and shall continue to have a first priority perfected security interest in the Liquid Collateral Account and the Liquid Collateral credited thereto from time to time, which Liquid Collateral Account and Liquid Collateral secures all of the Obligations of the Lessee. At any time the Lessee is required under the Liquid Collateral Agreements or the other Operative Agreements, as applicable, to provide additional Liquid Collateral to the Agent, the Lessee shall pledge such Liquid Collateral to the Agent pursuant to the Cash Collateral Agreement or such other agreements in form and substance satisfactory to the Agent providing for a valid and perfected first priority security interest in favor of the Agent in such Liquid Collateral, free and clear of all Liens. Any Liquid Collateral that shall not be in the form of a direct obligation to the Agent shall be pledged to the Agent pursuant to a pledge and security agreement and a custody and control agreement, each in form and substance satisfactory to the Agent, to secure the Obligations of the Lessee. The Lessee shall maintain such pledged Liquid Collateral free and clear of all Liens other than Liens in favor of the Agent. Any income received (or loss incurred) by the Agent with respect to the balance from time to time on deposit in such Liquid Collateral Account, including any interest or capital gains on Permitted Investments made with amounts on deposit in such Liquid Collateral Account, shall remain, or be deposited, in (or be deducted from) such Liquid Collateral Account, and the Agent shall not be required to reimburse any such losses or otherwise have any liability therefor except as otherwise provided in the Liquid Collateral Agreements. All right, title and interest in and to the cash amounts on deposit in the Liquid Collateral Account together with any Permitted Investments from time to time made pursuant to this Section shall constitute part of the Liquid Collateral and shall be held for the benefit of the Secured Parties and shall not constitute payment of the Obligations of the Lessee (or any other obligations to which such funds are provided hereunder to be applied) until applied thereto as provided herein. On a monthly basis, the Agent has the right to mark-to-market the Liquid Collateral in its Liquid Collateral Account and to require the Lessee to transfer additional Liquid Collateral to the Liquid Collateral Account pursuant to the Liquid Collateral Agreements and the other Operative Agreements, as applicable.

(t) The Lessee shall complete all Final Completion Work in a good and workmanlike manner in accordance with the Construction Materials, but in no event later than the last day of the Term.

(u) The Lessee shall furnish to the Lessor and the Agent:

(i) so long as the Lessee is subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, (A) within a reasonable amount of time (but not more than thirty (30) days) after the Lessee is required to file the same with the SEC or any successor thereto copies of its Annual Report on Form 10-K, and (B) within thirty (30) days after the Lessee is required to file the same with the SEC, copies of its quarterly reports on Form 10-Q and any reports filed on Form 8-K, if any:

(ii) at any time when the Lessee is not subject to such reporting requirements, (A) as soon as available and in any event within forty-five (45) days after each Fiscal Quarter, the unaudited consolidated statements of consolidated earnings, stockholders’ equity and cash flows of the Lessee and its Consolidated Subsidiaries for such Fiscal Quarter and the related consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as at the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a senior financial officer of the Lessee which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Lessee in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, the relevant period (subject to normal year-end audit adjustments) and (B) as soon as available and in any event within ninety (90) days after each fiscal year, the audited statements of consolidated earnings, stockholders’ equity and cash flows of the Lessee and its Consolidated Subsidiaries for such fiscal year and the related consolidated balance sheet of the Lessee and its Consolidated Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by an opinion on such financial statements of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Lessee and its Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year;

(iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) above, an Officer’s Certificate, together with a duly executed Compliance Certificate (in the form of EXHIBIT M), stating that the signer has made such inquiries as the signer deems necessary and appropriate in the circumstances and that such review has not disclosed the existence during the accounting period covered by such financial statements, and that the signer does not have actual knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Lease Event of Default or an Agency Agreement Event of Default or which, after notice or lapse of time or both, would constitute a Lease Event of Default or an Agency Agreement Event of Default or, if any such condition or event existed or exists, specifying the nature and period of the existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto and including a computation of the financial tests set forth in Sections 8.3A(v) and (w) and providing an itemization of the Liquid Collateral Account sufficient to demonstrate compliance with Section 5.11(c)(1)(A):

(iv) such additional financial information, reports or statements as any Financing Party may from time to time reasonably request.

     Information required to be delivered pursuant to clause (i) of this Section 8.3A, if not previously delivered through paper copies, shall be deemed to have been delivered on the date on which the Lessee provides notice to the Financing Parties that such information has been posted on the Lessee’s website on the Internet, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Financing Parties without a charge: provided that (x) such notice may be included in any certificate delivered pursuant to clause (iii) hereof and (y) the Lessee shall deliver paper copies of the information referred to in clause (i) of this Section 8.3A upon request of any Financing Party.

(v) The Lessee will not permit its Unrestricted Cash, Cash Equivalents and Marketable Securities to be less than the greater of (a) $100,000,000 as at the end of any Fiscal Quarter and (b) the Cash Burn Amount for the period of four consecutive Fiscal Quarters as at the end of any Fiscal Quarter.

(w) The Lessee will not permit the Senior Debt Ratio as of the end of any Fiscal Quarter to be less than 1.25:1.

(x) (i) The Lessee will not sell, transfer, or otherwise dispose of the Ground Lessor, other than to a wholly-owned subsidiary of the Lessee, and (ii) the Lessee will not permit the Ground Lessor (A) to sell, transfer or otherwise dispose of the property subject to the Ground Lease or the Appurtenant Rights or (B) to assign or permit any Lien on its interest in the Ground Lease or the Appurtenant Rights.

(y) (i) If (A) as of any Cash Collateral Test Date the Unrestricted Cash, Cash Equivalents and Marketable Securities of the Lessee and its Consolidated Subsidiaries as of such date is less than the greater of (i) $200,000,000 and (ii) the Cash Burn Amount for the period of four consecutive Fiscal Quarters ended on or most recently prior to such Cash Collateral Test Date, (B) all or substantially all of the assets of the Lessee or control of its outstanding shares of capital stock is acquired by a Non-Public Company, the Lessee shall no later than five (5) Business Days after such Cash Collateral Test Date, maintain all its Liquid Collateral on the basis of the Properly Margined Collateral Coverage and deliver to Agent additional Permitted Investments so that the Adjusted Market Value of the Liquid Collateral held in the Liquid Collateral Account of the Agent is not less than the Required Liquid Collateral Amount with respect to such Liquid Collateral Account and the Concentration Limits are met.

(ii) From and after any date on which the Unrestricted Cash, Cash Equivalents and Marketable Securities of the Lessee shall be equal to or less than $300,000,000, the Lessee shall deliver to the Lessor and the Agent on the last Business Day of each calendar month an Officer’s Certificate stating the amount of the Lessee’s Unrestricted Cash, Cash Equivalents and Marketable Securities as of such date.

(z) The Lessee will not, and will not permit any Subsidiary to, engage in any business activity, except the businesses of discovery, development, manufacture or sale of biotechnology or pharmaceutical products or services and any businesses reasonably ancillary, incidental, comparable or related thereto.

(aa) The Lessee shall not allow at any time the aggregate amount of Advances received by the Lessee, together with all Interest, Lessor Yield, fees and Transaction Expenses or any other Capitalized Costs incurred or accruing with respect thereto, to exceed the aggregate Commitments.

(bb) [Reserved].

(cc) The General Contractor for the Construction of the Property shall be the Gilbane Building Company or any contractor acceptable to the Construction Consultant and the Agent.

(dd) Upon Completion of the Property, the Lessee shall deliver to the Financing Parties a certification by the Gilbane Building Company in form and substance satisfactory to each addressee to the effect that the conditions set forth in Section 8.3A(bb) have been met.

(ee) The Lessee will keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Law shall be made of all dealings and transactions in relation to its businesses and activities; and, provided that the Financing Parties use reasonable efforts to minimize disruption to the business of the Lessee and its Subsidiaries, permit representatives of the Financing Parties, from time to time, to visit and inspect its properties and to inspect, audit and make extracts from its books, records and files, including without limitation management letters prepared by independent accountants and to discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     8.4. Sharing of Certain Payments.

     Except for Excepted Payments, the parties hereto acknowledge and agree that all payments due and owing by the Lessee to the Lessor under the Lease or any of the other Operative Agreements shall be made by the Lessee directly to the Agent as more particularly provided in Section 8.3 hereof. The Agent, the Primary Financing Parties and the Lessee acknowledge the terms of Section 8.7 of this Agreement regarding the allocation of payments and other amounts made or received from time to time under the Operative Agreements and agree that all such payments and amounts are to be allocated as provided in Section 8.7 of this Agreement.

     8.5. Grant of Easements, etc.

     The Agent and the Primary Financing Parties hereby agree that, so long as no Event of Default shall have occurred and be continuing, and until such time as the Agent gives instructions to the contrary to the Lessor after the occurrence and continuance of such Event of Default, the Lessor shall, with the prior consent of the Agent not to be unreasonably withheld, from time to time at the request of the Lessee, in connection with the transactions contemplated by the Agency Agreement, the Lease or the other Operative Agreements, (i) grant easements and other rights with respect to the Property, (ii) release existing easements or other rights which are for the benefit of the Property, (iii) execute and deliver to any Person any instrument appropriate to confirm or effect such grants or releases and (iv) execute and deliver to any Person such other documents or materials in connection with the acquisition, development, construction, testing, demolition or operation of the Property, including without limitation reciprocal easement agreements, construction contracts, operating agreements, development agreements, plats, replats or subdivision documents; provided, that each of the agreements referred to in this Section 8.5 shall be of the type normally executed by the Lessee in the ordinary course of its business and shall be on commercially reasonable terms so as not to diminish the value of the Property in any material respect or otherwise have a Material Adverse Effect.

     8.6. Appointment of the Agent by the Primary Financing Parties.

(a) The Secured Parties acknowledge and agree and direct that the rights and remedies of the beneficiaries of the Lien of the Security Documents shall be exercised by the Agent on behalf of the Secured Parties; provided, in all cases, the Agent shall allocate payments and other amounts received in accordance with Section 8.7. The Agent is further appointed to provide notices under the Operative Agreements on behalf each Primary Financing Party (as determined by the Agent, in its reasonable discretion), to receive notices under the Operative Agreements on behalf of each Primary Financing

Party and (subject to Section 8.5) to take such other action under the Operative Agreements on behalf of the Lessor as the Agent shall determine in its reasonable discretion from time to time. The Agent hereby accepts such appointments. Further, the Agent shall be entitled to take such action on behalf of the Lessor as is delegated to the Agent under any Operative Agreement (whether express or implied) as may be reasonably incidental thereto.

(b) Each Primary Financing Party hereby designates and appoints the Agent as the agent of such Primary Financing Party under this Agreement and the other Operative Agreements, and each such Primary Financing Party authorizes the Agent, in such capacity, to execute the Operative Agreements as agent for and on behalf of such Primary Financing Party, to take such action on behalf of such Primary Financing Party under the provisions of this Agreement and the other Operative Agreements and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and other Operative Agreements, together with such other powers as are reasonably incidental thereto. Subject to the terms of the Operative Agreements, each of the Primary Financing Parties directs the Agent to exercise such powers, make such decisions and otherwise perform such duties as are delegated to the Agent hereunder or thereunder. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Primary Financing Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Agreement or otherwise exist against the Agent.

(c) The Agent may execute any of its duties under this Agreement and the other Operative Agreements by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(d) Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Operative Agreement (except for its or such Person’s own gross negligence, willful misconduct or its or such Person’s failure to use ordinary care in the handling of funds) or (b) responsible in any manner to any of the Primary Financing Parties for any recitals, statements, representations or warranties made by the Borrower or the Lessee or any officer thereof contained in this Agreement or any other Operative Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Operative Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Operative Agreement or for any failure of the Borrower or the Lessee to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Primary Financing Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Agreement, or to inspect the properties, books or records of the Borrower or the Lessee.

(e) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including without limitation counsel to the Borrower or the Lessee), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof and Wachovia Development Corporation as the Lessor for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Agreement unless it shall first receive such advice or concurrence of the Lessor, the Majority Secured Parties or all the Primary Financing Parties, as the case may be, as set forth in any Operative Agreement or it shall first be indemnified to its satisfaction by the Primary Financing Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Operative Agreements, and any action taken or failure to act pursuant thereto shall be binding upon all the Primary Financing Parties, all future holders of the Notes and future entities acting as the Lessor.

(f) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than the failure of the Lessee to pay Basic Rent as and when due) unless the Agent has received written notice from a Primary Financing Party, the Lessee or the Borrower referring to this Agreement or such other Operative Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Primary Financing Parties and the Lessee. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Secured Parties or otherwise as determined pursuant to intercreditor provisions of any other agreement among the Primary Financing Parties; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Primary Financing Parties; provided, further, the foregoing shall not limit the rights of the Lessor or the Majority Secured Parties or all the Primary Financing Parties, as the case may be, as described in this Agreement or any other Operative Agreement.

(g) Each Primary Financing Party expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including without limitation any review of the affairs of the Borrower or the Lessee, shall be deemed to constitute any representation or warranty by the Agent to any

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Primary Financing Party. Each Primary Financing Party represents to the Agent that it has, independently and without reliance upon the Agent or any other Primary Financing Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Lessee and made its own decision to make its Credit Loans or make its Mortgage Loans or to make its Lessor Advances and enter into this Agreement. Each Primary Financing Party also represents that it will, independently and without reliance upon the Agent or any other Primary Financing Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Operative Agreements, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Lessee. The Agent agrees to provide to the Primary Financing Parties notices, reports and other documents that are customarily provided by the Agent in its capacity as Agent in transactions similar to the transactions contemplated hereby and by the other Operative Agreements. Except for notices, reports and other documents expressly required to be furnished to the Primary Financing Parties by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Primary Financing Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or the Lessee which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(h) Each of the Lessor and the Investors (based on each such party’s pro rata share of the aggregate Commitment) agree to indemnify the Agent, in its capacity as such (to the extent not reimbursed by the Lessee and without limiting any obligation of the Lessee under and in accordance with the terms of the Operative Agreements to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Notes and Lessor Advances shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes and the Lessor Advances) be imposed on, incurred by or asserted against any of them in any way relating to or arising out of, the Commitments, this Agreement, any of the other Operative Agreements or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any of them under or in connection with any of the foregoing; provided, that no Primary Financing Party shall be liable for the payment of any portion of such liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent, or its failure to use ordinary care in the handling of funds. The agreements in this Section shall survive the payment of the Notes and the Lessor Advances and all other amounts payable hereunder.

(i) The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Lessee as though the Agent were not the Agent hereunder and under the other Operative Agreements.

(j) (i) The Agent may resign at any time as the Agent upon sixty (60) days’ notice to the Primary Financing Parties, the Borrower and, so long as no Lease Event of Default shall have occurred and be continuing, the Lessee. If the Agent shall resign as the Agent under this Agreement, a successor Agent shall be appointed by the Majority Secured Parties which successor Agent shall be subject to the approval of, so long as no Lease Event of Default shall have occurred and be continuing, the Lessee, such approval not to be unreasonably withheld or delayed. If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the Agent may appoint, after consulting with the Primary Financing Parties and subject to the approval of, so long as no Lease Event of Default shall have occurred and be continuing, the Lessee, such approval not to be unreasonably withheld or delayed, a successor Agent. Any successor Agent, however appointed, shall be a bank or trust company incorporated and doing business within the United States of America and having a combined capital and surplus of at least $200,000,000, if there be such an institution willing, able and legally qualified to perform the duties of the Agent hereunder upon reasonable or customary terms. If no successor Agent has accepted appointment as the Agent by the date which is sixty (60) days following a retiring Agent’s notice of resignation, the retiring Agent’s notice of resignation shall nevertheless thereupon become effective and the Primary Financing Parties shall perform all of the duties of the Agent until such time, if any, as the Majority Secured Parties appoint a successor Agent, as provided for above. If no successor Agent shall have been appointed in accordance with the provisions of this Section 8.6(j)(i) on or before the effective date of such resignation, the Lessee shall pay Rent to such Person or Persons and at such location as the parties hereto shall agree at such time. Upon the effective date of such resignation, only such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s rights, powers and duties in such capacity shall be terminated. After any retiring Agent resigns hereunder as the Agent, the provisions of this Section 8.6 shall inure to such retiring Agent’s benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

(ii) The Agent may be removed (x) by any of the Majority Secured Parties in the case of fraud, misappropriation of funds or the commission of illegal acts by the Agent or where the Agent has failed to perform its obligations hereunder or under any other Operative Agreement in any material respect, or (y) any time at the request of any Primary Financing Party, but only with the consent of the Majority Secured Parties and so long as no Lease Event of Default shall have occurred and be continuing, the Lessee. Any such removal shall be effective upon the acceptance of appointment of a successor Agent in accordance with the provisions of paragraph (i) of this Section 8.6(j); provided, however, to the extent the Agent being replaced pursuant to clause (x) of this Section 8.6(j)(ii) is also a

Lender, such Person shall not be permitted to vote in connection with the appointment or approval of a successor Agent pursuant to paragraph (i) of this Section 8.6(j).

(k) Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Agent hereunder or under any other Operative Agreement, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Lessee shall be responsible for preservation of all rights in the Collateral, and the Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Lessee. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral.

     8.7. Payments.

(a) The Lessee has agreed in accordance with the terms of this Agreement to pay to (i) the Agent any and all Rent (excluding Excepted Payments) and any and all other amounts of any kind or type under any of the Operative Agreements due and owing or payable by the Lessee to any party hereto and (ii) each Person as appropriate the Excepted Payments. Promptly after receipt, the Agent shall apply and allocate, in accordance with the terms of this Section 8.7, such amounts received from the Lessee and all other payments, receipts and other consideration of any kind whatsoever received by the Agent pursuant to the Operative Agreements or otherwise received by the Agent or any of the Primary Financing Parties in connection with the Collateral. Ratable distributions among the Lenders and the Lessor under this Section 8.7 shall be made based on (in the case of the Lenders) the ratio of the outstanding Loans to the aggregate Property Cost and (in the case of the Lessor) the ratio of the outstanding Lessor Advances to the aggregate Property Cost.

(b) Payments and other amounts received by the Agent from time to time in accordance with the terms of subparagraph (a) shall be applied and allocated as follows (subject in all cases to Section 8.7(c)):

(i) Any such payment or amount identified as or deemed to be Basic Rent shall be applied and allocated by the Agent first, ratably to the Lenders and the Lessor for application and allocation to the payment of Interest on the Loans and to the payment of accrued Lessor Yield with respect to the Lessor Advances and thereafter the principal of the Loans which is due and payable on such date and the portion of the Lessor Advances which is due on such date; and second, if no Lease Default or Lease Event of Default is in effect, any excess shall be paid to such Person or Persons as the Lessee may designate; provided, that if a Lease Default or Lease Event of Default is in effect, such excess (if any) shall instead be held by the Agent until the earlier of (I) the first date thereafter on which no Lease Default or Lease Event of Default shall be in effect (in which case such payments or returns shall then be made to such other Person or Persons as the Lessee may designate) and (II) the Maturity Date or the Expiration Date, as the case may be (or, if earlier, the date of any Acceleration), in which case such amounts shall be applied and allocated in the manner contemplated by Section 8.7(b)(iv).

(ii) If on any date the Agent or the Lessor shall receive any amount in respect of (A) any Casualty or Condemnation pursuant to Sections 15.1(a) or 15.1(g) of the Lease or any Environmental Violation pursuant to Section 15.2 of the Lease (excluding any payments in respect thereof which are payable to the Lessee in accordance with the Lease), or (B) the Termination Value in connection with the delivery of a Termination Notice pursuant to Article XVI of the Lease or (C) the Termination Value in connection with the exercise of the Purchase Option under Section 20.1 of the Lease or the exercise of the option of the Lessor to transfer the Property to the Lessee pursuant to Section 20.3 of the Lease, then in each case, such amount shall be applied (1) if no Acceleration has occurred, to prepay the principal balance of the Loans and the Lessor Advances and the Breakage Costs, if any, on a pro rata basis, a portion of such amount to be distributed to the Lenders and the Lessor or (2) if an Acceleration has occurred, to apply and allocate the proceeds respecting Sections 8.7(b)(ii)(A) through 8.7(b)(ii)(C) in accordance with Section 8.7(b)(iii) hereof.

(iii) An amount equal to any payment identified as proceeds of the sale or other disposition (or lease upon the exercise of remedies) of the Property or any portion thereof, whether pursuant to Article XXII of the Lease or the exercise of remedies under the Security Documents or otherwise, the exercise of remedies set forth in the Lease and any payment in respect of excess wear and tear pursuant to Section 22.3 of the Lease shall be applied and allocated by the Agent first, ratably to the payment of the principal and Interest of the Mortgage Loans then outstanding, second, to the payment to the Lessor of the outstanding principal balance of all Lessor Advances plus all outstanding Lessor Yield with respect to such outstanding Lessor Advances, third, to the payment to the Hedge Providers of the outstanding termination payments payable to the Hedge Providers pursuant to the Hedging Agreements, fourth, ratably to the payment of the principal and Interest of the Credit Loans then outstanding, fifth, to any and all other amounts owing under the Operative Agreements to the Lenders under the Mortgage Loans (including without limitation the related Breakage Costs), sixth, to any and all other amounts owing under the Operative Agreements to the Lessor (including without limitation the related Breakage Costs), seventh, to the payment to the Hedge Providers of any and all other amounts owing to the Hedge Providers under the Operative Agreements (including without limitation Breakage Costs), eighth, to any and all other amounts owing under the Operative Agreements to the Lenders under the Credit Loans (including without limitation the related Breakage Costs), and ninth, to the extent moneys remain after application and allocation pursuant to clauses first through eighth above, to the Lessor for application and allocation to any and all other amounts owing under the Operative Agreements as the Lessor shall determine; provided, where no Event of Default shall exist and be continuing and a prepayment is made for any reason with respect to less than the full amount of the outstanding principal amount of the Loans and the outstanding Lessor Advances, the proceeds shall be applied and allocated ratably to the Lenders and to the Lessor.

(iv) An amount equal to (A) any such payment identified as a payment pursuant to Section 22.1(b) of the Lease (or otherwise) of the Maximum Residual Guarantee Amount (and any such lesser amount as may be required by Section 22.1(b) of the Lease) in respect of the Property and (B) any other amount payable upon any exercise of remedies after the occurrence and continuance of an Event of Default not covered by Sections 8.7(b)(i) or 8.7(b)(iii) above (including without limitation any amount received in connection with an Acceleration which does not represent proceeds from the sale or liquidation of the Property shall be applied and allocated by the Agent first, ratably, to the payment of the principal and Interest balance of Credit Loans then outstanding, second, ratably to the payment of the principal and Interest balance of the Mortgage Loans then outstanding, third, ratably to the payment of the principal balance of all Lessor Advances plus all outstanding Lessor Yield with respect to such outstanding Lessor Advances, fourth, to the payment to the Hedge Providers of the outstanding termination payments payable to the Hedge Providers pursuant to the Hedging Agreements, fifth, to the payment of any other amounts owing to the Credit Lenders hereunder or under any of the other Operative Agreements (including without limitation the related Breakage Costs), sixth, to the payment of any other amounts owing to the Mortgage Lenders hereunder or under any of the other Operative Agreements (including without limitation the related Breakage Costs), seventh, to the payment of any other amounts owing to the Lessor hereunder or under any of the other Operative Agreements (including without limitation the related Breakage Costs), eighth, to the payment to the Hedge Providers of any and all other amounts owing to the Hedge Providers under the Operative Agreements (including without limitation Breakage Costs), and ninth, to the extent moneys remain after application and allocation pursuant to clauses first through eighth above, to the Agent for application and allocation to any other amounts owing under the Operative Agreements as the Lessor shall determine.

(v) An amount equal to any such payment identified as Supplemental Rent shall be applied and allocated by the Agent to the payment of any amounts then owing to the Agent, the Lenders, the Lessor, the Hedge Providers and the other parties to the Operative Agreements (or any of them) (other than any such amounts payable pursuant to the preceding provisions of this Section 8.7(b)) for which such payment is made in accordance with the provisions of Operative Agreements; provided, however, that Supplemental Rent received upon the exercise of remedies after the occurrence and continuance of an Event of Default in lieu of or in substitution of the Maximum Residual Guarantee Amount or as a

partial payment thereon shall be applied and allocated as set forth in Section 8.7(b)(iv).

(vi) The Agent in its reasonable judgment shall identify the nature of each payment or amount received by the Agent and apply and allocate each such amount in the manner specified above.

(vii) If possession of the Property is delivered to Lessor pursuant to Section 22.6 of the Lease, then at the end of each calendar month following the Expiration Date, any amounts received by the Agent during the calendar month then ended as proceeds from the sale, rental, or other disposition of the Property and any insurance proceeds paid in connection with a Casualty or Condemnation relating to the Property shall be distributed by the Agent in the following order of priority: first, so much of such payment or amount as shall be required to reimburse the Agent and the Lessor for any expenses, fees, indemnities or other losses incurred by the Agent or the Lessor under the Operative Agreements relating to, or which the Agent or the Lessor determines is allocable to, the Property, second, so much of such amount as shall be required to pay to any Person, including the Agent or the Lessor, all expenses and other costs and expenses of maintaining, operating or insuring the Property, third, so much of such amount as shall be required to pay actual and reasonable costs of selling the Property during the preceding calendar month, including all finders’ and brokers’ fees allocable to the Property, fourth, to the Primary Financing Parties whose Primary Financing Party Balances were not paid in full as of the Expiration Date an amount not to exceed the Lease Supplement Balance for the Property (less the Uninsured Force Majeure Loss for the Property) to pay in full the Post-Expiration Date Balance of each such Primary Financing Party, fifth, solely with respect to a sale of the Property prior to the two year anniversary of the Expiration Date, to the Lessee any unreimbursed Maximum Residual Guarantee Amount; sixth, to the Primary Financing Parties whose Primary Financing Party Balances were not paid in full as of the Expiration Date to pay in full the remainder of the Post-Expiration Date Balance of each such Primary Financing Party, and seventh, the balance, if any, shall be promptly distributed to, or as directed by, the Lessor.

(c) Upon the payment in full of all amounts then due and owing by the Lessee under the Operative Agreements (but subject to the distribution and allocation provisions of Section 8.7(b) above), any moneys remaining with the Agent shall be returned to the Lessee. It is agreed that, prior to the application and allocation of amounts received by the Agent and/or the Lessor in the order described in Section 8.7(b) above or any distribution of money to the Lessee, any such amounts shall first be applied and allocated to the payment of (i) any and all sums advanced by the Agent and/or the Lessor in order to preserve the Collateral or to preserve the Liens thereon, (ii) the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral, or of any exercise by the Agent of its rights under the Security Documents, together with reasonable attorneys’ fees and expenses and court costs and (iii) any and all other amounts reasonably owed to the Agent under or in connection with the transactions contemplated by the Operative Agreements (including without limitation any accrued and unpaid administration fees). The Agent shall not, to its knowledge, duplicate payment of amounts in connection with the distribution and allocation of amounts pursuant to Sections 8.7(b) and 8.7(c).

     8.8. Release of the Property, etc.

     If the Lessee shall at any time purchase the Property pursuant to the Lease, or the Construction Agent shall purchase the Property pursuant to the Agency Agreement, or if the Property shall be sold in accordance with Article XXII of the Lease, then, upon satisfaction by the Borrower of its obligation to prepay the Financing and all other amounts owing to the Primary Financing Parties under the Operative Agreements, the Agent is hereby authorized and directed to release the Property from the Liens created by the Security Documents to the extent of its interest therein. In addition, upon the termination of the Commitments and the payment in full of the Financing and all other amounts owing by the Borrower and the Lessee hereunder or under any other Operative Agreement, the Agent is hereby authorized and directed to release the Property from the Liens created by the Security Documents to the extent of its interest therein. Following any such release, the Agent shall, at the sole cost and expense of the Lessee, execute and deliver to the Borrower and the Lessee such documents as the Borrower or the Lessee shall reasonably request to evidence such release.

     8.9. Limitation of Lessor’s Obligations.

(a) The Lessor shall not have any duty or obligation to manage, control, use, make any payment in respect of, register, record, insure, inspect, sell, dispose of or otherwise deal with the Property or any other part of the Borrower’s Interest, or to otherwise take or refrain from taking any action under or in connection with any Operative Agreement to which the Lessor is a party, except as expressly provided by the terms of the Operative Agreements or in written instructions from all the Primary Financing Parties and/or the Majority Secured Parties, as applicable, received pursuant to Section 8.6; and no implied duties or obligations shall be read into the Operative Agreements against the Lessor. The Lessor shall have no duty or obligation to supervise or monitor the performance of the Construction Agent under the Agency Agreement, which for all purposes shall be an independent contractor. The Lessor nevertheless agrees that it will promptly take all action as may be necessary to discharge any Lessor Liens on any part of the Property.

(b) The Lessor agrees that it will not manage, control, use, sell, dispose of or otherwise deal with the Property or any other part of the Borrower’s Interest except (a) as required by the terms of the Operative Agreements, (b) in accordance with the powers granted to, or the authority conferred upon, it pursuant to the Operative Agreements or (c) in accordance with the express terms hereof and with written instructions from all the Primary Financing Parties and/or the Majority Secured Parties, as applicable, pursuant to Section 8.6.

(c) Except in accordance with written instructions furnished pursuant to an applicable provision of the Operative Agreements (expressly cited in such instructions), and without limitation of the generality of Section 8.9(a), the Lessor shall not have any duty to (i) file, record or deposit any Operative Agreement or any other document, or to maintain any such filing, recording or deposit or to refile, rerecord or redeposit any such document; (ii) obtain insurance on the Property or effect or maintain any such insurance, other than to receive and forward to each Primary Financing Party and the Agent any notices, policies, certificates or binders furnished to the Lessor pursuant to the Lease; (iii) maintain the Property; (iv) pay or discharge any Tax or any Lien owing with respect to or assessed or levied against any part of the Borrower’s Interest, except as provided in the last sentence of Section 8.9(a), other than to forward notice of such Tax or Lien received by the Lessor to each Primary Financing Party and the Agent; (v) confirm, verify, investigate or inquire into the failure to receive any reports or financial statements of Lessee or any other Person; (vi) inspect the Property at any time or ascertain or inquire as to the performance or observance of any of the covenants of Lessee or any other Person under any Operative Agreement with respect to the Property; or (vii) manage, control, use, sell, dispose of or otherwise deal with the Property or any part thereof or any other part of the Borrower’s Interest, except as provided in Section 8.9(b).

(d) The Lessor, in the exercise or administration of its powers pursuant to the Operative Agreements, may, at the expense and, so long as no Lease Default or Lease Event of Default shall have occurred and be continuing, with the consent of Lessee (which amounts may be funded prior to the Construction Period Termination Date in accordance with the Operative Agreements) employ agents, attorneys, accountants, and auditors and enter into agreements with any of them and the Lessor shall not be liable for the default or misconduct of any such agents, attorneys, accountants or auditors if such agents, attorneys, accountants or auditors shall have been selected by it with reasonable care.

      8.10. No Representations or Warranties as to the Property or Operative Agreements.

      THE LESSOR MAKES (i) NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE TITLE, VALUE, USE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF THE PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PART THEREOF) AND THE LESSOR SHALL NOT BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY LEGAL REQUIREMENT except that the Lessor hereby represents, warrants and covenants to each Primary Financing Party and the Lessee that it will comply with the last sentence of Section 8.9(a), and (ii) no representation or warranty as to the validity or enforceability of any Operative Agreement as against any Person other than the Lessor or as to the correctness of any statement made by a Person other than the Lessor contained in any thereof.

     8.11. Reliance; Advice of Counsel.

     The Lessor shall not incur any liability to any Person in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it in good faith to be signed by the proper party or parties. The Lessor may accept and rely upon a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Lessor may for all purposes of the Operative Agreements rely on an Officer’s Certificate of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Lessor for any action taken or omitted to be taken by it reasonably in good faith in reliance thereon. In the administration of the Lessor’s duties, the Lessor may execute and perform its powers and duties directly or through agents or attorneys and may consult with counsel, accountants and other skilled Persons to be selected and employed by it, and the Lessor shall not be liable for anything done, suffered or omitted reasonably in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled Persons and not contrary to the Operative Agreements.

     8.12 [Reserved].

     8.13. [Reserved].

     8.14. Non-Disturbance.

     In the event of a foreclosure under any Security Document upon the occurrence of an Event of Default, so long as there shall then exist no Lease Event of Default, the Primary Financing Parties agree, for themselves and their respective successors and assigns, that neither the leasehold interest, right of possession nor use and enjoyment of the Property by Lessee under the Lease shall be extinguished or terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and the Lease (subject to the rights of the Lessee pursuant to Section 10.1(d)) shall automatically and unconditionally become a direct lease between the Primary Financing Parties or any successor thereto, as lessor as if such Primary Financing Parties or successor were the Lessor originally named in the Lease, and Lessee. If any award, compensation or proceeds of insurance are received by or turned over to the Agent or any Primary Financing Party in accordance with the Lease, in respect of any Casualty or Condemnation (collectively, as used in this Section 8.14, “proceeds”), and if a Lease Default or Lease Event of Default shall not have occurred and be continuing, then the Agent and the Primary Financing Parties shall make available for expenses related to the Restoration of the Property, all such proceeds it receives pursuant to the terms of the Lease.

     8.15 Payment of Appraiser Expenses.

     Notwithstanding any provision in any Operative Agreement to the contrary, each of the Lessor and the Investors hereby agrees to pay its ratable share (based on each such party’s pro rata share of the aggregate Commitment) of the fees or expenses of any appraiser otherwise payable by the Lessor pursuant to Section 22.4 of the Lease.

     8.16 Bankruptcy Petition Against the Conduit.

     Each of the parties hereto (other than the Conduit) (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against, the Conduit any Insolvency Proceeding so long as any Commercial Paper Note issued by the Conduit shall be outstanding and there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Note shall have been outstanding.

SECTION 9. RIGHTS UNDER THE CREDIT AGREEMENTS.

     Notwithstanding anything to the contrary contained in the Credit Agreements, the Agent, the Lenders, the Lessor and the Lessee hereby agree that, prior to the occurrence and continuation of any Lease Default or Lease Event of Default, the Lessee shall have the following rights of the Borrower:

(a) the right to receive notices and provide notices and elections pursuant to Section 2.1(c) of the Credit Agreements;

(b) the right to provide notices pursuant to Section 2.3(a) of the Credit Agreements;

(c) the right to terminate or reduce Lender Commitments pursuant to Section 2.5(a) of the Credit Agreements;

(d) the rights of the Borrower in connection with the replacement of an Investor pursuant to Section 2.7(b) of the Credit Agreements;

(e) the right to receive notices pursuant to Section 2.8(a) of the Credit Agreements;

(f) the right to exercise the conversion and continuation options pursuant to Section 2.12 of the Credit Agreements;

(g) the right to approve any successor agent pursuant to Section 8.6 of this Agreement;

(h) the right to consent to any assignment by an Investor pursuant to Section 9.8 of the Credit Agreements and the right to the information to be provided to the Borrower pursuant to Section 9.8 of the Credit Agreements;

(i) the right to inspect the Register pursuant to Section 9.9 of the Credit Agreements; and

(j) without limiting the foregoing clauses (a) through (i), and in addition thereto, the Lessee shall have the right to perform the obligations of and exercise any other rights of the Borrower under the Credit Agreements upon not less than twenty (20) Business Days’ prior written notice from the Lessee to the Agent unless the Agent, on behalf of the Borrower and in its reasonable discretion, objects to such exercise within twenty (20) Business Days of receipt of such notice. The Lessee shall make elections and exercise its rights pursuant to this Section 9 in a consistent manner with regard to each Credit Agreement. Failure to do so shall void the particular election or exercise of rights by the Lessee.

SECTION 10. TRANSFER OF INTEREST.

     10.1. Restrictions on Transfer.

(a) Any Lender may participate, assign or transfer all or a portion of its interest hereunder and under the other Operative Agreements in accordance with Sections 9.7 and 9.8 of the applicable Credit Agreement; provided, that any Lender that participates, assigns or transfers all or a portion of its interest hereunder and under the other Operative Agreements shall deliver to the Agent a copy of each Assignment and Acceptance (as referenced in Section 9.8 of each Credit Agreement) for purposes of maintaining the Register and shall also deliver to the Lessee a copy of such Assignment and Acceptance for the Lessee’s records; provided, no such Assignment and Acceptance shall be required to be delivered to the Agent or the Lessee in connection with an assignment, participation or transfer by any Investor of its interest in or under the Liquidity Agreement except to the extent an assignment and acceptance is required thereunder. The Lessor may, subject to the rights of the Lessee under the Lease and the other Operative Agreements and to the Lien of the applicable Security Documents, directly or indirectly, assign, convey, appoint an agent with respect to enforcement of, or otherwise transfer any of its right, title or interest in or to the Property, the Lease and the other Operative Agreements (including without limitation any right to indemnification thereunder), or any other document relating to the Property or any interest in the Property as provided in the Lease to any Eligible Lessor; provided, in such case, so long as no Lease Default or Lease Event of Default shall have occurred and be continuing, the Lessee shall have the right to require the Lessor (unless such transfer or conveyance has already occurred, in which case the Lessee shall have the right to require such transferee) to transfer its interest to an Eligible Lessor selected by the Lessee, in its sole discretion; provided, further, the Lessor and/or its assignee shall be responsible for any cost or expense incurred by the Lessor in connection with any assignment, conveyance, appointment or transfer by the Lessor pursuant to this Section 10.1(a). The provisions of the immediately preceding sentence shall not apply to the obligations of the Lessor to transfer the Property to the Lessee or a third party purchaser pursuant to Article XXII of the Lease upon payment for the Property in accordance with the terms and conditions of the Lease. The Lessee may not assign any of the Operative Agreements or any of its rights or obligations thereunder or with respect to the Property in whole or in part to any Person without the prior written consent of the Agent and the Primary Financing Parties.

(b) Notwithstanding anything to the contrary in Section 10.1(a), no consent shall be required from the Agent, the Lessee or any Primary Financing Party (but Lessor shall provide one hundred eighty (180) days (or such shorter period as required by the Legal Requirement giving rise to the assignment, conveyance, appointment or transfer contemplated by this Section 10.1(b)) written notice to the Agent and the Lessee) in connection with any assignment, conveyance, appointment or transfer by the Lessor required by any Legal Requirement of all or any of its right, title or interest in or to the Property, the Lease and the other Operative Agreements (including without limitation any right to indemnification thereunder), or any other document relating to the Property or any interest in the Property as provided in the Lease to an Eligible Lessor; provided, in such case, so long as no Lease Default or Lease Event of Default shall have occurred and be continuing, the Lessee shall have the right to require the Lessor (unless such transfer or conveyance has already occurred, in which case the Lessee shall have the right to require such transferee) to transfer its interest to an Eligible Lessor selected by the Lessee, in its sole discretion; provided, further, the Lessee shall be responsible for any cost or expense incurred by the Lessor in connection with any assignment, conveyance, appointment or transfer by the Lessor pursuant to this Section 10.1(b).

(c) The Lessee agrees to indemnify the Lessor for any loss, claim or increased costs incurred by the Lessor and quantified to the Lessee in writing by the Lessor in reasonable detail as a result of any change in GAAP that adversely affects the Lessor; provided, however, in the case of such a change in GAAP that adversely affects the Lessor, as long as no Lease Default or Lease Event of Default shall have occurred and be continuing, Lessee shall have the right to require the Lessor to transfer its interest to an Eligible Lessor selected by the Lessee, in its sole discretion; provided, further, nothing in the preceding proviso shall limit the obligation of the Lessee to provide the indemnity set forth in this Section 10.1(c).

(d) Upon the occurrence and during the continuance of an Event of Default by the Lessor (unless such Event of Default is a Lease Event of Default), the Lessee shall have the right to require the Lessor to transfer its interest in the Property and the Operative Agreements to an Eligible Lessor selected by the Lessee, in its sole discretion.

(e) Notwithstanding any provisions to the contrary contained in any Operative Agreements, the Conduit may at any time assign, or grant a security interest in or sell a participation interest in, any Loan (or portion thereof) or Note (or portion thereof) to any Person. The parties to any such assignment, grant or sale of participation interest, shall execute and deliver to the Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Deal Agent.

(f) On or about July 1, 2003, certain businesses of Wachovia Securities, Inc. (“WSI”) will be transferred, assigned or otherwise conveyed (the occurrence of such event, the “Transfer”) to Wachovia Capital Markets, LLC or another newly formed Affiliate of WSI (“WCM”). For purposes of the Operative Agreements, each of the parties to this Agreement expressly consents to the assignment by WSI of all of its rights and obligations under the Operative Agreements to WCM simultaneous with the Transfer. For purposes of the Operative Agreements, each of the parties to this Agreement acknowledges and agrees that upon the occurrence of the Transfer, such assignment shall be effective without any further action by any of the parties hereto or any other such Operative Agreement and from and after the Transfer: (i) WCM shall be a party to each Operative Agreement to which WSI had been a party and shall have all rights and obligations of WSI hereunder or thereunder, as the case may be, and (ii) WSI shall cease to be a party to any such Operative Agreement and shall be released from its obligations hereunder or thereunder, as the case may be.

     10.2. Effect of Transfer.

     From and after any transfer effected in accordance with this Section 10, the transferor shall be released, to the extent of such transfer, from its liability hereunder and under the other documents to which it is a party in respect of obligations to be performed on or after the date of such transfer; provided, however, that any transferor (excluding the Conduit in connection with any such transfer under or pursuant to the Liquidity Agreement) shall remain liable hereunder and under such other documents to the extent that the transferee shall not have assumed the obligations of the transferor thereunder. Upon any transfer by the Lessor or any other Primary Financing Party as above provided, any such transferee shall assume the obligations of the Lessor or such Primary Financing Party, as the case may be, and shall be deemed the “Lessor” and/or a “Primary Financing Party”, as the case may be, for all purposes of such documents and each reference herein to the transferor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence. Notwithstanding any transfer of all or a portion of the transferor’s interest as provided in this Section 10, the transferor shall be entitled to all benefits accrued and all rights vested prior to such transfer including without limitation rights to indemnification under any such document.

     10.3. Permitted Refinancing of Loans.

     Notwithstanding any provision to the contrary in any Operative Agreement, so long as no Lease Default or a Lease Event of Default shall have occurred and be continuing, the Lessee may request the Agent to facilitate a refinancing of the Credit Loans and the Mortgage Loans with institutional investors in order to change the relative amount of Mortgage Loans to Credit Loans; provided, in any event, any such refinancing must be on terms and conditions that are reasonably satisfactory to all Financing Parties. Such request to the Agent shall be made pursuant to a notice from the Lessee to the Agent and the Primary Financing Parties delivered not less than thirty (30) days prior to the anticipated closing date for such assignment. Such assignment shall be accomplished in accordance with the provisions of Section 10.1 of this Agreement and Section 9.8 of the Credit Agreements. Concurrent with the effective date of such assignment, one or more amendment documents (in form and substance satisfactory to the Financing Parties, the Lessee and any such assignee) regarding the Operative Agreements shall also be executed and effective in order to modify the Operative Agreements with regard to the inclusion of such institutional investors as Lenders.

SECTION 11. INDEMNIFICATION.

     11.1. General Indemnity.

Subject to the limitations set forth in Section 11.7 hereof, whether or not any of the transactions contemplated hereby shall be consummated, the Indemnity Provider hereby assumes liability for and agrees to defend, indemnify and hold harmless each Indemnified Person on an After Tax Basis from and against any Claims which may be imposed on, incurred by or asserted against an Indemnified Person by any third party, or otherwise incurred by any Indemnified Person in connection with one or more Hedging Agreements including without limitation Claims arising from the negligence of an Indemnified Person (but not to the extent such Claims arise from the gross negligence or willful misconduct of such Indemnified Person, as determined by a court of competent jurisdiction) and Claims for loss or damage arising out of or as a result of the grant or denial of equitable relief in any way relating to or arising or alleged to arise out of the negotiation, execution, delivery, performance or enforcement of or compliance with this Agreement, the Lease or any other Operative Agreement or on or with respect to the Property or any component thereof, the Collateral or any component thereof, or the ownership of any Loan or Note or the making of any Lessor Advance, including without limitation Claims in any way relating to or arising or alleged to arise out of (a) the financing, refinancing, purchase, acceptance, rejection, ownership, transfer of ownership, design, construction, refurbishment, development, delivery, non-delivery, redelivery, leasing, subleasing, possession, use, occupancy, operation, maintenance, repair, modification, transportation, condition, sale, return, manufacture, ordering, transfer, titling or re-titling, registration or re-registration, storage, removal, mortgaging, granting any interest in, acquisition, repossession (whether by summary proceedings or otherwise), transfer of title to or other application or disposition of the Property or any part thereof or in the Collateral or any portion thereof, including without limitation the acquisition, holding or disposition of any interest in the Property, the Collateral, lease or agreement comprising a portion of any thereof; (b) any patent or latent or other defects in the Property or any portion thereof or in the Collateral or any portion thereof whether or not discoverable by an Indemnified Person or the Indemnity Provider or any other Person; (c) a violation of, or penalties arising from any violation of, Environmental Laws, Environmental Claims or the release of any substance into the environment or other loss of or damage to any property or the environment, relating to the Property, the Collateral, the Lease, the Agency Agreement or the Indemnity Provider; (d) the Operative Agreements, or any transaction contemplated thereby; (e) any breach by the Indemnity Provider of any of its representations or warranties under the Operative Agreements to which the Indemnity Provider is a party or failure by the Indemnity Provider to perform or observe any covenant or agreement to be performed by it under any of the Operative Agreements or the failure of the Indemnity Provider, the Lease, the Property or the Collateral to comply with applicable Law; (f) the transactions contemplated hereby or by any other Operative Agreement, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA; (g) personal injury, death, property damage or loss, including without limitation Claims based on strict or absolute liability in tort or negligence; (h) any Claim not referenced in subsection (g) based on strict liability in tort or negligence; (i) any claim for patent, trademark, trade name or copyright infringement; (j) any fees, expenses and/or other assessments by any business park or any other applicable entity with oversight responsibility for the Property; (k) the failure of the Indemnity Provider to vest and maintain vested in the Agent (on behalf of the Secured Parties) or to transfer to the Agent (on behalf of the Secured Parties), a security interest in the Collateral, free and clear of any Lien whether existing at the time of any borrowing or at any time thereafter other than Permitted Liens and Lessor Liens; (l) any failure of the Indemnity Provider to perform its duties or obligations in accordance with the provisions of the Operative Agreements; (m) the failure by the Indemnity Provider to pay when due any Taxes for which the Indemnity Provider is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Lease; (n) any repayment by the Agent, the Deal Agent, a Lender, the Lessor, an Affected Party or a Secured Party of any amount previously distributed hereunder which amount the Agent, the Deal Agent, a Lender, the Lessor, an Affected Party or a Secured Party believes in good faith is required to be repaid; (o) any investigation, litigation or proceeding related to the Operative Agreements or the use of proceeds of Loans or Lessor Advances or the ownership of the Notes or the making of an Lessor Advance or in respect to the Lease; (p) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Collateral, whether at the time of any Loan or Lessor Advance or at any subsequent time; (q) any dispute, claim, offset or defense of the Indemnity Provider to the payment with respect to any Loan, Lessor Advance or Note (including without limitation a defense based on a Loan, a Lessor Advance a Note or any Operative Agreement not being a legal, valid and binding obligation of the Indemnity Party enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Loans, Lessor Advances, Notes or the Operative Agreements or the furnishing or failure to furnish such merchandise or services; (r) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which the Indemnity Provider may be located as a result of the Indemnity Provider’s failure to qualify to do business or file any notice or business activity or similar report; (s) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Collateral or services that are the subject of any Collateral; (t) the use of the proceeds of any Loan or Lessor Advance in a manner other than as provided in the Operative Agreements; or (u) the failure of the Indemnity Provider or any of its respective agents or representatives to remit to the Lenders, the Lessor, the Agent or the Deal Agent, collections, rents or payments remitted to the Indemnity Provider or any agent or representative.

       If a written demand is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including without limitation a written notice of such proceeding) for any Claim, such Indemnified Person shall promptly notify the Indemnity

Provider in writing and shall not take action with respect to such Claim without the consent of the Indemnity Provider for thirty (30) days after the receipt of such notice by the Indemnity Provider; provided, however, that in the case of any such Claim, if action shall be required by law or regulation to be taken prior to the end of such period of thirty (30) days, such Indemnified Person shall endeavor to, in such notice to the Indemnity Provider, inform the Indemnity Provider of such shorter period, and no action shall be taken with respect to such Claim without the consent of the Indemnity Provider before seven (7) days before the end of such shorter period unless the Indemnified Person shall be required by such law or regulation to take action prior to the end of such seven (7) day period; provided, further, that the failure of such Indemnified Person to give the notices referred to in this sentence shall not diminish the Indemnity Provider’s obligation hereunder except to the extent such failure precludes the Indemnity Provider from contesting all or any part of such Claim, but only for the portion of the Claim that the Indemnity Provider is precluded from contesting.

     If, within thirty (30) days of receipt of such notice from the Indemnified Person (or such shorter period as the Indemnified Person has notified the Indemnity Provider is required by law or regulation for the Indemnified Person to respond to such Claim), the Indemnity Provider shall request in writing that such Indemnified Person respond to such Claim, the Indemnified Person shall, at the reasonable expense of the Indemnity Provider, in good faith conduct and control such action (including without limitation by pursuit of appeals) (provided, however, that (A) if such Claim, in the Indemnity Provider’s reasonable discretion, can be pursued by the Indemnity Provider on behalf of or in the name of such Indemnified Person, the Indemnified Person, at the Indemnity Provider’s request, shall allow the Indemnity Provider to conduct and control the response to such Claim and (B) in the case of any Claim (and notwithstanding the provisions of the foregoing subsection (A)), the Indemnified Person may request in writing that the Indemnity Provider conduct and control the response to such Claim (with counsel to be selected by the Indemnity Provider and consented to by such Indemnified Person, such consent not to be unreasonably withheld or delayed; provided, however, that any Indemnified Person may retain separate counsel at the expense of the Indemnity Provider in the event of a potential conflict of interest between such Indemnified Person and the Indemnity Provider)) by, in the sole discretion of the Person conducting and controlling the response to such Claim (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Indemnity Provider from time to time.

     The party controlling the response to any Claim shall consult in good faith with the non-controlling party and shall keep the non-controlling party reasonably informed as to the conduct of the response to such Claim; provided, that all decisions ultimately shall be made in the discretion of the controlling party. The parties agree that an Indemnified Person may at any time decline to take further action with respect to the response to such Claim and may settle such Claim if such Indemnified Person shall waive its rights to any indemnity from the Indemnity Provider that otherwise would be payable in respect of such Claim (and any future Claim, the pursuit of which is precluded by reason of such resolution of such Claim) and shall pay to the Indemnity Provider any amount previously paid or advanced by the Indemnity Provider pursuant to this Section 11.1 by way of indemnification or advance for the payment of an amount regarding such Claim, except reasonable expenses therefrom incurred by such Indemnified Person in connection with the response to such Claim.

     Notwithstanding the foregoing provisions of this Section 11.1, an Indemnified Person shall not be required to take any action and the Indemnity Provider shall not be permitted to respond to any Claim in its own name or that of the Indemnified Person unless (A) the Indemnity Provider shall have agreed to pay and shall pay to such Indemnified Person on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnified Person actually incurs in connection with such Claim, including without limitation all reasonable legal, accounting and investigatory fees and disbursements and the Indemnity Provider shall have agreed that the Claim is an indemnifiable Claim hereunder, (B) the Indemnified Person shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability, (C) if such Claim shall involve the payment of any amount prior to the resolution of such Claim, the Indemnity Provider shall provide to the Indemnified Person an interest-free advance in an amount equal to the amount that the Indemnified Person is required to pay (with no additional net after-tax cost to such Indemnified Person) prior to the date such payment is due, (D) in the case of an appeal of an adverse determination of a Claim that must be pursued in the name of an Indemnified Person (or an Affiliate thereof), the Indemnity Provider shall have provided to such Indemnified Person an opinion of independent counsel selected by the Indemnity Provider and reasonably satisfactory to the Indemnified Person stating that the position asserted in such appeal will more likely than not prevail and (E) no Event of Default by the Indemnity Provider shall have occurred and be continuing. In no event shall an Indemnified Person be required to appeal an adverse judicial determination to the United States Supreme Court. In addition, an Indemnified Person shall not be required to contest any Claim in its name (or that of an Affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely to the position taken by the Indemnity Provider by a court of competent jurisdiction pursuant to the contest provisions of this Section 11.1, unless there shall have been a change in law (or interpretation thereof) and the Indemnified Person shall have received, at the Indemnity Provider’s expense, an opinion of independent counsel selected by the Indemnity Provider and reasonably acceptable to the Indemnified Person stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnified Person will prevail in such contest. In no event shall the Indemnity Provider be permitted to adjust or settle any Claim without the consent of the Indemnified Person to the extent any such adjustment or settlement involves, or is reasonably likely to involve, any performance by or adverse admission by or with respect to the Indemnified Person.

     11.2. General Tax Indemnity.

(a) Subject to the limitations set forth in Section 11.7 hereof, the Indemnity Provider shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Indemnified Persons, and hold them harmless against, all Impositions on an After Tax Basis, and all payments pursuant to the Operative Agreements shall be made free and clear of and without deduction for any and all present and future Impositions.

(b) Notwithstanding anything to the contrary in Section 11.2(a) hereof, the following shall be excluded from the indemnity required by Section 11.2(a):

(i) Taxes (other than Taxes that are, or are in the nature of, sales, use, rental, value added, ad valorem, transfer or property taxes) that are imposed on a Indemnified Person by the United States federal government that are based on or measured by the net income (including without limitation taxes based on capital gains and minimum taxes) of such Person; provided, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(ii) Taxes (other than Taxes that are, or are in the nature of, sales, use, rental, value added, ad valorem, transfer or property taxes) that are imposed on any Indemnified Person by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are based upon or measured by the net income (including without limitation taxes based on capital gains and minimum taxes) of such Person; provided that such Taxes shall not be excluded under this subparagraph (ii) to the extent such Taxes would have been imposed had the location, possession or use of the Property in, the location or the operation of the Lessee in, or the Lessee’s making payments under the Operative Agreements from, the jurisdiction imposing such Taxes been the sole connection between such Indemnified Person and the jurisdiction imposing such Taxes; provided, further, that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(iii) any Tax to the extent it relates to any act, event or omission that occurs after the termination of the Lease and redelivery or sale of the Property in accordance with the terms of the Lease (but not any Tax that relates to such termination, redelivery or sale and/or to any period prior to such termination, redelivery or sale);

(iv) any Taxes which are imposed on an Indemnified Person as a result of the gross negligence or willful misconduct of such Indemnified Person itself, as determined by a court of competent jurisdiction (as opposed to gross negligence or willful misconduct imputed to such Indemnified Person), but not Taxes imposed as a result of ordinary negligence of such Indemnified Person; and

(v) Impositions imposed or assessed by the PBGC on any Financing Party or on any pension plan (as defined in ERISA Section 3(2)) maintained by any Financing Party.

Notwithstanding the foregoing, the exclusions from the definition of “Impositions” set forth in clauses (i), (ii) and (iii) shall not apply (but the other exclusions shall apply) to any Taxes or increase in Taxes imposed on an Indemnified Person net of any decrease in Taxes realized by such Indemnified Person, to the extent that such tax increase or decrease would not have occurred if on each date of an Advance the Primary Financing Parties has advanced funds to the Lessee in the form of a loan secured by the Property in an amount equal to the Acquisition and Construction Advances funded on such date of an Advance, with debt service equal to the Basic Rent payable on each Schedule Interest Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Notes at the end of the term of the Lease.

(c) (i) Subject to the terms of Section 11.2(f) and 11.7, the Indemnity Provider shall pay or cause to be paid in a timely manner all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnified Person, as appropriate, and the Indemnity Provider shall at its own expense, upon such Indemnified Person’s reasonable request, furnish to such Indemnified Person copies of official receipts or other satisfactory proof evidencing such payment.

(ii) In the case of Impositions for which no contest is conducted pursuant to Section 11.2(f) and which the Indemnity Provider pays directly to the taxing authorities, the Indemnity Provider shall pay such Impositions prior to the latest time permitted by the relevant taxing authority for timely payment. In the case of Impositions for which the Indemnity Provider reimburses an Indemnified Person, the Indemnity Provider shall do so within ten (10) days after receipt by the Indemnity Provider of demand by such Indemnified Person describing in reasonable detail the nature of the Imposition and the basis for the demand (including without limitation the computation of the amount payable), accompanied by receipts or other reasonable evidence of such demand. In the case of Impositions for which a contest is conducted pursuant to Section 11.2(f), the Indemnity Provider shall pay such Impositions or reimburse such Indemnified Person for such Impositions, to the extent not previously paid or reimbursed pursuant to subsection (a), prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 11.2(f).

(iii) At the Indemnity Provider’s request, the amount of any indemnification payment by the Indemnity Provider pursuant to subsection (a) shall be verified and certified by an independent public accounting firm mutually acceptable to the Indemnity Provider and the Indemnified Person. The fees and expenses of such independent public accounting firm shall be paid by the Indemnity Provider unless such verification shall result in an adjustment in the Indemnity Provider’s favor of ten percent (10%) or more of the payment as computed by the Indemnified Person, in which case such fee shall be paid by the Indemnified Person.

(d) The Indemnity Provider shall be responsible for preparing and filing any real and personal property or ad valorem tax returns in respect of the Property. In case any other report or tax return shall be required to be made with respect to any obligations of the Indemnity Provider under or arising out of subsection (a) and of which the

Indemnity Provider has knowledge or should have knowledge, the Indemnity Provider, at its sole cost and expense, shall notify the relevant Indemnified Person of such requirement and (except if such Indemnified Person notifies the Indemnity Provider that such Indemnified Person intends to prepare and file such report or return) (A) to the extent required or permitted by and consistent with Legal Requirements, make and file in the Indemnity Provider’s name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnified Person, advise such Indemnified Person of such fact and prepare such return, statement or report for filing by such Indemnified Person or, where such return, statement or report shall be required to reflect items in addition to any obligations of the Indemnity Provider under or arising out of subsection (a), provide such Indemnified Person at the Indemnity Provider’s expense with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of the Indemnity Provider under or arising out of subsection (a) no later than fifteen (15) days prior to the due date thereof. Such Indemnified Person shall, upon the Indemnity Provider’s request and at the Indemnity Provider’s expense, provide any data maintained by such Indemnified Person (and not otherwise available to or within the control of the Indemnity Provider) with respect to the Property which the Indemnity Provider may reasonably require to prepare any required tax returns or reports.

(e) As between the Indemnity Provider on one hand, and each Financing Party on the other hand, the Indemnity Provider shall be responsible for, and the Indemnity Provider shall indemnify and hold harmless each Financing Party (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, any obligation for United States or foreign withholding taxes or similar levies, imposts, charges, fees, deductions or withholdings (collectively, “Withholdings”) imposed in respect of the Interest payable on the Notes or with respect to any other payments under the Operative Agreements (all such payments being referred to herein as “Exempt Payments” to be made without deduction, withholding or set off) (and, if any Financing Party receives a demand for such payment from any taxing authority or a Withholding is otherwise required with respect to any Exempt Payment, the Indemnity Provider shall discharge such demand on behalf of such Financing Party); provided, however, that the obligation of the Indemnity Provider under this Section 11.2(e) shall not apply to:

(i) Withholdings on any Exempt Payment to any Financing Party which is a non-U.S. Person unless such Financing Party is, on the date hereof (or on the date it becomes a Financing Party hereunder) and on the date of any change in the principal place of business or the lending office of such Financing Party, entitled to submit a Form W-8BEN or Form W-8ECI or successor applicable form, certifying in each case that such party is entitled under Section 1441 or 1442 of the Code or any other applicable provision thereof or under any applicable tax treaty or convention to receive payments pursuant to the Operative Agreements without deduction or withholding of United States federal income tax and is a foreign Person thereby entitled to an exemption from United States backup withholding taxes (except where the failure of the exemption results from a change in the principal place of business of the Lessee); provided, however, if a failure of the exemption is due to a change in law after the date hereof or in the case of a Financing Party that acquires its interest after the date hereof, a change in law occurring after such date, then the Indemnity Provider shall be liable for any withholding resulting therefrom; or

(ii) Any U.S. Taxes imposed solely by reason of the failure by a non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes if the Indemnity Provider has provided such certification, information, documentation or other reporting requirements to the Financing Party on a timely basis and the Financing Party is eligible for such relief or exemption.

For the purposes of this Section 11.2(e), (A) “U.S. Person” shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America or any State thereof, or any estate or trust that is subject to Federal income taxation regardless of the source of its income, (B) “U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein, (C) “Form W-8BEN” shall mean Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Withholding) of the Department of the Treasury of the United States of America and (D) “Form W-8ECI” shall mean Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates). Each of the Forms referred to in the foregoing clauses (C) and (D) shall include such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates.

If a Financing Party or an Affiliate with whom such Financing Party files a consolidated tax return (or equivalent) subsequently receives the benefit in any country of a tax credit or an allowance resulting from U.S. Taxes with respect to which it has received a payment of an additional amount under this Section 11.2(e), such Financing Party will pay to the Indemnity Provider such part of that benefit as in the opinion of such Financing Party will leave it (after such payment) in a position no more and no less favorable than it would have been in if no additional payment had been required to be paid, provided always that (i) such Financing Party will be the sole judge of the amount of any such benefit and of the date on which it is received, (ii) such Financing Party will have the absolute discretion as to the order and manner in which it employs or claims tax credits and allowances available to it and (iii) such Financing Party will not be obliged to disclose to the Borrower any information regarding its tax affairs or tax computations. A subsequent loss of such tax credit or allowance with respect to which a payment is made pursuant to this paragraph to an Indemnity Provider shall be treated as an Imposition that is indemnifiable under Section 11.2(a) hereof without regard to the exclusions of Section 11.2(b)(i), (ii), and (iii) hereof.

Each non-U.S. Person that shall become a Financing Party after the date hereof shall, upon the effectiveness of the related transfer or otherwise upon becoming a Financing Party hereunder, be required to provide all of the forms and statements referenced above or other evidences of exemption from Withholdings if the Indemnity Provider has provided such certification, information, documentation or other reporting requirements to the Financing Party and the Financing Party is eligible for such relief or exemption.

(f) If a written Claim is made against any Indemnified Person or if any proceeding shall be commenced against such Indemnified Person (including without limitation a written notice of such proceeding), for any Impositions, the provisions in Section 11.1 relating to notification and rights to contest shall apply; provided, however, that the Indemnity Provider shall have the right to conduct and control such contest only if such contest involves a Tax other than a Tax on net income of the Indemnified Person that can be pursued independently from any other proceeding involving a Tax liability of such Indemnified Person and the Indemnity Provider agrees to pay to such Indemnified Person on demand the Impositions which are the subject of such claim to the extent the contest is unsuccessful. The controlling party shall provide the non-controlling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

(g) The parties agree that any party to this Agreement (and each employee, representative, or other agent of such party) may disclose the tax aspects of the transactions contemplated by this Agreement and the structural aspects of these transactions as they relate to such tax aspects without limitation of any kind on such disclosure.

     11.3. Increased Costs, Loan Adequacy; Illegality, etc.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law, guideline, rule, directive, request or regulation or (ii) the compliance by a Financing Party or any Affiliate thereof (each of which, an “Affected Party”) with any law, regulation, rule, directive, guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding loan adequacy or advance adequacy (A) shall subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to a Loan, Lessor Advance, or any right to make Loans or Lessor Advances under the Operative Agreements, or on any payment made under the

Operative Agreements or (B) shall impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of the Interest or Lessor Yield), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party or (C) shall impose any other condition affecting a Loan or a Lessor Advance or a Financing Party’s rights under the Operative Agreements, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under the Operative Agreements, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Lessee shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including without limitation compliance by an Affected Party with any request or directive regarding loan adequacy or advance adequacy, has or would have the effect of reducing the rate of return on the Loan or Lessor Advance of any Affected Party as a consequence of its obligations under the Operative Agreements or arising in connection therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to loan adequacy or advance adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Lessee shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Statements Board shall constitute an adoption, change, request or directive subject to this Section 11.3.

(c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with the Operative Agreements or the funding or maintenance of Loans thereunder, then on the Payment Date after demand by such Affected Party, the Lessee shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it.

(d) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Lessee a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) For purposes of this Section 11.3, Governmental Authority shall include any accounting board or authority (whether or not part of government) which is responsible for the establishment or interpretation of national or international accounting principles in each case whether foreign or domestic.

(f) If a Financing Party or the Deal Agent on behalf of the Conduit shall notify the Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Agent shall in turn so notify the Lessee, whereupon all Loans in respect of which Interest accrues, and all Lessor Advances in respect of which Lessor Yield accrues, at the Eurodollar Rate shall immediately be converted into Loans or Lessor Advances, as the case may be, in respect of which Interest and Lessor Yield, respectively, accrues at the ABR.

     11.4. Funding/Contribution Indemnity.

     The Lessee agrees to indemnify each Financing Party and to hold each Financing Party harmless from any and all Breakage Costs. Each Financing Party agrees to provide the Lessee prompt written notice of any occurrence which gives rise to Lessee’s indemnification obligations under this Section 11.4.

     11.5. EXPRESS INDEMNIFICATION FOR ORDINARY NEGLIGENCE, STRICT LIABILITY, ETC.

     WITHOUT LIMITING THE GENERALITY OF THE INDEMNIFICATION PROVISIONS OF ANY AND ALL OF THE OPERATIVE AGREEMENTS AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PERSON PROVIDING INDEMNIFICATION OF ANOTHER PERSON UNDER ANY OPERATIVE AGREEMENT HEREBY FURTHER EXPRESSLY RELEASES EACH BENEFICIARY OF ANY SUCH INDEMNIFICATION FROM ALL CLAIMS FOR LOSS OR DAMAGE, DESCRIBED IN ANY OPERATIVE AGREEMENT, CAUSED BY ANY ACT OR OMISSION ON THE PART OF ANY SUCH BENEFICIARY ATTRIBUTABLE TO THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF ANY SUCH BENEFICIARY, AND INDEMNIFIES, EXONERATES AND HOLDS EACH SUCH BENEFICIARY FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, CLAIMS, LOSSES, COSTS, LIABILITIES, DAMAGES AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEY’S FEES AND EXPENSES), DESCRIBED ABOVE, INCURRED BY ANY SUCH BENEFICIARY (IRRESPECTIVE OF WHETHER ANY SUCH BENEFICIARY IS A PARTY TO THE ACTION FOR WHICH INDEMNIFICATION UNDER THIS AGREEMENT OR ANY OTHER OPERATIVE AGREEMENT IS SOUGHT) ATTRIBUTABLE TO THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF ANY SUCH BENEFICIARY.

     11.6. Additional Provisions Regarding Environmental Indemnification.

     Without limiting the generality of Section 11.1, each and every Indemnified Person shall at all times have the rights and benefits, and the Indemnity Provider shall have the obligations, in each case provided pursuant to the Operative Agreements with respect to environmental matters, violations of any Environmental Law, any Environmental Claim or other loss of or damage to any property or the environment relating to the Property, the Collateral, the Lease, the Agency Agreement or the Indemnity Provider (including without limitation the rights and benefits provided pursuant to Section 11.1(c)).

     11.7. Indemnity Prior to Completion Date.

     Notwithstanding the provisions of Sections 11.1, 11.2, 11.3, 11.4, 11.5 and 11.6 and any other indemnity obligations of the Indemnity Provider under the Operative Agreements, (a) the Lessor shall be the only beneficiary of the provisions set forth in Sections 11.1, 11.2, 11.3, 11.4, 11.5 and 11.6 and any other indemnity obligations of the Indemnity Provider under the Operative Agreements with respect to any Claim arising thereunder solely for the period prior to the Completion Date related to the Property, and (b) such limited rights of indemnification referenced in Section 11.7(a) (to the extent relating to third-party claims) shall be limited to third-party claims caused by or resulting from the Indemnity Provider’s acts or omissions and/or all other Persons acting by, through or under the Indemnity Provider (including, without limitation, contractors, subcontractors and other Persons contracted or controlled by the Construction Agent). After the Completion Date, each Indemnified Person shall be a beneficiary of the provisions set forth in Sections 11.1 through 11.6.

     To the extent the Indemnity Provider is not obligated to indemnify any Indemnified Person with respect to Claims arising under Sections 11.1, 11.2, 11.3, 11.4, 11.5 or 11.6 and any other indemnity obligations of the Indemnity Provider under the Operative Agreements prior to the Completion Date, the Lessor shall provide such indemnities (but only to the extent Loans and Lessor Advances are made available to the Lessor to pay such amounts) in favor of such Indemnified Person in accordance with the relevant provisions of Sections 11.1, 11.2, 11.3, 11.4, 11.5 or 11.6 and any other indemnity obligations of the Indemnity Provider under the Operative Agreements as the case may be. It is acknowledged and agreed that any amount which the Lessor pays in favor of any Indemnified Person with Loans and/or Lessor Advances shall be added to the Property Cost.

     THE INDEMNITY OBLIGATIONS UNDERTAKEN BY THE LESSOR PURSUANT TO THIS SECTION 11.7 ARE IN ALL RESPECTS SUBJECT TO THE LIMITATIONS ON LIABILITY REFERENCED IN SECTION 12.9.

SECTION 12. MISCELLANEOUS.

     12.1. Survival of Agreements.

     The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Agreements, and the parties’ obligations under any and all thereof, shall survive the execution and delivery of this Agreement, the transfer of the Property to the Lessor, the acquisition of the Property (or any of its components), the construction of any Improvements, the Completion, any disposition of any interest of the Lessor in the Property, the payment of the Notes and the Lessor Advances and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party and the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Agreements. Except as otherwise expressly set forth herein or in other Operative Agreements, the indemnities of the parties provided for in the Operative Agreements shall survive the expiration or termination of any thereof with respect to matters occurring prior to such expiration or termination.

     12.2. Notices.

     All notices required or permitted to be given under any Operative Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by facsimile or other telecommunication device capable of transmitting or creating a written record; or personally. Notices sent by mail or courier shall be deemed delivered when delivered as addressed, or if the addressee refuses delivery, when presented for delivery notwithstanding such refusal. Notices delivered by fax shall be deemed delivered when receipt is acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

     If to the Construction Agent or the Lessee, to such entity at the following address:

Human Genome Sciences, Inc. 9410 Key West Avenue Rockville, MD 20850 Attention: Steve Mayer Telephone: Fax:

     with a copy to:

Human Genome Sciences, Inc. 9410 Key West Avenue Rockville, MD 20850 Attention: Jim Davis Telephone: Fax:

     If to the Borrower or the Lessor, to such entity at the following address:

Wachovia Development Corporation c/o Wachovia Securities, LLC One Wachovia Center 301 South College Street Charlotte, NC 28288 Attention: Gabrielle Braverman Telephone: Fax:

     If to the Deal Agent or the Conduit, to either at the following address:

Wachovia Securities, LLC One Wachovia Center, Mail Code: NC0610 Charlotte, NC 28288 Attention: Conduit Administration Telephone: Fax:

     with a copy to:

Lord Securities Corp. 2 Wall Street, 19th Floor New York, NY 10005 Attention: Vice President Telephone: Fax:

     If to the Agent, to it at the following address:

Wachovia Bank, National Association 201 South College Street (NC5708) Charlotte, NC 28288 Attention: Greg Ponder Telephone: Fax:

     with a copy to:

Wachovia Bank, National Association 1970 Chain Bridge Road 3rd Floor McLean, VA 22102 Attention: J. Kent Thompson Telephone: Fax:

     If to any Lender, to it at the address set forth for such Lender in Schedule 2.1 of the applicable Credit Agreement.

     From time to time any party may designate additional parties and/or another address for notice purposes by notice to each of the other parties hereto. Each notice hereunder shall be effective upon receipt or refusal thereof.

     12.3. Counterparts.

     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one (1) and the same instrument.

     12.4. Terminations, Amendments, Waivers, Etc.

     Each of the parties hereto agrees that:

(a) except as expressly provided in subsections (b) and (c) below and except for the Unanimous Vote Matters, each Operative Agreement may only be terminated, amended, modified, extended supplemented, restated, replaced or waived upon the approval in writing by the Borrower, the Agent, the Majority Secured Parties and the Lessee (to the extent the Lessee is a party to such Operative Agreement); provided, each termination, amendment, modification, extension, supplement, restatement, replacement or waiver regarding any Operative Agreement which adversely affects the rights of the Lessee shall also require the written consent of the Lessee (not to be unreasonably withheld or delayed) unless a Lease Default or Lease Event of Default shall have occurred and be continuing, provided, further, that each termination, amendment, modification, extension, supplement, restatement, replacement or waiver regarding any Operative Agreement shall also require the written consent of each Financing Party affected thereby (the “Unanimous Vote Matters”), so as to

(i) except for a pro rata reduction in each such Lender Commitment and a corresponding reduction in the Lessor Commitment or, regarding the Lender Commitment, as otherwise provided in Section 2.5 of the Credit Agreements, reduce the Lender Commitments and/or the Lessor Commitment or extend the scheduled date of maturity of any Note or any Lessor Advance;

(ii) extend the scheduled Expiration Date or extend any payment date of any Note or Lessor Advance;

(iii) reduce the stated rate of Interest payable on any Note or reduce the stated Lessor Yield payable on any Lessor Advance (other than as a result of waiving the applicability of any post-default increase in interest rates or Lessor Yields);

(iv) modify the priority of any Lien in favor of the Agent under any Security Document;

(v) subordinate any obligation owed to such Lender or the Lessor;

(vi) extend the expiration date of such Lender’s Lender Commitment or the Lessor Commitment of the Lessor;

(vii) terminate, amend, supplement, waive, discharge or modify any provision of this Section 12.4 or reduce the percentages specified in the definitions of Majority Secured Parties or Majority Lenders;

(viii) release a material portion of the Collateral (except in accordance with Section 8.8);

(ix) release the Borrower or the Lessee from its obligations under any Operative Agreement or otherwise alter any payment obligations of the Borrower or the Lessee to the Lessor or any Financing Party under the Operative Agreements; or

(x) terminate, amend, supplement, waive, discharge or modify any provision of Section 8.6 of this Agreement.

(b) the Mortgage Instrument (and any UCC Financing Statement related thereto) may only be terminated, amended, modified, extended supplemented, restated, replaced or waived upon the approval in writing by the Borrower, the Lessor, (to the extent relating to the Lessee as opposed to relating to the Borrower) the Lessee and (to the extent relating to the Lien in favor of the Lenders under the Mortgage Instrument or UCC Financing Statement) the Majority Lenders.

(c) each termination, amendment, modification, extension, supplement, restatement, replacement or waiver regarding any Operative Agreement affecting Sections 4.1, 8.2, 8.3, 9.1, 10.1, 10.2, 11.1, 12.1, 13.1, 13.2, 14.1, 14.2, 14.3, 15.1, 15.2, 15.3, 16.1, 16.2, 18.1, 19.1, 19.2, 20.2, 20.3 (excluding all provisions related to payments in Sections 20.2 or 20.3), 22.1, 22.4, 22.5, 23.1 or 24.1 of the Lease or affecting in any way the Collateral or the Property requires the consent of the Lessor.

     Any such termination, amendment, supplement, waiver, discharge or modification approved, executed, adopted or consented to pursuant to this Section 12.4 shall apply equally to each of the Lenders and the Lessor and shall be binding upon all the parties to this Agreement. In the case of any waiver, each party to this Agreement shall be restored to its former position and rights under the Operative Agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     If, at a time when the conditions precedent set forth in the Operative Agreements to any Lessor Advance are, in the reasonable opinion of the Agent, satisfied, the Lessor shall fail to fulfill its obligations to make such Lessor Advance, then, for so long as such failure shall continue, the Lessor shall (unless the Lessee and the Majority Secured Parties, determined as if the Lessor were not a “Financing Party”, shall otherwise consent in writing) be deemed for all purposes relating to terminations, amendments, supplements, waivers, discharges or modifications under the Operative Agreements to have no Lessor Advances for purposes of performing the computation of Majority Secured Parties, and shall have no rights under this Section 12.4; provided that any action taken with respect to a Unanimous Vote Matter shall not be effective as against the Lessor without the Lessor’s consent.

     If, at a time when the conditions precedent set forth in the Operative Agreements to any Loan are, in the reasonable opinion of the Agent, satisfied, any Lender (other than the Conduit) shall fail to fulfill its obligations to make such Loan, then, for so long as such failure shall continue, such Lender shall (unless the Lessee and the Majority Secured Parties, determined as if such Lender were not a “Financing Party”, shall otherwise consent in writing) be deemed for all purposes relating to terminations, amendments, supplements, waivers, discharges or modifications under the Operative Agreements to have no Loans for purposes of performing the computation of Majority Secured Parties, and shall have no rights under this Section 12.4; provided that any action taken with respect to a Unanimous Vote Matter shall not be effective as against such Lender without such Lender’s consent.

     Notwithstanding the foregoing, no termination, amendment, supplement, waiver or modification of any Operative Agreement shall, without the consent of each Hedge Provider, (i) terminate, amend, supplement, waive or modify any provision of the applicable provisions of the Operative Agreements relating to Hedging Agreements or the calculation of amounts payable in connection therewith, (ii) extend the scheduled date of maturity of any payment obligation owing to any Hedge Provider pursuant to the Operative Agreements, extend the last day of the Term, extend any payment date of any obligation owing to any Hedge Provider pursuant to the Operative Agreements, reduce any amount payable to any Hedge Provider pursuant to the Operative Agreements, modify the priority of any Lien in favor of the Agent under any Security Document, subordinate any obligation owed to any Hedge Provider, or (iii) terminate, amend, supplement, waive or modify any provision of this Section 12.4 or (so long as Wachovia is a Lender or Wachovia Development Corporation is the Lessor) reduce the percentages specified in the definition of Majority Secured Parties, or (except in accordance with the Operative Agreements) permit any additional rights of assignment or transfer by the Lessor of any of its rights and obligations under any Credit Document or release a material portion of the Collateral (except in accordance with Section 8.8 and provided, the foregoing shall not impair the release of

Liquid Collateral in accordance with the express provisions of the Operative Agreements) or release the Lessee from its obligations under any Operative Agreement or otherwise alter any payment obligations of the Lessee to the Lessor or any Hedge Provider under the Operative Agreements.

     12.5. Headings, etc.

     The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

     12.6. Parties in Interest.

     Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the parties hereto.

12.7.	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED ARE REQUIRED TO APPLY. Any legal action or proceeding with respect to this Agreement or any other Operative Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the parties to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 12.2, such service to become effective upon receipt or rejection. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO ANY DISPUTE OR THIS AGREEMENT, ANY OTHER OPERATIVE AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(c) Each of the parties to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Operative Agreement brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     Subject to the other applicable provisions of the Operative Agreements, the parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off and peaceful possession of personal property; and (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceedings. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

     Each party to this Agreement agrees that it shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waives any right or claim to punitive or exemplary damages it has now or which may arise in the future in connection with any Dispute.

     12.8. Severability.

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12.9. Liability Limited.

(a) [Reserved].

(b) Anything to the contrary contained in this Agreement or in any other Operative Agreement notwithstanding, no Exculpated Person shall be personally liable in any respect for any liability or obligation arising hereunder or in any other Operative Agreement including without limitation the payment of the principal of, or Interest on, the Notes, or for monetary damages for the breach of performance of any of the covenants contained in this Agreement or any of the other Operative Agreements. The Primary Financing Parties and the Agent agree that, in the event any remedies under any Operative Agreement are pursued, neither the Primary Financing Parties nor the Agent shall have any recourse against any Exculpated Person, for any deficiency, loss or Claim for monetary damages or otherwise resulting therefrom and recourse shall be had solely and exclusively against the Borrower’s Interest (excluding Excepted Payments) and the Lessee (with respect to the Lessee’s obligations under the Operative Agreements); but nothing contained herein shall be taken to prevent recourse against or the enforcement of remedies against the Borrower’s Interest (excluding Excepted Payments) in respect of any and all liabilities, obligations and undertakings contained herein and/or in any other Operative Agreement. Notwithstanding the provisions of this Section, nothing in any Operative Agreement shall: (i) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes arising under any Operative Agreement or secured by any Operative Agreement, but the same shall continue until paid or discharged; (ii) relieve any Exculpated Person from liability and responsibility for (but only to the extent of the damages arising by reason of): active waste knowingly committed by any Exculpated Person with respect to the Property, any fraud, gross negligence or willful misconduct on the part of any Exculpated Person; (iii) relieve any Exculpated Person from liability and responsibility for (but only to the extent of the moneys misappropriated, misapplied or not turned over) (A) except for Excepted Payments, misappropriation or misapplication by the Lessor (i.e., application in a manner contrary to any of the Operative Agreements) of any insurance proceeds or condemnation award paid or delivered to the Lessor by any Person other than the Agent, (B) except for Excepted Payments, any deposits or any escrows or amounts owed by the Construction Agent under the Agency Agreement held by the Lessor or (C) except for Excepted Payments, any rent or other income or funds received by the Lessor from the Lessee that is not turned over to the Agent; (iv) affect or in any way limit the Agent’s rights and remedies under any Operative Agreement with respect to the Rents and rights and powers of the Agent under the Operative Agreements or to obtain a judgment against the Lessee’s interest in the Property pursuant to the terms of the Operative Agreements or the Agent’s rights and powers to obtain a judgment against the Lessor or the Lessee; or (v) relieve any Exculpated Person from liability and responsibility (A) with respect to such Person’s obligations concerning Lessor Liens pursuant to Section 8.2(a) and the last sentence of Section 8.9(a) hereof or (B) to the extent such liability or responsibility is attributable to any representation or warranty of an y Exculpated Person contained in Section 6.1 hereof that was false or inaccurate in any material way when made (provided, that no deficiency judgment or other money judgment shall be enforced against any Exculpated Person except to the extent of the Lessor’s interest in the Borrower’s Interest (excluding Excepted Payments) or to the extent the Lessor may be liable as otherwise contemplated in clauses (ii), (iii) or (v) of this Section 12.9(b)).

     12.10. Rights of the Lessee.

     If at any time all obligations of the Borrower and the Lessee under the Operative Agreements have in each case been satisfied or discharged in full, then the Lessee shall be entitled to (a) terminate the Lease and (b) receive (i) all amounts then held under the Operative Agreements, and all proceeds with respect to, the Property and (ii) a release of the remaining Collateral. Upon the termination of the Lease pursuant to the foregoing clause (a), the Lessor shall transfer to the Lessee or its designee all of its right, title and interest free and clear of the Lien of the Lease, the Lien of the Security Documents and all other Operative Agreements and all Lessor Liens in and to the Property and any amounts or proceeds referred to in the foregoing clause (b) shall be paid over to the Lessee or its designee.

     12.11. Further Assurances.

     The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Participation Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby (including without limitation the preparation, execution and filing of any and all Uniform Commercial Code financing statements, filing of the Mortgage Instrument and other filings or registrations which the parties hereto may from time to time request to be filed or effected). The Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including without limitation any action specified in the preceding sentence), or (if the Lessor shall so request) as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Agreement. In addition, in connection with the sale or other disposition of the Property or any portion thereof, the Lessee agrees to execute such instruments of conveyance as reasonably required pursuant to the Operative Agreements in connection therewith.

     12.12. Calculations under Operative Agreements.

     The parties hereto agree that all calculations and numerical determinations to be made under the Operative Agreements by the Lessor shall be made by the Agent and that such calculations and determinations shall be conclusive and binding on the parties hereto in the absence of demonstrable error.

     12.13. Confidentiality.

     Each Financing Party severally agrees to keep confidential all non-public information pertaining to the Lessee or any of its Subsidiaries which is provided to it by the Lessee or any of its Subsidiaries and which an officer of the Lessee or any of its Subsidiaries has requested in writing be kept confidential, and shall not intentionally disclose such information to any Person except:

(a) to the extent such information is public when received by such Person or becomes public thereafter due to the act or omission of any party other than such Person;

(b) to the extent such information is lawfully and independently obtained from a source other than the Lessee or any of its Subsidiaries and such information from such source is not, to such Person’s knowledge, subject to an obligation of confidentiality or, if such information is subject to an obligation of confidentiality, that disclosure of such information is permitted;

(c) to counsel, auditors or accountants retained by any such Person or any Affiliates of any such Person (if such Affiliates are permitted to receive such information pursuant to clause (f) or (g) below), provided they agree to keep such information confidential as if such Person or Affiliate were party to this Agreement and to financial institution regulators, including examiners of any Financing Party or any Affiliate thereof in the course of examinations of such Persons;

(d) in connection with any litigation or the enforcement or preservation of the rights of any Financing Party under the Operative Agreements;

(e) to the extent required by any applicable statute, rule or regulation or court order (including without limitation, by way of subpoena) or pursuant to the request of any regulatory or Governmental Authority having jurisdiction over any such Person; provided,however, that such Person shall endeavor (if not otherwise prohibited by Law) to notify the Lessee prior to any disclosure made pursuant to this clause (e), except that no such Person shall be subject to any liability whatsoever for any failure to so notify the Lessee;

(f) any Financing Party may disclose such information to another Financing Party or to any Affiliate of a Financing Party that is a direct or indirect owner of any Financing Party (provided, in each case that such Affiliate has agreed to maintain confidentiality as if it were such Financing Party);

(g) any Financing Party may disclose such information to an Affiliate of any Financing Party to the extent required in connection with the transactions contemplated hereby or to the extent such Affiliate is involved in, or provides advice or assistance to such Person with respect to, such transactions (provided, in each case that such Affiliate has agreed to maintain confidentiality as if it were such Financing Party);

(h) in connection with any proposed or actual assignment or grant of a participation by any of the Primary Financing Parties of interests in any Credit Agreement, any Note or the other Operative Agreements to such other financial institution (who shall in turn agree in writing to maintain confidentiality as if it were a Primary Financing Party originally party to this Agreement);

(i) any Financing Party may disclose such information to any Rating Agency or any organization providing similar services in connection with the rating of commercial paper obligations (including without limitation the Commercial Paper Notes) of the Conduit; or

(j) any Financing Party may disclose such information to any Liquidity Bank.

       Subject to the terms of Sections 12.13(a)-12.13(h), under the terms of any one or more of which circumstances disclosure shall be permitted, each Financing Party severally agrees to keep confidential all non-public information pertaining to the financing structure described in the unrecorded Operative Agreements. Any Person required to maintain the confidentiality of information as provided in this Section 12.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

     Notwithstanding anything herein to the contrary, confidential information shall not include, and the Financing Parties may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and by the other Operative Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to such Financing Party relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby and by the other Operative Agreements.

     12.14. Financial Reporting/Tax Characterization.

     Lessee agrees to obtain advice from its own accountants and tax counsel regarding the financial reporting treatment and the tax characterization of the transactions described in the Operative Agreements. The Lessor acknowledges that the Lessee and its auditors will be relying upon the information provided pursuant to Sections 8.2(e) and 8.2(f) and the Lessor Confirmation Letters for purposes of determining consolidation under FASB Interpretation No. 46.

     It is the further intent of the Parties to this Agreement that this Agreement and the transaction evidenced by the Operative Agreements conform with and satisfy the requirements of, to the extent applicable, FAS 13, FASB Interpretation No. 46, Emerging Issues Task Force, 1997\Issue 97-1 and Emerging Issues Task Force, 1997\Issue 97-10.

     12.15 Deal Agent.

     The Deal Agent shall take all actions for and on behalf of the Conduit hereunder and under the Operative Agreements as provided in Section 2A of the Credit Agreements.

     12.16 Recourse Against Certain Parties.

     (a)  No recourse under or with respect to any obligation, covenant or agreement (including without limitation the payment of any fees or any other obligations) of any Secured Party as contained in the Operative Agreements or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in the Operative Agreements and all of the other agreements, instruments and documents entered into by it pursuant thereto or in connection therewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in the Operative Agreements or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of the Operative Agreements. The provisions of this section shall survive the termination of the Operative Agreements.

     (b)  Notwithstanding anything in the Operative Agreements to the contrary, the Conduit shall not have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to the Conduit after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of the Conduit hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties to the Operative Agreements agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by the Conduit exceeds the amount available to the Conduit to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

     12.17 Parties in Interest.

     Except as expressly provided herein, none of the provisions of this Agreement are intended for the benefit of any Person except the parties hereto; provided, notwithstanding anything in any Operative Agreement to the contrary, each Hedge Provider is hereby automatically deemed, without further action, to be a third party beneficiary of this Agreement and the other Operative Agreements and to have full right to pursue one or more actions at law or in equity to protect its rights pursuant to this Agreement and the other Operative Agreements and (b) to have appointed Wachovia to act as Agent on its behalf pursuant to Section 8.6 (and Wachovia shall be deemed to have accepted such appointment).

     12.18 Hedging Agreements are not Collateral.

     Notwithstanding any provision in any Security Document to the contrary, all parties to this Agreement acknowledge and agree that no right, title or interest of the Borrower in and to any Hedging Agreement constitutes, or shall constitute, Collateral.

     12.19 Replacement of the Intermediary.

     Notwithstanding any provision of any Operative Agreement to the contrary, the Agent in its sole discretion may elect upon the Completion Date to replace the Intermediary with another Person (which may be Wachovia, an Affiliate of Wachovia or another Person) for all purposes in connection with the Operative Agreements (including without limitation with regard to the Liquid Collateral Agreements and the Punch List Liquid Collateral Agreements). Upon making such election, the Agent shall notify the Intermediary and the Lessee, and all such parties shall cooperate to modify and replace all documentation as necessary or appropriate in order to accomplish such replacement of the Intermediary promptly.

     12.20 Amendment and Restatement.

     The parties hereto hereby agree to amend and restate the Original Participation Agreement (in regards to the Property) pursuant to the terms of this Agreement.

     12.21 No Novation.

     The Notes and obligations evidenced and governed by this Agreement regarding Lessor Advances are not intended as a novation, but rather are intended as an amendment and restatement of the indebtedness and Lessor advanced amounts issued previously regarding the Property under the transactions evidence by the Original Participation Agreement and the related transaction documents. The Lenders and the Lessor acquired their respective interests in such indebtedness and in such Lessor advanced amounts pursuant to the Master Transfer Agreement.

[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

THE CONSTRUCTION AGENT
AND THE LESSEE:

HUMAN GENOME SCIENCES, INC.

By:	/s/	Steven C. Mayer

Name:		Steven C. Mayer
Title:		Senior Vice President and
Chief Financial Officer

[signature pages continue]

THE BORROWER AND THE LESSOR:

WACHOVIA DEVELOPMENT CORPORATION

By:	/s/	Evander S. Jones, Jr.

Name:		Evander S. Jones, Jr.
Title:		Vice President

[signature pages continue]

THE CONDUIT, A CREDITOR LENDER
AND A MORTGAGE LENDER:

VARIABLE FUNDING CAPITAL CORPORATION

By:		WACHOVIA SECURITIES, LLC,
as attorney-in-fact

By:	/s/	Douglas R. Wilson, Sr.

Name:		Douglas R. Wilson, Sr.
Title:		Vice President

[signature pages continue]

THE INVESTORS, THE ADDITIONAL
CREDIT LENDERS AND THE
ADDITIONAL MORTGAGE LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/	Barbara K. Angel

Name:		Barbara K. Angel
Title:		Senior Vice President

[signature pages continue]

     THE DEAL AGENT:

WACHOVIA SECURITIES, LLC

By:	/s/	Evander S. Jones, Jr.

Name:		Evander S. Jones, Jr.
Title:		Vice President

THE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/	Weston R. Garrett

Name:		Weston R. Garrett
Title:		Vice President

[signature pages end]

Appendix A
Rules of Usage and Definitions

I. Rules of Usage

The following rules of usage shall apply to this Appendix A and the Operative Agreements (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

     (a)  Except as otherwise expressly provided, any definitions set forth herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

     (b)  Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

     (c)  The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

     (d)  References to any Person shall include such Person, its successors, permitted assigns and permitted transferees.

     (e) Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended, supplemented and/or restated from time to time in accordance with the applicable provisions thereof.

     (f)  Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

     (g)  When used in any document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

     (h)  References to “including” means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

     (i)  Each of the parties to the Operative Agreements and their counsel have reviewed and revised, or requested revisions to, the Operative Agreements, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of the Operative Agreements and any amendments or exhibits thereto.

     (j)  Capitalized terms used in any Operative Agreements which are not defined in this Appendix A but are defined in another Operative Agreement shall have the meaning so ascribed to such term in the applicable Operative Agreement.

     (k)  In computing any period of time for purposes of any Operative Agreement, the mechanics for counting the number of days set forth in Rule 6 of the Federal Rules of Civil Procedure shall be observed.

     (l)  For purposes of the Operative Agreements, any reference to the acquisition of the Property by the Lessor shall be deemed, unless otherwise expressly stated, to refer to the acquisition of a ground leasehold interest in the Property by the Lessor pursuant to the Ground Lease and the acquisition of an interest by the Lessor pursuant to the Appurtenant Rights.

     (m)  For purposes of the Operative Agreements, (i) any reference to a Lease Default shall be deemed to include a reference to an Agency Agreement Default, (ii) any reference to an Agency Agreement Default shall be deemed to include a reference to a Lease Default, (iii) any reference to a Lease Event of Default shall be deemed to include a reference to an Agency Agreement Event of Default, and (iv) any reference to an Agency Agreement Event of Default shall be deemed to include a reference to a Lease Event of Default.

     (n)  For purposes of the Operative Agreements, all references to the “Lessee” or the “Construction Agent” shall be deemed to refer to Human Genome Sciences, Inc., a Delaware corporation, in each of its respective capacities pursuant to the Operative Agreements.

II. Definitions

Appendix A - 2

     “ABR” shall mean, for any day but subject to the last sentence of this definition of “ABR”, a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 0.35%. For purposes hereof, “Federal Funds Effective Rate” shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by Wachovia and confirmed in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by Wachovia (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of Wachovia, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Charlotte, North Carolina time.

     “ABR Lessor Advances” shall mean Lessor Advances the rate of interest applicable to which is based upon the ABR.

     “ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the ABR.

     “Acceleration” shall have the meaning given to such term in Section 6 of the applicable Credit Agreement.

     “Accountants” means Ernst & Young LLP (or any successor thereto), or any other firm of certified public accountants of recognized national standing selected by the Lessee.

     “Accounts” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Accumulated Funding Deficiency” shall have the meaning given to such term in Section 302 of ERISA.

     “Actual Knowledge” shall mean, with respect to the Lessee or any Affiliate of the Lessee, the actual knowledge of any of the following Persons: (i) with respect to facts or occurrences relating to the Property, employees of the Lessee, any Construction Agency Person or any Affiliate of the Lessee (but only such employees of the Lessee, any Construction Agency Person or any Affiliate of the Lessee regularly engaged in supervising the acquisition, construction, use, maintenance or operation of the Property), and (ii) with respect to facts or occurrences unrelated to the Property, any Responsible Officer of the Lessee, any Construction Agency Person or any Affiliate of the Lessee.

     “Additional Collateral Delivery Date” shall mean with respect to each Additional Collateral Demand, the day on or before the fifth Business Day following the making of an Additional Collateral Demand or if one or more Additional Collateral Demands are outstanding and the aggregate amount of the Pledged Securities required to be transferred to the Liquid Collateral Account exceeds $5,000,000, then with respect to all outstanding transfers of Pledged Securities, on the Business Day next following the Business Day when the aggregate amounts required to be transferred to such Liquid Collateral Account first exceeds $5,000,000.

Appendix A - 3

     “Additional Collateral Demand” shall have the meaning given to such term in Section 5.11(c)(i) of the Participation Agreement.

     “Additional Liquid Collateral” shall have the meaning given to such term in Section 5.11(c)(i) of the Participation Agreement.

     “Adjusted Market Value” shall mean with respect to Properly Margined Liquid Collateral, the sum of the Adjusted Market Value (Item) of each Permitted Investment constituting Properly Margined Liquid Collateral in respect of the Liquid Collateral Account on each date such Liquid Collateral is marked-to-market in accordance with Section 8.3A(s) of the Participation Agreement.

     “Adjusted Market Value (Item)” shall mean with respect to each Permitted Investment that constitutes Liquid Collateral on any date that the securities in the Liquid Collateral Account are marked-to-market, the product of the Fair Market Sales Value of the Permitted Investment on such date multiplied by the percentage in the table below under the column marked “Advance Rate to Maintain Properly Margined Liquid Collateral” opposite the type of investment into which such Permitted Investment falls.

Advance Rate to Maintain Properly
Types of Permitted Investments	Margined Liquid Collateral

U.S. Treasury Obligations	90%

Money Market Funds	90%

Repurchase Obligations	90%

Mortgage Backed Securities	80%

Asset Backed Securities	80%

Negotiable Certificates of Deposit	80%

Commercial Paper rated A-l, P-1 or better	80%

U.S. Agency Obligations	80%

Taxable Municipal Bonds (Moody’s Aaa down through A3; S & P AAA down through A-)	80%

Bonds (Moody’s Aaa down through A3; S & P AAA down through A-)	70%

Bank Obligations	80%

Other Permitted Investments not referenced above	As determined by the Agent in its sole discretion (acting upon the advice of the Majority Secured Parties)

     “Advance” shall mean a Construction Advance and, in accordance with Section 1 of the Participation Agreement, shall be deemed to include the amounts advanced by the Primary Financing Parties to obtain their respective interests pursuant to the Master Transfer Agreement on the Closing Date.

Appendix A - 4

     “Advance Cap” shall have the meaning given to such term in Section 5.17 of the Participation Agreement.

     “Affected Party” shall have the meaning given to such term in Section 11.3(a) of the Participation Agreement.

     “Affiliate” shall mean, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.

     “After Tax Basis” shall mean, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid by the recipient calculated at the then maximum marginal rates generally applicable to Persons of the same type as the recipient with respect to the receipt by the recipient of such amounts (less any tax savings realized as a result of the payment of the indemnified amount), such increased payment (as so reduced) is equal to the payment otherwise required to be made.

     “Agency Agreement” shall mean the Amended and Restated Agency Agreement, dated as of the Closing Date, between the Construction Agent and the Lessor.

     “Agency Agreement Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Agency Agreement Event of Default.

     “Agency Agreement Event of Default” shall have the meaning given to such term in Section 5.1 of the Agency Agreement.

     “Agent” shall mean Wachovia Bank, National Association, as agent for the Primary Financing Parties pursuant to the Participation Agreement or any successor agent appointed in accordance with the terms of the Participation Agreement and, respecting the Security Documents, as agent for the Secured Parties.

     “Allocated Commercial Paper” shall mean commercial paper issued by or on behalf of the Conduit if the proceeds thereof are used to fund or maintain one or more CP Loans.

     “Applicable Percentage” shall mean:

(a) with respect to the Lender Unused Fee and the Lessor Unused Fee, 0.15% (15 basis points);

(b) with respect to the Liquidity Fee payable in connection with the Loans, (i) 0.20% (20 basis points) if all of the Liquid Collateral in the Liquid Collateral Account subject to the Liquid Collateral Agreements and the Liquid Collateral in the Punch List Liquid Collateral Account subject to the Punch List Liquid Collateral Agreements is Properly Margined Liquid Collateral and (ii) 0.25% (25 basis points) in all other cases;

Appendix A - 5

(c) with respect to Interest on the Credit Loans which are Eurodollar Loans or ABR Loans, 0.55% (55 basis points);

(d) with respect to Interest on the Mortgage Loans which are Eurodollar Loans or ABR Loans, (i) 0.55% (55 basis points) if all of the Liquid Collateral in the Liquid Collateral Account subject to the Liquid Collateral Agreements and the Liquid Collateral in the Punch List Liquid Collateral Account subject to the Punch List Liquid Collateral Agreements is Properly Margined Liquid Collateral and (ii) 1.40% (140 basis points) in all other cases; and

(e) with respect to Lessor Yield on the Lessor Advances which are Eurodollar Lessor Advances or ABR Lessor Advances, 2.25% (225 basis points).

     “Appraisal” shall mean, with respect to the Property, an “as-built” appraisal to be delivered in connection with the Participation Agreement or in accordance with the terms of the Lease, in each case prepared by a reputable appraiser reasonably acceptable to the Agent, which, in the reasonable judgment of counsel to the Agent, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Legal Requirements.

     “Appraisal Procedure” shall have the meaning given such term in Section 22.4 of the Lease.

     “Approved Bank” shall mean any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.

     “Approved State” shall mean the State of Maryland.

     “Appurtenant Rights” shall mean (a) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land underlying the Improvements or the Improvements, including without limitation the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land and (including without limitation the HVAC Easement) and (b) all permits, licenses and rights, whether or not of record, appurtenant to such Land or the Improvements.

     “Asset Backed Securities” shall mean asset backed securities rated AAA by S&P and Aaa by Moody’s.

     “Assigned Facility” shall have the meaning given to such term in EXHIBIT B of the applicable Credit Agreement.

     “Assigned Interest” shall have the meaning given to such term in EXHIBIT B of the applicable Credit Agreement.

Appendix A - 6

     “Assignment” shall have the meaning given to such term in the Cash Collateral Agreement.

     “Assignment and Acceptance” shall mean an Assignment and Acceptance in the form attached to the applicable Credit Agreement as EXHIBIT B.

     “Available Commitment” shall mean (a) as to any Credit Lender, the Available Credit Lender Commitment, (b) as to any Mortgage Lender, the Available Mortgage Lender Commitment and (c) as to the Lessor, the Available Lessor Commitment.

     “Available Credit Lender Commitment” shall mean, as to any Credit Lender at any time, an amount equal to the excess, if any, of (a) in the case of the Investors, the amount of each such Investor’s Credit Loan Commitment (or, in the case of the Conduit, the amount of the Credit Loan Commitment) over (b) the aggregate principal amount of all Credit Loans made by such Credit Lender as of such date (but without giving effect to any repayments or prepayments of any Credit Loans under the Credit Loan Agreement).

     “Available Lender Commitment” shall mean (a) as to any Credit Lender, the Available Credit Lender Commitment and (b) as to any Mortgage Lender, the Available Mortgage Lender Commitment.

     “Available Lessor Commitment” shall mean, as to the Lessor at any time, an amount equal to the excess, if any, of (a) the amount of the Lessor Commitment over (b) the aggregate principal amount of all Lessor Advances made by the Lessor as of such date (but without giving effect to any repayments or prepayments of any Lessor Advances under the Participation Agreement).

     “Available Mortgage Lender Commitment” shall mean, as to any Mortgage Lender at any time, an amount equal to the excess, if any, of (a) in the case of the Investors, the amount of such Investor’s Mortgage Loan Commitment (or, in the case of the Conduit, the amount of the Mortgage Loan Commitment) over (b) the aggregate principal amount of all Mortgage Loans made by such Mortgage Lender as of such date (but without giving effect to any repayments or prepayments of any Mortgage Loans under the Mortgage Loan Agreement).

     “Balance Deposit” shall have the meaning given such term in Section 5.5(c) of the Agency Agreement.

     “Bank Obligations” shall mean bank notes and banker’s acceptances the obligor of which has an unsecured long-term debt rating of at least A by S&P and A2 by Moody’s and has a commercial paper rating of at least A-1 by S&P and P-1 by Moody’s but excluding any such bank notes, banker’s acceptances or any other indebtedness or equity issued by, or any time deposits with, Wachovia or any of its Affiliates.

     “Bankruptcy Code” shall mean Title 11 of the U. S. Code entitled “Bankruptcy,” as now or hereafter in effect or any successor thereto.

Appendix A - 7

     “Bankruptcy Event” shall mean, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

     “Basic Documents” shall mean the following: the Participation Agreement, the Agency Agreement, the Credit Agreements, the Notes, the Lease, the Security Agreement, the Liquid Collateral Agreements and the Punch List Liquid Collateral Agreements.

     “Basic Rent” shall mean an amount equal to the scheduled Interest on the Loans and the Lessor Yield due on any Payment Date (but not including (a) Interest on any Loan or Lessor Yield on any Lessor Advance due prior to the Commencement Date with respect to the Property or (b) any overdue amounts under any Credit Agreement or the Participation Agreement) payable in accordance with the Lease and the Participation Agreement.

     “Basic Term” shall have the meaning given to such term in Section 2.2 of the Lease.

     “Basic Term Expiration Date” shall have the meaning given to such term in Section 2.2 of the Lease.

     “Benefitted Lender” shall have the meaning specified in Section 9.10(a) of the applicable Credit Agreement.

     “Bifurcation Documents” shall mean the various documents identified under the Master Transfer Agreement.

     “Bill of Sale” shall mean a Bill of Sale regarding Equipment in form and substance satisfactory to the Agent.

     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

Appendix A - 8

     “Borrower” shall mean Wachovia Development Corporation, a North Carolina corporation, and any successor, replacement and/or additional borrower under the Credit Agreements expressly permitted under the Operative Agreements.

     “Borrower’s Interest” shall mean the Borrower’s rights in, to and under the Property, the Operative Agreements, any other property contributed on behalf of the Lessee and any and all other property or assets from time to time of the Borrower obtained with respect to the Operative Agreements, including, without limitation, Modifications, and all amounts of Rent, insurance proceeds and condemnation awards, indemnity or other payments of any kind received by the Borrower pursuant to the Operative Agreements; provided, “Borrower’s Interest” shall not include any Lessor Advance or Lessor Yield.

     “Borrowing Date” shall mean any Business Day specified in a notice delivered pursuant to Section 2.3 of the applicable Credit Agreement as a date on which the Lessor requests the Lenders to make Loans thereunder.

     “Breakage Costs” shall mean any amount or amounts as shall compensate a Financing Party for any loss, cost or expense incurred by such Financing Party (as determined by such Financing Party (or, in the case of the Conduit, by the Deal Agent on behalf of the Conduit) in such Person’s sole discretion) as a result of a prepayment on any date other than a Scheduled Interest Payment Date or the Maturity Date of all or a portion of a Loan, a Note, Interest, a Lessor Advance or Lessor Yield.

     “Budgeted Total Property Cost” shall mean, at any date of determination with respect to the Property during the Construction Period, an amount equal to the aggregate amount which the Construction Agent in good faith expects to be requisitioned in order to achieve Completion with respect to the Property.

     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Maryland, North Carolina or any other states from which the Agent, any Lender or the Lessor funds the transactions contemplated by the Operative Agreements or engages in administrative activities with respect to the transactions under the Operative Agreements are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan or Eurodollar Lessor Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Capital Stock” shall mean any nonredeemable capital stock of the Lessee or any of its Subsidiaries or of any other applicable Person, whether common or preferred.

Appendix A - 9

     “Capitalized Costs” shall mean during the Construction Period and to the extent the applicable conditions precedent pursuant to the Operative Agreements have been satisfied (a) Interest to the Credit Lenders pursuant to the Credit Notes, (b) Interest to the Mortgage Lenders pursuant to the Mortgage Notes, (c) Lessor Yield, (d) Transaction Expenses payable pursuant to Section 7 of the Participation Agreement by the Lessor, (e) rent payable with respect to the Ground Lease and scheduled amounts payable with respect to the Appurtenant Rights, (f) Impositions payable by the Construction Agent pursuant to Section 3.11 of the Agency Agreement, (g) insurance premiums payable by the Construction Agent pursuant to Section 3.5 of the Agency Agreement and (h) all amounts payable from time to time regarding any Hedging Agreement including without limitation all scheduled periodic payments and all termination payments.

     “Capitalized Lease” shall mean, as applied to any Person, any lease of property (whether real, personal, tangible, intangible or mixed of such Person) by such Person as the lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     “Cash Burn Amount” shall mean for any period, the amount by which the sum (without duplication) for HGSI and its Subsidiaries on a consolidated basis of the following amounts is less than $0:

(i) Consolidated Net Income for such period; plus

(ii) the amount which, in the determination of Consolidated Net Income for such period, has been deducted for depreciation and amortization (including, without limitation, amortization of goodwill and other intangibles); plus

(iii) the non-cash charges which, in the determination of Consolidated Net Income for such period, have been deducted in calculating “purchased in-process research and development expenses”; plus

(iv) the non-cash charges which, in the determination of Consolidated Net Income for such period, has been deducted as debt conversion expense or other similar non-cash charges; plus

(v) other similar non-cash charges described in clauses (iii) and (iv),

all as determined in accordance with GAAP.

     “Cash Collateral Agreement” shall mean the Amended and Restated Assignment of Liquid Collateral Account dated as of the Closing Date executed by the Lessee in favor of the Agent, on behalf of the Secured Parties.

     “Cash Collateral Control Agreement” shall mean the Amended and Restated Control Agreement dated as of the Closing Date among the Agent, on behalf of the Secured Parties, the Lessee and the Intermediary.

Appendix A - 10

     “Cash Collateral Test Date” shall mean the last day of each Fiscal Quarter; provided, however, that if at the end of any Fiscal Quarter the aggregate amount of all Unrestricted Cash, Cash Equivalents and Marketable Securities of HGSI and its Subsidiaries on a consolidated basis is less than three hundred million dollars ($300,000,000) for the period of four consecutive Fiscal Quarters then ended, then at all times thereafter, “Cash Collateral Test Date” shall mean the last day of each calendar month.

     “Cash Equivalents” shall mean (a) Government Obligations having maturities of not more than one year from the date of acquisition, (b) certificates of deposit of any commercial bank incorporated under the laws of the United States, or any state, territory or commonwealth thereof, of recognized standing having capital and unimpaired surplus in excess of $500,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s (any such bank, an “Approved Bank”), which certificates of deposit have maturities of not more than one year from the date of acquisition, (c) repurchase obligations with a term of not more than thirty-one (31) days for underlying securities of the types described in clauses (a), (b) and (d) of this definition entered into with any Approved Bank which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a), (b) and (d), and (ii) has a market value at the time such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such lender (or other commercial banking institution) thereunder, (d) commercial paper or financial company paper issued by any person incorporated under the laws of the United States., or any state thereof, and rated at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s, and in each case maturing not more than nine (9) months from the date of acquisition and not issued by HGSI or any Affiliate, and (e) investments in money market funds that are registered under the Investment Company Act of 1940,which have assets of at least $100,000,000 and at least ninety-five percent (95%) of whose assets consist of investments or other obligations of the type described in clauses (a) through (d) above and as to which withdrawals are permitted at least every thirty (30) days.

     “Casualty” shall mean any damage or destruction of all or any portion of the Property as a result of a fire or other casualty.

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

     “Chattel Paper” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Claims” shall mean any and all obligations, liabilities, losses, actions, suits, penalties, claims, demands, costs and expenses (including without limitation reasonable attorney’s fees and expenses) of any nature whatsoever, but excluding Impositions and make termination payments and all other amounts due and payable from time to time pursuant to one or more Hedging Agreements.

Appendix A - 11

     “Closing” shall mean the initial closing with regard to the execution, delivery and effectiveness of certain of the Operative Agreements as of the Closing Date and the acquisition of the Property by the Lessor as of the Closing Date.

     “Closing Date” shall mean June 30, 2003.

     “Code” shall mean the Internal Revenue Code of 1986 together with rules and regulations promulgated thereunder, as amended from time to time, or any successor statute thereto.

     “Collateral” shall mean all assets of the Lessor, the Construction Agent and the Lessee, now owned or hereafter acquired, upon which a Lien is purported to be created by one or more of the Security Documents.

     “Commencement Date” shall mean the date of Completion.

     “Commercial Paper Notes” shall mean, on any day, any short-term promissory notes issued by the Conduit.

     “Commitment Percentage” shall mean, as to any Primary Financing Party at any time, the percentage which such Primary Financing Party’s Commitment then constitutes of the aggregate Commitments (or at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Primary Financing Party’s Financing then outstanding constitutes of the aggregate principal amount of all of the Financing then outstanding).

     “Commitment Period” shall mean the period from and including the Closing Date to and including the Construction Period Termination Date, or such earlier date as the Commitments shall terminate as provided in the applicable Credit Agreement and the Participation Agreement.

     “Commitments” shall mean, (a) as to the Credit Lenders, the Credit Loan Commitments, (b) as to the Mortgage Lenders, the Mortgage Loan Commitments and (c) as to the Lessor, the Lessor Commitment.

     “Completion” shall mean, with respect to the Property, such time as the substantial completion (subject to completion of punch list items) of the Improvements on the Property has been achieved in accordance with the Plans and Specifications and a temporary certificate of occupancy has been issued with respect to the Property by the appropriate governmental entity (except if non-compliance, individually or in the aggregate, shall not have and could not reasonably be expected to have a Material Adverse Effect or if compliance with any of the foregoing is otherwise waived by the Agent upon instruction from the Secured Parties).

     “Completion Date” shall mean the date on which Completion for the Property has occurred.

     “Compliance Certificate” shall mean a certificate executed by an authorized officer of HGSI substantially in the form of EXHIBIT M to the Participation Agreement.

Appendix A - 12

     “Concentration Limits” shall mean

(a) there are no limits as to U.S. Treasury Obligations or U.S. Agency Obligations.

(b) no Permitted Investment may be transferred to the Liquid Collateral Account if at the time of transfer and at all times thereafter the aggregate amount of Liquid Collateral issued by the same issuer or Issuer Group exceeds or would exceed, after such transfer, five percent (5%) of the Adjusted Market Value or Fair Market Sales Value, as applicable, of the Liquid Collateral (including the Permitted Investments to be transferred) in respect of the Liquid Collateral Account, excepting U.S. Government Obligations that may constitute Liquid Collateral.

(c) no securities issued by a United States bank, other United States regulated depository institution and United States insurance company may be transferred to the Liquid Collateral Account if at the time of transfer and at all times thereafter the aggregate amount of bank and insurance company securities, including, for example, negotiable certificates of deposit, commercial paper, bankers acceptances or medium or long-term securities, exceeds or would exceed, after such transfer, eighty percent (80%) of the Adjusted Market Value or Fair Market Sales Value of the Liquid Collateral (including the Permitted Investments to be transferred) in respect of the Liquid Collateral Account at the time the additional Liquid Collateral is to be transferred thereto and at all times thereafter;

provided, that with respect to the Liquid Collateral Account, the Agent and HGSI agree in writing to other or no “Concentration Limits”.

     “Condemnation” shall mean any taking or sale of the use, access, occupancy, easement rights or title to the Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including without limitation an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or alter the pedestrian or vehicular traffic flow to the Property so as to result in a change in access to the Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.

     “Conduit” shall mean Variable Funding Capital Corporation, a Delaware corporation.

     “Consolidated” refers to the Lessee and its Subsidiaries the accounts of which are consolidated with those of the Lessee for financial reporting purposes.

     “Consolidated Net Income” shall mean with respect to any specified Person for any period, the aggregate of the Net Income of such specified Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, “Net Income” of any Person shall mean the net income (loss) of such Person, determined in accordance with GAAP.

Appendix A - 13

     “Consolidated Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which under the rules of GAAP consistently applied should have its financial results consolidated with those of such Person for purposes of financial accounting statements.

     “Construction” shall mean the construction and installation of all Improvements contemplated by the Plans and Specifications.

     “Construction Advance” shall mean an advance of funds to pay Project Costs pursuant to Section 5.4 of the Participation Agreement.

     “Construction Agency Person” shall mean the Construction Agent, the Lessee, any contractor, subcontractor, adviser, architect, engineer, developer, employee, attorney-in-fact or agent with respect to the Property and any other Person that the Construction Agent directly or indirectly supervises, hires or otherwise permits to engage in any Work with respect to the Property, any portion thereof or any Improvements thereto, and any Affiliate of any of the foregoing.

     “Construction Agent” shall mean Human Genome Sciences, Inc., a Delaware corporation, as the construction agent under the Agency Agreement.

     “Construction Agent Related Event” shall have the meaning given to such term in Section 3.6(e) of the Agency Agreement.

     “Construction Budget” shall mean the cost being financed pursuant to the Operative Agreements of acquisition, installation, testing, repairing, renovating, constructing, equipping and developing the Property and other Project Costs (including without limitation Capitalized Costs) as determined by the Construction Agent in its reasonable, good faith judgment.

     “Construction Change” shall mean a revision, amendment or modification to the Plans and Specifications, the schedule for construction of the Property or any of the Construction Contracts (including a change order under any Construction Contract).

     “Construction Commencement Date” shall mean the Closing Date.

     “Construction Consultant” shall mean Inspection And Valuation International, Inc. appointed by the Lessor or such other Person as may be selected by the Lessor and reasonably acceptable to the Lessee.

     “Construction Contract” shall mean each of (i) the construction contract between the Construction Agent and the General Contractor, and (ii) each other contract entered into between the Construction Agent or the Lessee with a Contractor for the construction of Improvements or any portion thereof on the Property, in each case in form and substance reasonably satisfactory to the Lessor.

Appendix A - 14

     “Construction Documents” shall mean each of the Construction Contracts, the Construction Budget, the Construction Schedule, the Plans and Specifications, and each Performance Bond.

     “Construction Failure” shall mean any actual failure (or, any such failure which is reasonably anticipated by the Construction Agent and/or the Agent) to achieve Completion with respect to the Construction Period Property on or prior to the Construction Period Termination Date.

     “Construction Materials” shall mean, collectively, the Improvements to be constructed on the Site in accordance with the Construction Budget, the Construction Schedule and the Plans and Specifications, each of which must satisfy the requirements imposed pursuant to the Operative Agreements.

     “Construction Period” shall mean with respect to the Property the period commencing on the Construction Commencement Date and ending on the Completion Date.

     “Construction Period Property” shall mean the Property prior to the Completion Date.

     “Construction Period Required Amounts” shall mean (a) with respect to the Construction Period Property, all amounts owed by the Construction Agent under or with respect to any Operative Agreement in connection with any Environmental Claim, Environmental Violation or other environmental matter related to the Construction Period Property, including without limitation payments pursuant to Section 11.6, fines and settlements regarding such environmental matters and any remediation and cleanup cost required to be paid pursuant to Section 15.2 of the Lease, (b) (i) any loss, cost or damage suffered by, and any other Claims brought by, any Financing Party as a result of fraud, misapplication of funds, illegal acts or willful misconduct on the part of any Construction Agency Person or (ii) any loss, cost or damage suffered by or any Claim by any Financing Party resulting from the occurrence of any Insolvency Event (each without regard to any limitation of the Construction Agent’s obligations to make a payment of the Maximum Amount or any other limitation in connection with the exercise of remedies upon the occurrence of an Agency Agreement Event of Default or otherwise) and (c) any indemnity claims pursuant to the Operative Agreements including without limitation pursuant to Sections 10.1(c) and 11.1 through 11.7 of the Participation Agreement (but subject to and limited by in all respects the provisions of Section 11.7 of the Participation Agreement).

     “Construction Period Termination Date” shall mean (a) the earlier of (i) the date that the Commitments have been terminated in their entirety in accordance with the terms of the applicable Credit Agreement and the Participation Agreement, or (ii) January 31, 2004 or (b) any such later date as shall be agreed to by the Majority Secured Parties.

     “Construction Schedule” shall mean the schedule prepared by the Construction Agent in its reasonable, good faith judgment reflecting, in reasonable detail, the anticipated progress and timing of the acquisition, installation, testing, repairing, renovating, constructing, equipping and developing the Property.

Appendix A - 15

     “Contingent Liability” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

     “Contractor” shall mean each entity with whom the Construction Agent or the Lessee contracts to construct any Improvements or any portion thereof on the Property.

     “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Lessee, are treated as a single employer under Section 414 of the Code.

     “CP Loans” shall mean Loans the rate of interest applicable to which is based upon the CP Rate.

     “CP Rate” shall mean for any day during any Interest Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Conduit from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by the Conduit maturing on dates other than those certain dates on which the Conduit is to receive funds) in respect of the promissory notes issued by the Conduit that are allocated, in whole or in part, by the Deal Agent (on behalf of the Conduit) to fund or maintain a Loan during such period, as determined by the Deal Agent (on behalf of the Conduit) and reported to the Lessor and the Lessee, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Deal Agent (on behalf of the Conduit) and (ii) other borrowings by the Conduit, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the Deal Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

     “Credit Agreement” shall mean the Credit Loan Agreement and/or the Mortgage Loan Agreement, as applicable.

     “Credit Agreement Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Credit Agreement Event of Default.

     “Credit Agreement Event of Default” shall mean any Credit Loan Event of Default and/or any Mortgage Loan Event of Default, as applicable.

Appendix A - 16

     “Credit Documents” shall mean the Participation Agreement, the Credit Agreements, the Notes and the Security Documents.

     “Credit Lender” shall mean the Conduit and each bank or other financial institution which is from time to time party to any of the Operative Agreements in its capacity as a “Credit Lender”.

     “Credit Loan” shall mean the loans made pursuant to the Credit Loan Commitments and, in accordance with Section 1 of the Participation Agreement, shall be deemed to include the amounts advanced by the Credit Lenders to obtain their respective interests pursuant to the Master Transfer Agreement on the Closing Date.

     “Credit Loan Agreement” shall mean the Amended and Restated Credit Agreement (Credit Loans) dated as of June 30, 2003 among the Borrower, Variable Funding Capital Corporation, as a Lender thereunder, the several Investors from time to time party thereto, Wachovia Securities, LLC, as the Deal Agent, and Wachovia Bank, National Association, as the Agent thereunder.

     “Credit Loan Commitments” shall mean the obligation of the Credit Lenders to make the Credit Loans to the Lessor in an aggregate principal amount at any one time outstanding not to exceed the aggregate of the amounts set forth opposite each Credit Lender’s name on Schedule 2.1 to the Credit Loan Agreement, as such amount may be increased or reduced from time to time in accordance with the provisions of the Operative Agreements; provided, no Credit Lender shall be obligated to make Credit Loans in excess of such Credit Lender’s share of the Credit Loan Commitments as set forth adjacent to such Credit Lender’s name on Schedule 2.1 to the Credit Loan Agreement.

     “Credit Loan Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute a Credit Loan Event of Default.

     “Credit Loan Event of Default” shall have the meaning given to such term in Section 6 of the Credit Loan Agreement.

     “Credit Note” shall mean each promissory note issued in favor of a Credit Lender from time to time pursuant to the Credit Loan Agreement.

     “Deal Agent” shall mean Wachovia Securities, LLC, a Delaware limited liability company.

     “Debt Rating” shall mean, as of any date of determination thereof and with respect to any Person, any of the ratings most recently published by any of the Rating Agencies relating to the unsecured, unsupported senior long-term debt obligations of such Person.

     “Deed” shall mean a bargain and sale deed regarding the Land and/or Improvements in form and substance satisfactory to the Agent.

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     “Deemed Insolvency” shall mean with respect to any Person, such Person (i) is insolvent pursuant to the Uniform Fraudulent Transfers Act or any similar, equivalent or replacement thereof, (ii) is engaged in a business or transaction, or is about to engage in business or a transaction, for which any property remaining with such Person is an unreasonably small amount of capital or (iii) intended to incur, or believed that such Person would incur, debt or other obligations that would be beyond such Person’s ability to pay as such debts and obligations mature or otherwise become due.

     “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     “Defaulting Investor” shall have the meaning given to such term in Section 2.3(c) of the applicable Credit Agreement.

     “Deficiency Balance” shall have the meaning given to such term in Section 22.1(b) of the Lease.

     “Deposit Accounts” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Dispute” shall mean any claim or controversy arising out of, or relating to, the Operative Agreements between or among the parties thereto.

     “Documents” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

     “Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

     “Effective Date” shall have the meaning given to such term in EXHIBIT B of the applicable Credit Agreement.

     “Election Date” shall have the meaning given to such term in Section 20.1 of the Lease.

     “Election Notice” shall have the meaning given to such term in Section 20.1 of the Lease.

     “Eligible Assignee” shall mean (a) any Person whose short-term ratings are at least A-1 by S&P and P-1 by Moody’s or whose obligations under the Operative Agreements are guaranteed by a Person whose short-term ratings are at least A-1 by S&P and P-1 by Moody’s or (b) such other Person satisfactory to the Conduit, the Agent, the Deal Agent and the Rating Agencies rating any Commercial Paper Notes issued by the Conduit.

Appendix A - 18

     “Eligible Lessor” shall mean a Person with a minimum net worth of at least $200,000,000.00 and a Debt Rating from a Rating Agency of “A” or higher, or any Affiliate of such a Person if such Person otherwise agrees to indemnify the Lenders for any Claim arising solely as a result of a Bankruptcy Event respecting such Affiliate.

     “Employee Benefit Plan” or “Plan” shall mean an employee benefit plan (within the meaning of Section 3(3) of ERISA, including without limitation any Multiemployer Plan), or any “plan” as defined in Section 4975(e)(1) of the Code and as interpreted by the Internal Revenue Service and the Department of Labor in rules, regulations, releases or bulletins in effect on the Closing Date.

     “Engagement Letter” shall have the meaning given to such term in Section 7.5 of the Participation Agreement.

     “Environmental Audit” means a Phase One Environmental Site Assessment (the scope and performance of which meets or exceeds ASTM Standard Practice El527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process (or the most recent version thereof)) of the Property.

     “Environmental Claims” shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) relating to or affecting the Property arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Substance, (c) from any abatement, removal, remedial, corrective, or other response action in connection with a Hazardous Substance, Environmental Law, or other order of a Tribunal or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

     “Environmental Laws” shall mean any Law, permit, consent, approval, license, award, or other authorization or requirement of any Tribunal relating to emissions, discharges, releases, threatened releases of any Hazardous Substance into ambient air, surface water, ground water, publicly owned treatment works, septic system, or land, or otherwise relating to the handling, storage, treatment, generation, use, or disposal of Hazardous Substances, pollution or to the protection of health or the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and state statutes analogous thereto.

     “Environmental Violation” shall mean any activity, occurrence or condition that violates or threatens (if the threat requires remediation under any Environmental Law and is not remediated during any grace period allowed under such Environmental Law) to violate or results in or threatens (if the threat requires remediation under any Environmental Law and is not remediated during any grace period allowed under such Environmental Law) to result in noncompliance with any Environmental Law relating to or affecting the Property.

     “Equipment” shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Construction Agent, the Lessee or the Lessor using the proceeds of Advances whether or not now owned or

Appendix A - 19

hereafter acquired, including but without limiting the generality of the foregoing, all heating, electrical, and mechanical equipment, lighting fixtures, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems (including without limitation window cleaning apparatus), computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description, but in all events acquired with the proceeds of the Advances, together with all modifications thereto and replacement thereof.

     “Equipment Schedule” shall mean (a) each Equipment Schedule attached to the applicable Requisition and (b) each Equipment Schedule attached to the Lease Supplement.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” shall mean each entity required to be aggregated with the Lessee pursuant to the requirements of Section 414(b) or (c) of the Code.

     “Eurocurrency Liabilities” shall have the meaning given to such term in Regulation D of the Board, as in effect from time to time.

     “Eurodollar Disruption Event” shall mean the occurrence of any of the following: (a) a determination by a Financing Party that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Eurodollar Loan or Eurodollar Lessor Advance, (b) the failure of one or more of the Reference Banks to furnish timely information for purposes of determining the Eurodollar Rate, (c) a determination by a Financing Party that the rate at which deposits of United States dollars are being offered to such Financing Party in the London interbank market does not accurately reflect the cost to such Financing Party of making, funding or maintaining any Eurodollar Loan or Eurodollar Lessor Advance or (d) the inability of a Financing Party to obtain United States dollars in the London interbank market to make, fund or maintain any Eurodollar Loan or Eurodollar Lessor Advance.

     “Eurodollar Lessor Advances” shall mean Lessor Advances the rate of interest applicable to which is based upon the Eurodollar Rate.

     “Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     “Eurodollar Rate” shall mean for the Interest Period for each Eurodollar Loan or Eurodollar Lessor Advance comprising part of the same borrowing or advance (including without limitation conversions, extensions and renewals), a per annum interest rate equal to a fraction expressed as a percentage (rounded upward to the nearest one one-hundredth (1/100) of one percent (1%) (a) with the numerator equal to the LIBOR Rate for such Interest Period and

Appendix A - 20

(b)  the denominator equal to one hundred percent (100%) minus the Eurodollar Reserve Requirement.

     “Eurodollar Reserve Requirement” of any Reference Bank for any period, for any Eurodollar Loan or Eurodollar Lessor Advance shall mean the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Reference Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

     “Event of Default” shall mean a Lease Event of Default, an Agency Agreement Event of Default, a Credit Loan Event of Default, a Mortgage Loan Event of Default, a Liquid Collateral Agreement Event of Default or a Punch List Liquid Collateral Agreement Event of Default.

     “Event of Loss” shall mean any Casualty, Condemnation or Environmental Violation that causes or results in the delivery of a Termination Notice by the Lessee in accordance with Section 16.1 of the Lease.

     “Excepted Payments” shall mean:

(a) all indemnity payments (including without limitation indemnity payments made pursuant to Section 11 of the Participation Agreement), whether made by adjustment to Basic Rent or otherwise, to which any Financing Party or any of its Affiliates, agents, officers, directors or employees is entitled;

(b) any amounts (other than Basic Rent or Termination Value) payable under any Operative Agreement to reimburse any Financing Party or any of its Affiliates (including without limitation the reasonable expenses of any Financing Party incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Agreement;

(c) any amount payable to any Primary Financing Party by a transferee permitted under the Operative Agreements as the purchase price of the Lessor’s interest in the Borrower’s Interest (which amount shall not include any amounts necessary to pay the principal, interest and Breakage Costs on the Notes, Lessor Advances or any other amount payable to the Agent or the Primary Financing Parties) or such Primary Financing Party’s interest in the transactions contemplated by the Operative Agreements (or a portion thereof);

(d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to any Financing Party;

Appendix A - 21

(e) any insurance proceeds under policies maintained by the Lessor or any other Financing Party pursuant to or in accordance with the terms of the Operative Agreements;

(f) Transaction Expenses or other amounts, fees, disbursements or expenses paid or payable to or for the benefit of the Lessor or any other Financing Party;

(g) any right, title or interest of the Lessor pursuant to any Hedging Agreement;

(h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above; and

(i) any rights of the Financing Parties to demand, collect, sue for or otherwise receive and enforce payment of any of the foregoing amounts, provided that such rights shall not include the right to terminate the Lease.

     “Excess Proceeds” shall mean the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the Termination Value paid by the Lessee pursuant to the Lease with respect to such Casualty or Condemnation.

     “Exculpated Persons” shall mean the Lessor (except with respect to the representations and warranties and the other obligations of the Lessor pursuant to the Operative Agreements solely with regard to the provision of Lessor Advances), the Borrower, and their respective successors, assigns, trustees, officers, directors, shareholders, partners, employees, agents and Affiliates.

     “Exempt Payments” shall have the meaning specified in Section 11.2(e) of the Participation Agreement.

     “Expiration Date” shall mean the last day of the Term; provided, in no event shall the Expiration Date be later than six years and eleven months after the Closing Date, unless a later date has been expressly agreed to in writing by each of the Lessee, the Deal Agent, the Agent and the Primary Financing Parties in accordance with the terms and conditions set forth in Section 2.2 of the Lease.

     “Extra Budget Costs” shall mean any actual cost (or, any such cost which is reasonably anticipated by the Construction Agent and/or the Agent) in excess of the Available Commitments necessary for Completion of the Property (a) in accordance with the Construction Budget for the Property and (b) on or prior to the Construction Period Termination Date.

     “Fair Market Sales Value” shall mean (a) with respect to the Property or any other property, the amount, which in any event, shall not be less than zero (0), that would be paid in cash in an arms-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, the

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Property (or such other property) and (b) with respect to any Liquid Collateral, the closing bid price of each item of Liquid Collateral on the day the Liquid Collateral is marked-to-market, plus in the case of Liquid Collateral issued on a coupon basis, accrued and unpaid interest and yield thereon until such date, except that with respect to items of Liquid Collateral that will mature within ninety (90) days of the determination date, the amortized amount of such item on such date. Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Section 17 of the Lease, the Property is in the condition and state of repair required under Section 10.1 of the Lease and the Lessee is in compliance with the other requirements of the Operative Agreements.

     “Federal Funds Effective Rate” shall have the meaning given to such term in the definition of ABR.

     “Final Completion” shall mean, with respect to the Property, such time as the acquisition, installation, testing and final completion (subject to completion of punch list items) of the Improvements on the Property has been achieved in accordance with the Plans and Specifications, the Agency Agreement and/or the Lease, and in compliance with all Legal Requirements and Insurance Requirements and a certificate of occupancy has been issued with respect to the Property by the appropriate governmental entity (except if non-compliance, individually or in the aggregate, shall not have and could not reasonably be expected to have a Material Adverse Effect or if compliance with any of the foregoing is otherwise waived by the Agent upon instruction from the Secured Parties).

     “Final Completion Work” shall mean any work that, subsequent to Completion of the Property, needs to be performed to achieve completion of the Improvements on the Property in accordance with the Plans and Specifications.

     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Lessee.

     “Financing” shall mean the financing extended pursuant to the Credit Agreements and the Participation Agreement and shall include both the Loans and the Lessor Advances.

     “Financing Parties” shall mean the Hedge Providers, the Deal Agent, the Agent, and the Primary Financing Parties.

     “FIRPTA” shall mean the Foreign Investors in U.S. Real Property Tax Act of 1980, as amended.

     “Fiscal Quarter” shall mean each of the Lessee’s four fiscal reporting periods ending, respectively, on March 31, June 30, September 30 and December 31 of each year or such other fiscal quarters as then correspond to HGSI’s fiscal year.

     “Fixtures” shall mean all fixtures relating to the Improvements, including without limitation all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

Appendix A - 23

     “Force Majeure Event” shall mean, with respect to Construction, any event (the existence of which at the construction commencement date was not known, or would not reasonably have been expected to be discovered through the exercise of commercially reasonable due diligence, by the Lessee or the Construction Agent, as applicable, taking into account the contemplated use of the Land and the Construction) beyond the control of any such Person, including, but not limited to, general strikes (but not any strike or other job action involving employees of the Construction Agent or any Construction Agency Person or the Lessee), acts of God, government activities directly interfering with the work of construction of the Improvements, any general inability to obtain labor or materials, civil commotion and enemy action; but excluding in all cases any event, cause or condition that results from a breach by the Lessee, the Construction Agent or any Construction Agency Person of its obligations, representations or warranties under the Operative Agreements or any other agreements to which it is a party, from any Construction Agency Person’s financial condition or failure to pay or any event, cause or condition which could have been avoided or which could be remedied or mitigated through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds (which expenditure of funds, in the case of such an event, cause or condition arising on or after the Closing Date, would have been covered by funds available under the applicable Construction Budget or Other Available Amounts) or other commercially reasonably action, election or arrangement which would correct or resolve the impact of such event on the Construction.

     “Force Majeure Loss” shall mean the actual construction costs, determined by the insurance company in assessing a claim for such costs under any policy of insurance, or if such loss is not fully insured in whole or in part under any policy of insurance, then as determined by a nationally recognized independent appraiser selected by the Agent, expended to repair and restore damage caused by a Force Majeure Event with respect to the Property (or portion thereof) to the condition of the Property immediately prior to such Force Majeure Event (but excluding all Capitalized Costs and other collateral costs and carrying costs whenever accrued).

     “Form W-8BEN” shall have the meaning specified in Section 11.2(e) of the Participation Agreement.

     “Form W-8ECI” shall have the meaning specified in Section 11.2(e) of the Participation Agreement.

     “Former Tax Affiliate” shall mean, with respect to any corporate Person, any other Person that had been but is not currently affiliated (within the meaning of Section 1504(a) of the Code or any similar provision of state or local law) with such Person, with respect to the period of their affiliation.

     “Forty-five Percent FMV Event” shall have the meaning given to such term in Section 8.2(e) of the Participation Agreement.

     “Full Recourse Event of Default” shall mean (a) an Agency Agreement Event of Default arising in whole or in part as a consequence of any fraudulent act or omission of any Construction Agency Person in connection with the negotiation, execution, delivery, consummation and/or performance of any Operative Agreement or any other contractual

Appendix A - 24

agreement relating to the Property or the construction or work thereon; (b) an Agency Agreement Event of Default arising in whole or in part as a consequence of the misapplication of any Advance or any portion thereof or any other funds made available to, or on behalf of, Construction Agent or any other Construction Agency Person under any Operative Agreement; (c) an Agency Agreement Event of Default arising as a consequence of an Insolvency Event; (d) any Construction Agency Person shall willfully breach any of its respective obligations, covenants, representations or warranties under any Operative Agreement, Construction Document or any other contractual agreement or law relating to the Property or the construction or work thereon; or (e) any Construction Agency Person shall commit any illegal act regarding the Property or otherwise causing any loss, cost or damage to any Financing Party.

     “GAAP” shall mean generally accepted accounting principles, consistently applied, set forth in the opinions and pronouncements of the accounting principles board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity (including but not limited to the SEC) as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination.

     “GAAP Eligible Cost” shall mean the Property Cost minus the Structuring Fee paid pursuant to Section 7.6 of the Participation Agreement, minus Lessor Yield accrued prior to the Commencement Date, minus the Lessor Unused Fee paid pursuant to Section 7.4 of the Participation Agreement accrued prior to the Commencement Date, minus Uninsured Force Majeure Losses.

     “General Contractor” shall mean the general contractor in connection with the Property selected by the Construction Agent and reasonably acceptable to Agent.

     “General Intangibles” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Government Obligations” shall mean readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

     “Governmental Action” shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operating of the Property.

     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

Appendix A - 25

     “Ground Lease” shall mean a ground lease respecting the Property in favor of the Lessor as a ground lessee, on terms and conditions reasonably satisfactory to the Agent and the Lessor.

     “Ground Lessor” shall mean Traville LLC, a Maryland limited liability company.

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Hard Costs” shall mean all costs and expenses payable for supplies, materials, labor, general conditions (including bonds, insurance and utilities) and profit for contractors and subcontractors; fees of a construction manager, if any; administrative, supervision, travel and overhead costs incurred by the Construction Agent or construction manager; permit fees; all so-called “impact”, “tap”, “development” or “traffic generation assessment” fees; periodic on-site inspections required to be made by the project engineer or other special consultants; and the cost of payment and performance bonds required by governmental authorities; in each case with respect to the Improvements under any Construction Contract.

     “Hazardous Substance” shall mean any of the following: (a) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (b) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety as determined in accordance with any Environmental Law; or (c) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

     “Hedge Provider” shall mean Wachovia, in its capacity as a party to the various Hedging Agreements.

     “Hedging Agreement” shall mean any interest rate protection agreement provided by the Hedge Provider or any Subsidiary or Affiliate thereof.

     “HGSI” means Human Genome Sciences, Inc., a Delaware corporation.

Appendix A - 26

     “HVAC Easement” shall mean the Declaration of Easements and Covenants Agreement (HVAC Equipment and HVAC Conduits) dated as of or about the Closing Date between the Ground Lessor and the Lessor.

     “Impositions” shall mean any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for present or future fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever including interest, penalties and additions thereto (collectively, “Taxes”) including but not limited to (i) real and personal property taxes, including without limitation personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) excise taxes; (iv) real estate transfer taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including without limitation all assessments for public Improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) taxes, Liens, assessments or charges asserted, imposed or assessed by the PBGC or any governmental authority succeeding to or performing functions similar to, the PBGC; and all interest, additions to tax and penalties, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) any Indemnified Person, the Property or any part thereof or interest therein; (b) the leasing, financing, refinancing, purchase, acceptance, rejection, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on or in, delivery, insuring, use, rental, lease, operation, improvement, sale, transfer of title, return or other disposition of the Property or any part thereof or interest therein; (c) the Notes, the Lessor Advances, other indebtedness with respect to the Property, or any part thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any part thereof or interest therein; (e) the Operative Agreements, the execution, performance or enforcement thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Agency Agreement) relating to the construction, acquisition or delivery of the Property or any part thereof or interest therein; (h) the issuance of the Notes or the Lessor Advances; (i) the Borrower or the Borrower’s Interest; or (j) otherwise in connection with the transactions contemplated by the Operative Agreements.

     “Improvements” shall mean, with respect to the construction, repair, renovations, replacement and/or Modifications on the Land, all buildings, structures, Fixtures, and other improvements of every kind existing at any time and from time to time on or under the Land purchased or otherwise acquired using the proceeds of Advances, together with any and all appurtenances to such buildings, structures or improvements, including without limitation sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including without limitation all Modifications and other additions to or changes in the Improvements at any time, including without limitation (a) any Improvements existing as of the Closing Date as such

Appendix A - 27

Improvements may be referenced on the applicable Requisition and (b) any Improvements made subsequent to the Closing Date.

     “In Balance” shall mean, with respect to the Site at any time of determination thereof (1) the undisbursed portions of the Available Commitments together with Other Available Amounts related to the Property, shall be sufficient to complete construction of the Improvements in accordance with the terms and conditions of the Agency Agreement prior to the applicable Construction Period Termination Date, and (2) the undisbursed portions of the Available Commitments, as such amounts may be adjusted pursuant to the Agency Agreement (including the contingency reserve in the Construction Budget approved in accordance with the Operative Agreements, to the extent such contingency funds have not theretofore been set aside by Construction Agent for the payment of overruns in other cost categories and Other Available Amounts) shall be sufficient to complete the Construction of each such item in accordance with the terms and conditions of the Agency Agreement prior to the Construction Period Termination Date.

          “Indebtedness” of any Person shall mean, without duplication;

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person other than letters of credit or banker’s acceptances that support obligations of such Person in respect of accounts payable, trade payments and other short-term trade related obligations;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Leases; and

(d) all Contingent Liabilities of such Person recorded in the financial statements (including the notes thereto) of such Person and its Consolidated Subsidiaries in respect of any of the foregoing.

For all purposes of the Operative Agreements, the indebtedness of any Person shall include the Indebtedness of any partnership or joint venture characterized as a partnership for commercial law purposes in which such Person is a general partner or a joint venturer as reflected in the books of such Person pursuant to GAAP, consistently applied. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Liabilities at such date as reflected in the books of such Person pursuant to GAAP, consistently applied.

     “Indemnified Person” shall mean each of the Financing Parties and their respective successors, assigns, directors, trustees, shareholders, partners, officers, employees, agents and Affiliates.

Appendix A - 28

     “Indemnity Provider” shall mean the Lessee.

     “Initial Construction Advance” shall mean any initial Advance to pay for Property Costs for construction of any Improvements.

     “Insolvency Event” shall mean one or more of (a) the liquidation or dissolution of the Construction Agent or the Lessee, or the suspension of the business of the Construction Agent or the Lessee, or the filing by the Construction Agent or the Lessee of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other insolvency act or law, state or federal, now or hereafter existing, or any other action of the Construction Agent or the Lessee indicating its consent to, approval of or acquiescence in, any such petition or proceeding; the application by the Construction Agent or the Lessee for, or the appointment by, consent or acquiescence of the Construction Agent or the Lessee of a receiver, a trustee or a custodian of the Construction Agent or the Lessee for all or a substantial part of its property; the making by the Construction Agent or the Lessee of any assignment for the benefit of creditors; the inability of the Construction Agent or the Lessee, or the admission by the Construction Agent or the Lessee in writing of its inability, to pay its debts as they mature; or the Construction Agent or the Lessee taking any corporate action to authorize any of the foregoing; (b) the filing of an involuntary petition against the Construction Agent or the Lessee in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing; or the involuntary appointment of a receiver, a trustee or a custodian of the Construction Agent or the Lessee for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Construction Agent or the Lessee, and the continuance of any of such events for ninety (90) days undismissed or undischarged; (c) the adjudication of the Construction Agent or the Lessee as bankrupt or insolvent or the occurrence of a Deemed Insolvency with respect to the Construction Agent or the Lessee; or (d) the entering of any order in any proceedings against the Construction Agent or the Lessee or any Subsidiary of the foregoing decreeing the dissolution, divestiture or split-up of the Construction Agent or the Lessee or any Subsidiary of the Construction Agent or the Lessee, and such order remains in effect for more than sixty (60) days.

     “Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

     “Insolvency Proceeding” shall mean, any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

     “Instruments” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Insurance Requirements” shall mean all terms and conditions of any insurance policy either required by the Lease to be maintained by the Lessee or required by the Agency

Appendix A - 29

Agreement to be maintained by the Construction Agent, and all requirements of the issuer of any such policy and, regarding self insurance, any other requirements of the Lessee or the Construction Agent, as the case may be.

     “Interest” shall mean for each Loan for any Interest Period, the sum of the products (for each day during such Interest Period) of:

IR x LB x 1 / D

     where:

LB	=	the outstanding balance of such Loan;

IR	=	the Interest Rate applicable on such day; and

D	=	360 or, to the extent the Interest Rate is based on the ABR, 365 (or 366 as applicable)

provided, however, that (i) no provision of the Operative Agreements shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable Law and (ii) if at any time any distribution is rescinded or must otherwise be returned for any reason, Interest shall not be considered paid by such distribution after the date on which such distribution is rescinded or otherwise returned.

     “Interest Period” shall mean (a) as to any CP Loan, the first to the end of each calendar month, (b) as to any Eurodollar Loan or Eurodollar Lessor Advance (i) with respect to the initial Interest Period and any Interest Period immediately following a conversion from an ABR Loan to a Eurodollar Loan or from an ABR Lessor Advance to a Eurodollar Lessor Advance, the period beginning on the date of such Eurodollar Loan or Eurodollar Lessor Advance, as the case may be, and ending on but not including the twentieth (20th) day of the following month, and (ii) thereafter, each period commencing on and including the last day of the preceding Interest Period applicable to such Eurodollar Loan or Eurodollar Lessor Advance, as the case may be, and ending on but not including the twentieth (20th) day of the following month; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following: (A) other than with respect to CP Loans, if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Expiration Date, as the case may be, and (C) there shall not be more than four (4) Interest Periods outstanding at any one (1) time.

Appendix A - 30

     “Interest Rate” shall mean, unless the Lender Overdue Rate shall apply in accordance with the Operative Agreements, for any Interest Period and for each Loan funded by any Lender for each day during such Interest Period:

(a) to the extent the Conduit funds the applicable Loan through the issuance of Commercial Paper Notes, a rate equal to the CP Rate, or

(b) to the extent that clause (a) above is not applicable or, to the extent the Conduit has transferred all or a portion of a Loan or Note to one (1) or more Liquidity Banks pursuant to the Liquidity Agreement, then to the extent that clause (a) above is not applicable or with regard to the portion of a Loan or Note so transferred, a rate equal to the Eurodollar Rate determined for the applicable Interest Period plus the Applicable Percentage or the ABR plus the Applicable Percentage, as such rate shall be elected by the Borrower or as shall otherwise apply in the event of an Eurodollar Disruption Event (subject to Section 9 of the Participation Agreement) in accordance with Section 2.8 of the applicable Credit Agreement and the other applicable provisions of the Operative Agreements; provided, however, notwithstanding the above, the Interest Rate shall be the ABR plus the Applicable Percentage for any Interest Period for any Loan as to which the Conduit has funded the acquisition or maintenance thereof by the sale or assignment of an interest therein to any Liquidity Bank under the Liquidity Agreement on any day other than the first day of such Interest Period and without giving such Liquidity Bank(s) at least two (2) Business Days’ prior notice of such sale or assignment.

     “Intermediary” shall have the meaning given to such term in the Cash Collateral Control Agreement or the Punch List Cash Collateral Control Agreement, as applicable.

     “Investment Company Act” shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

     “Investment Property” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Investor” shall mean each bank or other financial institution which is from time to time party to any of the Operative Agreements in its capacity as an “Investor”.

     “Investor Funding Deficit” shall have the meaning given to such term in Section 2.3(c) of the applicable Credit Agreement.

     “Issuer Group” shall mean any member of the same affiliated group for purposes of GAAP.

     “Land” shall mean a parcel of real property subject to the Ground Lease, as such parcel and/or Ground Lease is described on (a) the Requisition issued by the Construction Agent on the Closing Date relating to such parcel and (b) the schedules to the Lease Supplement executed and delivered in accordance with the requirements of Section 2.4 of the Lease.

Appendix A - 31

     “Land Cost” shall have the meaning specified in Section 5.4 of the Agency Agreement.

     “Law” shall mean, for any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, directives, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any Tribunal, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

     “Lease” or “Lease Agreement” shall mean the Amended and Restated Lease Agreement dated as of the Closing Date, between the Lessor and the Lessee, together with the Lease Supplement thereto.

     “Lease Default” shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

     “Lease Event of Default” shall have the meaning specified in Section 17.1 of the Lease.

     “Lease Supplement” shall mean the Lease Supplement substantially in the form of EXHIBIT A to the Lease, together with all attachments and schedules thereto.

     “Lease Supplement Balance” shall mean, with respect to the Property, an amount equal to the Primary Financing Party Balances for all Primary Financing Parties including without limitation any Capitalized Costs and other amounts allocated to the Property pursuant to the Operative Agreements plus all other costs for obligations (monetary or otherwise) of the Lessee and/or the Construction Agent arising under or in connection with any of the Operative Agreements (including without limitation but without duplication, accrued and unpaid Rent), all as determined by the Agent, in the exercise of its reasonable judgment.

     “Legal Requirements” shall mean all foreign, federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Lessor, the Lessee, the Agent, the Deal Agent, any Primary Financing Party, any Hedge Provider or the Property, Land, Improvement, Equipment or the taxation, demolition, construction, use or alteration of the Property, Land, Improvements, or Equipment whether now or hereafter enacted and in force, including without limitation any that require repairs, modifications or alterations in or to the Property or in any way limit the use and enjoyment thereof (including without limitation all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et. seq., and any other similar federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including without limitation all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting the Property or the Appurtenant Rights.

Appendix A - 32

     “Lender” shall mean each Credit Lender and each Mortgage Lender.

     “Lender Commitment” shall mean the Credit Loan Commitment for each Credit Lender and the Mortgage Loan Commitment for each Mortgage Lender.

     “Lender Overdue Rate” shall have the meaning given to such term in Section 2.8(c) of the applicable Credit Agreement.

     “Lender Unused Fee” shall have the meaning given to such term in Section 7.4 of the Participation Agreement.

     “Lessee” shall have the meaning set forth in the Lease.

     “Lessee Person” shall mean the Lessee or any affiliate in its capacity as owner, Construction Agent, or any Affiliate or successors and assigns of the foregoing, and all of their respective officers, directors, shareholders, partners, employees, agents, consultants (on the Property), service-providers (on the Property), and any other Person under the supervision of any of the foregoing pursuant to a written contract or otherwise.

     “Lessor” shall mean Wachovia Development Corporation, a North Carolina corporation, and any successor, replacement and/or additional lessor under the Lease expressly permitted under the Operative Agreements.

     “Lessor Advance” shall mean each advance made by the Lessor pursuant to the terms of the Participation Agreement and, in accordance with Section 1 of the Participation Agreement, shall be deemed to include the amounts advanced by the Lessor to obtain its respective interests pursuant to the Master Transfer Agreement on the Closing Date.

     “Lessor Commitment” shall mean the obligation of the Lessor to make the Lessor Advances in an aggregate principal amount at any one time outstanding not to exceed $12,000,000 amount may be increased or reduced from time to time in accordance with the provisions of the Operative Agreements; provided, the Lessor shall not be obligated to make any Lessor Advance in excess of the Lessor Commitment.

     “Lessor Confirmation Letter” shall mean the confirmation letter issued by the Lessor from time to time to the Lessee pursuant to Section 8.2(f) of the Participation Agreement, in a form substantially similar to the form of confirmation letter provided to the Lessee on or prior to the Closing Date.

     “Lessor Lien” shall mean any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor not resulting from the transactions contemplated by the Operative Agreements, (b) any act or omission of the Lessor which is not required by the Operative Agreements or is in violation of any of the terms of the Operative Agreements, (c) any claim against the Lessor with respect to Taxes or Transaction Expenses against which the Lessee is not required to indemnify the Lessor pursuant to Section 11 of the Participation Agreement or (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of

Appendix A - 33

the interest of the Lessor in the Property, the Borrower’s Interest or the Operative Agreements other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Lease, the Credit Agreements, the Security Documents or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

     “Lessor Notice” shall have the meaning given to such term in Section 8.2(e) of the Participation Agreement.

     “Lessor Overdue Rate” shall mean the lesser of (a) the Lessor Yield plus two percent (2%) and (b) the highest rate permitted by applicable Law.

     “Lessor Unused Fee” shall have the meaning given to such term in Section 7.4 of the Participation Agreement.

     “Lessor Yield” shall mean, unless the Lessor Overdue Rate shall apply in accordance with the Operative Agreements, (a) regarding any Lessor Advance bearing a yield based on the Eurodollar Rate, the Eurodollar Rate plus the Applicable Percentage and (b) regarding any Lessor Advance bearing a yield based on the ABR, the ABR plus the Applicable Percentage.

     “Letter-of-Credit Rights” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “LIBOR Rate” shall mean for any Eurodollar Loan or Eurodollar Lessor Advance and any day during any Interest Period, an interest rate per annum equal to:

(a) the posted rate for thirty (30) day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day which is the second Business Day immediately preceding the first day of the applicable Interest Period; or

(b) if no such rate appears on Telerate page 3750 at such time and day, then the LIBOR Rate shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

     “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, option or charge of any kind.

     “Limited Recourse Amount” shall mean with respect to the Property, an amount equal to the Termination Value with respect to the Property on the Expiration Date, less the Maximum Residual Guarantee Amount as of such date with respect to the Property.

Appendix A - 34

     “Limited Recourse Event of Default” shall have the meaning given to such term in Section 17.12 of the Lease.

     “Liquid Collateral” shall mean Permitted Investments with a scheduled maturity date of not more than seven (7) years from the date of purchase, except for corporate bonds rated lower than A by S&P or A2 by Moody’s which must have a scheduled maturity date not to exceed five (5) years from the date of purchase.

     “Liquid Collateral Account” shall mean the special purpose, segregated account (Account No. 1002669, ABA No. 022000046) established by M and T Bank and subject to a Lien in favor of the Agent for the benefit of the Secured Parties; the operation of the Liquid Collateral Account shall be governed by the Liquid Collateral Agreements and the other Operative Agreements, as applicable.

     “Liquid Collateral Agreement Event of Default” shall have the meaning given to such term in Section 3.1 of the Cash Collateral Agreement.

     “Liquid Collateral Agreements” shall mean the Cash Collateral Agreement and the Cash Collateral Control Agreement.

     “Liquidity Agreement” shall mean the Liquidity Purchase Agreement, dated as of the Closing Date, between the Conduit, as seller, the “Investors” named therein, the Deal Agent, as deal agent and documentation agent, and Wachovia, as liquidity agent.

     “Liquidity Bank” shall mean each liquidity bank that is a party to the Liquidity Agreement.

     “Liquidity Fee” shall have the meaning given to such term in Section 7.7 of the Participation Agreement.

     “Loans” shall mean the Credit Loans and the Mortgage Loans.

     “Majority Credit Lenders” shall mean at any time, Lenders whose Credit Loans outstanding represent at least fifty-one percent (51%) of (a) the aggregate Credit Loans outstanding or (b) to the extent there are no Credit Loans outstanding, the aggregate of the Credit Loan Commitments.

     “Majority Lenders” shall mean at any time, Lenders whose Loans outstanding represent at least fifty-one percent (51%) of (a) the aggregate Loans outstanding or (b) to the extent there are no Loans outstanding, the aggregate of the Lender Commitments.

     “Majority Mortgage Lenders” shall mean at any time, Lenders whose Mortgage Loans outstanding represent at least fifty-one percent (51%) of (a) the aggregate Mortgage Loans outstanding or (b) to the extent there are no Mortgage Loans outstanding, the aggregate of the Mortgage Loan Commitments.

Appendix A - 35

     “Majority Secured Parties” shall mean at any time, Primary Financing Parties whose Financings outstanding represent at least fifty-one percent (51%) of (a) the aggregate Financings outstanding or (b) to the extent there are no Financings outstanding, the aggregate of the Commitments of all Primary Financing Parties.

     “M and T Bank” shall mean Manufacturers and Traders Trust Company, a New York state chartered bank.

     “Marketable Securities” shall mean all securities regularly traded on a national securities exchange that are reflected on the balance sheet of HGSI and its Consolidated Subsidiaries in accordance with GAAP.

     “Marketing Period” shall mean, if the Lessee has given a Sale Notice in accordance with Section 20.1 of the Lease, the period commencing on the date such Sale Notice is given and ending on the Expiration Date.

     “Master Transfer Agreement” shall mean the Master Purchase and Liquidation Agreement dated as of or about the Closing Date among the Lessee, the Ground Lessor, the Genome Statutory Trust 2001A, in its various capacities thereunder, Wells Fargo Bank, Northwest, N.A., in its various capacities thereunder, BancBoston Leasing Investments Inc., in its various capacities thereunder, Eagle Funding Capital Corporation, in its various capacities thereunder, Fleet Securities, Inc., in its various capacities thereunder, Fleet National Bank in its various capacities thereunder, Wachovia Bank, National Association, in its various capacities thereunder, Wachovia Development Corporation in its various capacities thereunder, and Variable Funding Capital Corporation in its various capacities thereunder.

     “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of any Person and its Subsidiaries taken as a whole.

     “Material Adverse Effect” shall mean any change or changes, effect or effects or condition or conditions that individually or in the aggregate are materially adverse to (a) the ability of the Lessee or the Construction Agent to perform its obligations under the Operative Agreements to which it is a party or to lease the Property under the Lease, (b) the validity or enforceability of any of the Operative Agreements or any rights or remedies under any thereof, (c) the status, priority or perfection of the Agent’s Lien on any Collateral pursuant to the Operative Agreements or (d) the value or condition of the Property.

     “Material Construction Documents” shall mean the contracts identified on Schedule I to the Participation Agreement.

     “Maturity Date” shall mean the Expiration Date.

     “Maximum Amount” shall have the meaning given to such term in Section 5.4 of the Agency Agreement.

Appendix A - 36

     “Maximum Residual Guarantee Amount” shall mean an amount equal to the product of the Property Cost times eighty-seven and seventy-five hundredths percent (87.75%).

     “Memorandum” shall have the meaning given to such term in the preamble of EXHIBIT B to the Lease.

     “Modifications” shall have the meaning specified in Section 11.1(a) of the Lease.

     “Money Market Funds” shall mean any regulated investment company of recognized standing shares of which are marketable with more than one billion dollars in assets that has had a historically constant dollar net asset value and has been in business more than five years, and whose performance is easily tracked.

     “Moody’s” shall mean Moody’s Investors Service, Inc.

     “Mortgage Backed Securities” shall mean any sequential, targeted or planned amortization mortgage-backed U.S. Agency Obligation rated at the time when pledged to the Liquid Collateral Account and at all times thereafter Aaa by Moody’s and AAA by S&P.

     “Mortgage Instrument” shall mean the deed of trust and any other instrument executed by the Lessor and the Lessee in favor of the Agent (for the benefit of the Secured Parties) and evidencing a Lien on the Property, in form and substance reasonably acceptable to the Agent.

     “Mortgage Lender” shall mean the Conduit and each bank or other financial institution which is from time to time party to any of the Operative Agreements in its capacity as a “Mortgage Lender”.

     “Mortgage Loan Agreement” shall mean the Amended and Restated Credit Agreement (Mortgage Loans) dated as of June 30, 2003 among the Borrower, Variable Funding Capital Corporation, as a Lender thereunder, the several Investors from time to time party thereto, Wachovia Securities, LLC, as the Deal Agent, and Wachovia Bank, National Association, as the Agent thereunder.

     “Mortgage Loan Commitments” shall mean the obligation of the Mortgage Lenders to make the Mortgage Loans to the Lessor in an aggregate principal amount at any one time outstanding not to exceed the aggregate of the amounts set forth opposite each Mortgage Lender’s name on Schedule 2.1 to the Mortgage Loan Agreement, as such amount may be increased or reduced from time to time in accordance with the provisions of the Operative Agreements; provided, no Mortgage Lender shall be obligated to make Mortgage Loans in excess of such Mortgage Lender’s share of the Mortgage Loan Commitments as set forth adjacent to such Mortgage Lender’s name on Schedule 2.1 to the Mortgage Loan Agreement.

     “Mortgage Loan Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute a Mortgage Loan Event of Default.

Appendix A - 37

     “Mortgage Loan Event of Default” shall have the meaning given to such term in Section 6 of the Mortgage Loan Agreement.

     “Mortgage Loans” shall mean the loans made pursuant to the Mortgage Loan Commitments and, in accordance with Section 1 of the Participation Agreement, shall be deemed to include the amounts advanced by the Mortgage Lenders to obtain their respective interests pursuant to the Master Transfer Agreement on the Closing Date.

     “Mortgage Note” shall mean each promissory note issued in favor of a Mortgage Lender from time to time pursuant to the Mortgage Loan Agreement.

     “Mortgage Obligations” shall mean any obligations owing to the Lessor pursuant to the Operative Agreements.

     “MPLA Documents” shall have the meaning given to such term in the Master Transfer Agreement.

     “Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Lessee or any ERISA Affiliate and that is covered by Title IV of ERISA.

     “Multiple Employer Plan” shall mean a plan to which the Lessee or any ERISA Affiliate and at least one (1) other employer other than an ERISA Affiliate is making or accruing an obligation to make, or has made or accrued an obligation to make, contributions.

     “Negotiable Certificates of Deposit” shall mean negotiable certificates of deposit traded on the secondary market of any commercial bank incorporated under the laws of the United States, or any state thereof, of recognized standing whose short-term commercial paper rating at the time the securities are pledged to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, and at all times thereafter is at least A-1 by S&P and at least P-1 by Moody’s and whose long-term unsecured debt rating at the time the negotiable certificates of deposit are pledged to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, and at all times thereafter is at least A by S&P and A2 by Moody’s.

     “Non-Defaulting Investor” shall have the meaning given to such term in Section 2.3(c) of the applicable Credit Agreement.

     “Non-Properly Margined Liquid Collateral” shall mean Liquid Collateral credited to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, that (a) satisfies the Concentration Limits (in the case of the Liquid Collateral Account only) but (b) is not otherwise Properly Margined Liquid Collateral.

     “Non-Public Company” shall mean a Person that at the time of determination is not obligated to register any class of securities pursuant to Section 12 or Section 15 of the Securities and Exchange Act of 1934, as amended.

Appendix A - 38

     “Notes” shall mean those notes issued to the Lenders pursuant to the Credit Agreements.

     “Obligations” shall mean the collective reference to all obligations (including without limitation all payment and performance obligations), now existing or hereafter arising, owing by the Borrower and/or the Lessee and/or any of their affiliates to the Secured Parties under or pursuant to the Operative Agreements whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Participation Agreement, the Lease Agreement, the Agency Agreement, any Hedging Agreement or any of the other Operative Agreements, whether on account of principal, advanced amounts, interest, reimbursement obligations, fees, indemnities, costs, expenses, termination payments or otherwise (including without limitation all reasonable fees and disbursements of counsel to any of the Secured Parties) that are required to be paid by the Borrower and/or the Lessee pursuant to the terms of the Operative Agreements.

     “Officer’s Certificate” with respect to any person shall mean a certificate executed on behalf of such person by a Responsible Officer who has made or caused to be made such examination or investigation as is necessary to enable such Responsible Officer to express an informed opinion with respect to the subject matter of such Officer’s Certificate.

     “Operative Agreements” shall mean the following: the Master Transfer Agreement, the MPLA Documents, the Participation Agreement, the Agency Agreement, the Credit Loan Agreement, the Mortgage Loan Agreement, the Notes, the Lease, the Lease Supplement, the Ground Lease, the HVAC Easement, the Security Agreement, the Hedging Agreements, the Liquid Collateral Agreements, the Punch List Liquid Collateral Agreements, the Mortgage Instruments, the Bifurcation Documents, the other Security Documents and any and all other agreements, documents and instruments executed in connection with any of the foregoing.

     “Original A Loan Agreement” shall have the meaning given to such term in the Recitals to the Credit Loan Agreement.

     “Original Agency Agreement” shall have the meaning given to such term in the Recitals of the Agency Agreement.

     “Original Assignment of Liquid Collateral” shall have the meaning given to such term in the Recitals to the Cash Collateral Agreement.

     “Original B Loan Agreement” shall have the meaning given to such term in the Recitals to the Mortgage Loan Agreement.

     “Original Control Agreement” shall have the meaning given to such term in the Recitals to the Cash Collateral Control Agreement.

     “Original Executed Counterpart” shall have the meaning given to such term in Section 5 of EXHIBIT A to the Lease.

Appendix A - 39

     “Original Lease” shall have the meaning given to such term in the Recitals to the Lease.

     “Original Participation Agreement” shall have the meaning given to such term in the Recitals to the Participation Agreement.

     “Original Security Agreement” shall have the meaning given to such term in the Recitals to the Security Agreement.

     “Other Available Amounts” shall mean any insurance proceeds available under related insurance policies maintained by or on behalf of the Lessee, the Lessor or the Construction Agent, letter of credit proceeds, proceeds under surety bonds, and similar proceeds consisting of available cash which are payable to the Lessee, the Lessor or the Construction Agent in settlement of a Claim or for use in the Construction of the Improvements.

     “Overdue Interest” shall mean any Interest payable pursuant to Section 2.8(b) of the applicable Credit Agreement.

     “Overdue Rate” shall mean (a) regarding amounts owing pursuant to the Operative Agreements to the Lessor, the Lessor Overdue Rate and (b) regarding amounts owing pursuant to the Operative Agreements to the Lenders and any other Person (other than the Lessor), the Lender Overdue Rate.

     “Participant” shall have the meaning given to such term in Section 9.7 of the applicable Credit Agreement.

     “Participation Agreement” shall mean the Amended and Restated Participation Agreement dated as of the Closing Date, among the Lessee and the Financing Parties.

     “Payment Date” shall mean any Scheduled Interest Payment Date and any date on which Interest or Lessor Yield in connection with a prepayment of principal on the Financing is due under the applicable Credit Agreement, the Participation Agreement, the Notes or with respect to the Lessor Advances, unless such day is not a Business Day and then on the next occurring Business Day.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any successor thereto.

     “Pension Plan” shall mean a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than a Multiemployer Plan), and to which the Lessee or any ERISA Affiliate may have any liability, including without limitation any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     “Performance Bonds” shall mean any performance bonds and labor and material payment bonds as to the General Contractor and any other Contractor (and any of their respective

Appendix A - 40

subcontractors) as may be reasonably required by the Agent, each of which shall name the Lessor and the Agent as additional obligees.

     “Permitted Facility” shall mean the office, clinical and laboratory facility located on an approximately 12.95 acre tract subject to the Ground Lease, as supported by the Appurtenant Rights, in Montgomery County, Maryland, known as “Traville”.

     “Permitted Investments” shall mean the following investments, in each case payable in Dollars and payable in the United States of America; (a) U.S. Treasury Obligations and U.S. Agency Obligations, (b) commercial paper notes with a rating of P-1 or higher by Moody’s and a rating of A-1 or higher by S&P, (c) notes or debentures issued or guaranteed by a state or political subdivision of a state rated at the time when pledged to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, and at all times thereafter at least A3 or higher by Moody’s and A- or higher by S&P (separately or collectively, “Municipal Bonds”), (d) any unsecured long-term debt obligations (other than Municipal Bonds) rated at the time when pledged to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, and at all times thereafter at least A3 or higher by Moody’s and A- or higher by S&P (separately or collectively, “Bonds”), (e) any asset-baked securities rated at the time when pledged to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, and at all times thereafter Aaa by Moody’s and AAA by S&P, (separately or collectively, “Asset Backed Securities”) (f) Money Market Funds, (g) Repurchase Obligations, (h) Mortgage Backed Securities, (i) Negotiable Certificates of Deposit, (j) Bank Obligations and (k) to the extent not otherwise included in the foregoing subsections (a)-(j), any other investment which is expressly permitted in accordance with the then current investment guidelines of the Lessee (previously delivered to the Agent) duly authorized and adopted by the Lessee but only to the extent such other investment is approved in writing by the Agent for inclusion as a Permitted Investment, with such determination to be in the sole discretion of the Agent (acting upon the advice of the Majority Secured Parties). Permitted Investments shall include those investments for which the Agent or an Affiliate of the Agent provides services, provided that such investments meet the criteria of any of (a)-(k) above. If a Permitted Investment is rated only by S&P or Moody’s, such single rating shall be applicable. No investment shall be a Permitted Investment unless it satisfies the requirements of the definition of “Liquid Collateral”.

     “Permitted Liens” shall mean, with respect to the Property:

(a) the respective rights and interests of the parties to the Operative Agreements as provided in the Operative Agreements;

(b) the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease for no longer than the duration of the Lease;

(c) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 13.1 of the Lease;

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(d) Liens arising by operation of law, materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other like Liens relating to the construction of the Improvements or in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than thirty (30) days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease;

(e) Liens of any of the types referred to in clause (d) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements reasonably satisfactory to the Lessor and the Agent have been made), which bonding (or arrangements) shall comply with applicable Legal Requirements, and shall have effectively stayed any execution or enforcement of such Liens;

(f) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP, which are or will be covered by a policy or policies of insurance or for which other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and, if such appeal relates to Taxes, the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease have been satisfied;

(g) Liens in favor of municipalities to the extent agreed to by the Lessor and the Agent;

(h) all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens which, in the reasonable assessment of the Agent, will have a Material Adverse Effect; and

(i) any other Lien expressly consented to or approved by the Agent.

     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or any other entity.

     “Plan” shall mean an Employee Benefit Plan.

     “Plans and Specifications” shall mean, with respect to Improvements, Equipment and other components of the Property, the plans and specifications for such Improvements, Equipment and other components of the Property to be constructed, as such Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of the Operative Agreements.

     “Pledged Securities” shall mean the Securities credited to the Liquid Collateral Account or the Punch List Liquid Collateral Account, as the case may be, from time to time, less any

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Pledged Securities released to the Lessee in accordance with the Liquid Collateral Agreements, the Punch List Liquid Collateral Agreements and the Participation Agreement.

     “Pledgor” shall have the meaning given to such term in the Cash Collateral Control Agreement or the Punch List Liquid Collateral Account, as the case may be.

     “Post-Expiration Date Balance” shall mean the sum of (i) the remaining Termination Value for the Property after application of the Maximum Residual Guarantee Amount actually paid to Lessor on the Expiration Date pursuant to Section 22.1(b) of the Lease, (ii) all reasonable costs and expenses incurred by or payable to Lessor (including management, supervisory or any remarketing fees payable to any Person, including Lessor) following the Expiration Date to maintain, lease or sell the Property (including any allocated internal costs of Lessor), and (iii) an amount equal to the amount of holdover rent that Lessor would have received under Article XXIII of the Lease if Lessee had remained in possession of the Property during the period following the Expiration Date through the date Lessor recovers gross proceeds of sale (without deduction for any marketing, closing or other costs, prorations or commissions) equal to the sum of items (i) and (ii) above.

     “Primary Financing Parties” shall mean the Credit Lenders, the Mortgage Lenders, the Lessor and any other banks, financial institutions or other institutional investors which may be from time to time a Credit Lender, a Mortgage Lender or the Lessor.

     “Primary Financing Party Balance” shall mean, with respect to any Primary Financing Party as of any date of determination: (i) with respect to any Lender, the outstanding principal amount of the Loans owed to such Lender or (ii) with respect to the Lessor, the outstanding principal amount of the Lessor Advance, plus, in each case, all accrued and unpaid Interest and Lessor Yield, as the case may be, thereon.

     “Primary Financing Party Financing Statements” shall mean UCC financing statements and fixture filings appropriately completed for filing in the applicable jurisdiction in order to procure a security interest in favor of the Agent in the Collateral subject to the Security Documents.

     “Proceeds” shall have the meaning given to such term in Section 1 of the Security Agreement.

     “Program Fee” shall have the meaning given to such term in Section 7.8 of the Participation Agreement.

     “Prohibited Transaction” shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

     “Project Cost” shall have the meaning given to such term in Section 5.1 of the Participation Agreement.

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     “Properly Margined Collateral Coverage” shall mean Liquid Collateral the Fair Market Sales Value of which is adjusted in accordance with the definition of Adjusted Market Value (Item), and maintained in accordance with the Concentration Limits (in the case of the Liquid Collateral Account only) and other terms set forth in the Operative Agreements.

     “Properly Margined Liquid Collateral” shall mean Liquid Collateral the amount of which is determined on the basis of Properly Margined Collateral Coverage.

     “Property” shall mean the Permitted Facility that is (or is to be) acquired, constructed and/or renovated pursuant to the terms of the Operative Agreements, the Land (including without limitation the Ground Lease) and each item of Equipment and the various Improvements, in each case located on such Land and the Appurtenant Rights.

     “Property Cost” shall mean, with respect to the Property at any date of determination, an amount equal to (a) the aggregate principal amount of all Advances made on or prior to such date and advanced to or for the benefit of the Construction Agent pursuant to and for the purposes set forth in Section 5.1 of the Participation Agreement with respect to the Property minus (b) the aggregate amount of prepayments or repayments as the case may be of the Credit Loans, the Mortgage Loans or the Lessor Advances allocated to reduce the Property Cost pursuant to Section 2.6(c) of the applicable Credit Agreement or Section 5A.4(c) of the Participation Agreement, respectively.

     “Punch List Cash Collateral Agreement” shall mean the Assignment of Punch List Liquid Collateral Account dated as of the Closing Date executed by the Lessee in favor of the Agent, on behalf of the Secured Parties.

     “Punch List Cash Collateral Control Agreement” shall mean the Punch List Control Agreement dated as of the Closing Date among the Agent, on behalf of the Secured Parties, the Lessee and the Intermediary.

     “Punch List Liquid Collateral” shall have the meaning given to such term in Section 1.1(d) of the Punch List Cash Collateral Agreement.

     “Punch List Liquid Collateral Account” shall mean the special purpose, segregated account (Account No.        , ABA No. 022000046) established by M and T Bank and subject to a Lien in favor of the Agent for the benefit of the Secured Parties; the operation of the Punch List Liquid Collateral Account shall be governed by the Punch List Liquid Collateral Agreements and the other Operative Agreements, as applicable.

     “Punch List Liquid Collateral Agreement Event of Default” shall have the meaning given to such term in Section 3.1 of the Punch List Cash Collateral Agreement.

     “Punch List Liquid Collateral Agreements” shall mean the Punch List Cash Collateral Agreement and the Punch List Cash Collateral Control Agreement.

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     “Purchase Option” shall have the meaning given to such term in Section 20.1 of the Lease.

     “Purchasing Lender” shall have the meaning given to such term in Section 9.8(a) of the applicable Credit Agreement.

     “Rating Agencies” shall mean Moody’s, S&P or Fitch Investors Service, L.P. or, in each case, any successor nationally recognized statistical rating organization.

     “Reference Bank” shall mean any bank that furnishes information for the purpose of determining the Eurodollar Rate.

     “Register” shall have the meaning given to such term in Section 9.9(a) of the applicable Credit Agreement.

     “Regulation B” shall mean Regulation B of the Board, as the same may be modified and supplemented and in effect from time to time.

     “Regulation D” shall mean Regulation D of the Board, as the same may be modified and supplemented and in effect from time to time.

     “Regulation T” shall mean Regulation T of the Board, as the same may be modified and supplemented and in effect from time to time.

     “Regulation U” shall mean Regulation U of the Board, as the same may be modified and supplemented and in effect from time to time.

     “Regulation X” shall mean Regulation X of the Board, as the same may be modified and supplemented and in effect from time to time.

     “Regulation Z” shall mean Regulation Z of the Board, as the same may be modified and supplemented and in effect from time to time.

     “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

     “Renewal Term” shall mean each of the three (3) renewal terms with regard to the Lease permitted in accordance with Section 2.2 of the Lease.

     “Rent” shall mean, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

     “Reportable Event” shall have the meaning specified in Section 4043 of ERISA.

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     “Repurchase Obligations” shall mean repurchase obligations with a term of not more than 31 days for underlying debt securities that are rated AAA by S&P and Aaa by Moody’s, and/or that are U.S. Treasury Obligations and/or U.S. Agency Obligations which in each case are secured by a fully perfected security interest in 102% of such underlying securities.

     “Requested Funds” shall mean any funds requested by the Lessee or the Construction Agent, as applicable, in accordance with Section 5 of the Participation Agreement.

     “Required Liquid Collateral Amount” shall mean on any determination date, Liquid Collateral, in an amount equal to the sum of (a) the product of (i) one hundred two percent (102%) and (ii) the product of (A) ninety-four percent (94%) and (B) the Property Cost, including without duplication all Capitalized Costs and (b) the product of (i) six percent (6%) and (ii) the Property Cost, including without duplication all Capitalized Costs.

     “Requisition” shall have the meaning specified in Section 4.2 of the Participation Agreement.

     “Responsible Officer” shall mean the Chairman or Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.

     “Restoration” shall have the meaning given to such term in Section 15.1(e) of the Lease.

     “S&P” shall mean Standard and Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

     “Sale Date” shall have the meaning given to such term in Section 20.3(a) of the Lease.

     “Sale Notice” shall mean a notice given to the Agent in connection with the election by the Lessee of its Sale Option.

     “Sale Option” shall have the meaning given to such term in Section 20.1 of the Lease.

     “Sale Proceeds Shortfall” shall mean the amount by which the proceeds of a sale described in Section 22.1 of the Lease are less than the Limited Recourse Amount with respect to the Property if it has been determined that the Fair Market Sales Value of the Property at the expiration of the term of the Lease has been impaired by greater than ordinary wear and tear during the Term of the Lease.

     “Scheduled Interest Payment Date” shall mean as to any CP Loan, any Eurodollar Loan, any Eurodollar Lessor Advance, any ABR Loan, any ABR Lessor Advance, any Interest payment to any Investor pursuant to any Note and any Lessor Yield payment to the Lessor in connection with any Lessor Advance, the twentieth (20th) day of each month, unless such day is not a Business Day and in such case on the next occurring Business Day.

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     “SEC” means United States Securities and Exchange Commission.

     “Secured Parties” shall have the meaning given to such term in the Security Agreement.

     “Securities” shall have the meaning given to such term in Section 8-102(a)(15) of the Uniform Commercial Code.

     “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     “Security Agreement” shall mean the Amended and Restated Security Agreement dated as of the Closing Date between the Borrower and the Agent, for the benefit of the Secured Parties, and accepted and agreed to by the Lessee.

     “Security Assets” shall have the meaning given to such term in Section 2 of the Security Agreement.

     “Security Documents” shall mean the collective reference to the Bifurcation Documents, the Security Agreement, the Mortgage Instrument, (to the extent the Lease is construed as a security instrument) the Lease, (to the extent the Agency Agreement is construed as a security instrument) the Agency Agreement, the Liquid Collateral Agreements, the Punch List Liquid Collateral Agreements, the Primary Financing Party Financing Statements and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessor under the Credit Agreements and/or under any of the other Credit Documents.

     “Senior Debt” shall mean regarding any Person and its Consolidated Subsidiaries as of the determination date, the outstanding principal amount of Indebtedness less Indebtedness that is expressly subordinated in right of payment.

     “Senior Debt Ratio” shall mean, at the end of any Fiscal Quarter, the ratio of

(a) the aggregate amount of cash, Cash Equivalents and Marketable Securities of HGSI and its Subsidiaries on a consolidated basis at such time to

(b) the sum of total Senior Debt and (but without duplication) Synthetic Lease Obligations of HGSI and its Subsidiaries on a consolidated basis outstanding at such time.

     “Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

     “Site” shall mean the land subject (or to be subject) to the Ground Lease, and all of the appurtenances, easements, restrictions, and rights of way relating to the foregoing.

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     “Soft Costs” shall mean all costs which are ordinarily and reasonably incurred in relation to the acquisition, development, installation, construction, improvement and testing of the Property other than Hard Costs, including without limitation structuring fees, administrative fees, legal fees, upfront fees, fees and expenses related to appraisals, title examinations, title insurance, document recordation, surveys, environmental site assessments, geotechnical soil investigations and similar costs and professional fees customarily associated with a real estate closing, the fees and expenses of the Lessor payable or reimbursable under the Operative Agreements and costs and expenses incurred pursuant to Sections 7.3(a), 7.3(b), 7.4(a), 7.4(b), 7.5, 7.6, 7.7 and 7.8 of the Participation Agreement.

     “Subsidiary” shall mean, as to any Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, or by one (1) or more Subsidiaries, or by such Person and one (1) or more Subsidiaries.

     “Supplemental Amounts” shall have the meaning given to such term in Section 9.18 of the applicable Credit Agreement.

     “Supplemental Rent” shall mean all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay to the Lessor, the Agent, the Primary Financing Parties or any other Person under the Lease or under any of the other Operative Agreements including without limitation payments of the Termination Value and the Maximum Residual Guarantee Amount, all indemnification amounts, liabilities and obligations and all amounts payable or owing to any Hedge Provider pursuant to one or more Hedging Agreements (including without limitation any and all termination payments thereunder).

     “Synthetic Lease Obligation” shall mean, with respect to any Person that is a lessee under a lease of the type referred to as a synthetic lease that is characterized as an operating lease in accordance with GAAP, the outstanding “lease balance” or other similar amount; i.e., the outstanding principal amount of any notes of the lessor outstanding with respect to the property under lease plus the equity investment made with respect to such lease, plus, without duplication the “lease balance”, subject to the limitations set forth in Schedule II of the Participation Agreement, with respect to the synthetic leases described in Schedule II to the Participation Agreement.

     “Tax Affiliate” means, with respect to any corporate Person, any member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar provision of state or local law) in which such Person is a member.

     “Taxes” shall have the meaning specified in the definition of “Impositions”.

     “Term” shall mean, collectively, the Basic Term and each Renewal Term, if any.

     “Termination Date” shall have the meaning specified in Section 16.2(a) of the Lease.

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     “Termination Event” shall mean (a) with respect to any Pension Plan, the occurrence of a Reportable Event or an event described in Section 4062(e) of ERISA, (b) the withdrawal of the Lessee or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate a Plan or Multiemployer Plan pursuant to Section 4041(a)(2) or 4041A of ERISA, (d) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC under Section 4042 of ERISA, (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (f) the complete or partial withdrawal of the Lessee or any ERISA Affiliate from a Multiemployer Plan.

     “Termination Notice” shall have the meaning specified in Section 16.1 of the Lease.

     “Termination Value” shall mean the sum of (a) the outstanding aggregate principal amount of the Mortgage Loans, plus (b) the outstanding aggregate principal amount of the Credit Loans, plus (c) the outstanding aggregate principal amount of the Lessor Advances, plus (d) any accrued and unpaid Interest and fees owing to the Credit Lenders and/or the Mortgage Lenders, plus (e) any accrued and unpaid Lessor Yield, plus (f) any amounts then due and payable pursuant to Section 11 of the Participation Agreement (including without limitation Breakage Costs and all other indemnification amounts then due and payable pursuant thereto), plus (g) to the extent the same is not duplicative of the amounts payable under clauses (a) through (f) above, all other Rent and other amounts then due and payable or accrued under the Agency Agreement, Lease and/or under any other Operative Agreement (including without limitation all costs and expenses referred to in clause FIRST of Section 22.2 of the Lease plus (h) to the extent the same is not duplicative of the amounts payable under clauses (a) through (g) above, all amounts payable or owing to any Hedge Provider pursuant to one or more Hedging Agreements (including without limitation any and all termination payments thereunder)).

     “Transaction Expenses” shall mean all Soft Costs and all other costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Agreements and the transactions contemplated by the Operative Agreements including without limitation all costs and expenses described in Section 7 of the Participation Agreement and the following:

(a) the reasonable fees, out-of-pocket expenses and disbursements of counsel to the Financing Parties, and of counsel to the Lessee in negotiating the terms of the Operative Agreements and the other transaction documents, preparing for the closings under, and rendering opinions in connection with, such transactions and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Agreements, but excluding in all cases the fees, expenses and disbursements of counsel to any individual Credit Lender or Mortgage Lender;

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(b) the reasonable fees, out-of-pocket expenses and disbursements of accountants for the Lessee in connection with the transaction contemplated by the Operative Agreements;

(c) any and all other reasonable fees, charges or other amounts payable to the Financing Parties which arises under any of the Operative Agreements;

(d) any other reasonable fees, out-of-pocket expenses, disbursements or costs of any party to the Operative Agreements or any of the other transaction documents; and

(e) any and all Taxes and fees incurred in recording or filing any Operative Agreement or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Agreements.

     “Transfer” shall have the meaning given to such term in Section 10.1(f) of the Participation Agreement.

     “Tribunal” shall mean any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision agency, department, commission, board, bureau or instrumentality of a governmental body.

     “Trust” shall mean Genome Statutory Trust 2001A, a Connecticut statutory trust.

     “Type” shall mean, as to any Loan, whether it is a CP Loan, an ABR Loan or a Eurodollar Loan.

     “U.S. Agency Obligations” shall mean bonds, notes, debentures, obligations or other evidence of indebtedness issued and/or guaranteed by Federal National Mortgage Association, Federal Home Loan Deed of Trust Corporation, Government National Mortgage Association or any other agency or instrumentality of the U.S. of America, in each case supported by the direct or indirect full faith and credit of the U.S. Government, as well as mortgaged backed securities issued by any of the foregoing agencies.

     “U.S. Person” shall have the meaning specified in Section 11.2(e) of the Participation Agreement.

     “U.S. Taxes” shall have the meaning specified in Section 11.2(e) of the Participation Agreement.

     “U.S. Treasury Obligations” shall mean securities issued or guaranteed by the U.S. Government, including U.S. Treasury obligations and any other obligations the timely payment of principal and interest of which are guaranteed by the U.S. Government.

     “UCC Financing Statements” shall mean collectively the Primary Financing Party Financing Statements.

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     “Unanimous Vote Matters” shall have the meaning given to such term in Section 12.4 of the Participation Agreement.

     “Unfunded Amounts” shall mean the unpaid cost of Construction and all other amounts necessary for Final Completion.

     “Unfunded Liability” shall mean, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all accrued benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Lessee or any member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.

     “Uniform Commercial Code” and “UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

     “Uninsured Force Majeure Loss” shall mean an amount equal to the Force Majeure Loss less any and all insurance proceeds paid in connection with the Force Majeure Event giving rise to such Force Majeure Loss.

     “Unrestricted Cash, Cash Equivalents and Marketable Securities” shall mean of any Person, as of the date of determination, all cash, Cash Equivalents and Marketable Securities of such Person and its Consolidated Subsidiaries as of such date which are not encumbered by any Lien or subject to any defeasance, sinking fund, escrow or similar deposit arrangement pursuant to which such funds are not subject to voluntary withdrawal by such Person and its Consolidated Subsidiaries or are set aside for a purpose other than use in such Person’s or its Consolidated Subsidiary’s current operation and which are not otherwise required to be designated as restricted funds on such Person’s consolidated balance sheet in accordance with GAAP.

     “Unused Fee Payment Date” shall mean the twentieth (20th) Business Day of each calendar month during the Commitment Period.

     “Unused Fees” shall refer to the Lender Unused Fees and the Lessor Unused Fees.

     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association.

     “Wachovia Securities” shall mean Wachovia Securities, LLC, a Delaware limited liability company.

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     “WCM” shall have the meaning given to such term in Section 10.1(f) of the Participation Agreement.

     “Wholly-Owned Entity” shall mean a Person all of the shares of capital stock or other ownership interest of which are owned by a specified Person and/or one of such specified Person’s wholly-owned Subsidiaries or other wholly-owned entities.

     “Withdraw Liability” shall have the meaning given to such term under Part I of Subtitle E of Title IV of ERISA.

     “Withholdings” shall have the meaning specified in Section 11.2(e) of the Participation Agreement.

     “Work” shall mean the furnishing of labor, materials, components, furniture, furnishings, fixtures, appliances, machinery, equipment, tools, power, water, fuel, lubricants, supplies, goods and/or services with respect to the Property.

     “WSI” shall have the meaning given to such term in Section 10.1(f) of the Participation Agreement.

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